UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

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COMMUNITY HEALTH SYSTEMS, INC.

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CHS Community Health Systems, Inc.
Notice of 2016 Annual Meeting of Stockholders and Proxy Statement
To Be Held
Tuesday, May 17, 2016 8:00 a.m.
(Eastern Daylight Time) The St. Regis Hotel 5th Avenue at 55th Street New York, New York

April 7, 2016
DEAR FELLOW STOCKHOLDERS,
On behalf of the entire Board of Directors, I would like to start by saying we appreciate the trust you have placed in us to act as stewards of your Company. 2015 was a challenging year for Community Health Systems, Inc., as we continued our efforts to integrate the former HMA assets. I firmly believe this acquisition was in our best interest and that this will be evident in the coming years.
As Chairman and Chief Executive Officer, I am proud to lead a Board that is dedicated to serving the Company’s stockholders and does not hesitate to make tough decisions that are in the best interests of the Company. I would like to emphasize the Board’s ongoing commitment to maintaining best-in-class corporate governance practices that reflect the
Board’s focus on accountability, oversight, risk management and stockholder value.
BOARD ACCOUNTABILITY
The Board continues to hold itself accountable to stockholders. The Board is comprised of a super-majority of independent directors. Our entire Board of Directors is elected on an annual basis, and we have majority voting in our director elections.
OVERSIGHT AND RISK MANAGEMENT
The Board continues to hold management accountable. The Board held nine meetings in 2015 and worked with management on a regular basis to ensure that management is working to execute the Company’s strategy. In addition, the Board continues to focus on risk oversight.
2015 EXECUTIVE COMPENSATION PROGRAM
The Board continues to incentivize management with the goal of creating and protecting stockholder value. The Board approved an executive compensation program in 2015 that utilized objective metrics that it believed would drive stockholder value in 2015. Our Compensation Committee seeks to ensure that executive pay and Company performance are appropriately aligned. Our results for 2015 did not meet many of the targets set forth in the employee performance incentive plan, which resulted in meaningfully lower performance bonuses paid to our executives for 2015 and no increase in base salary for our Chief Executive Officer and Chief Financial Officer for 2016.
I appreciate the opportunity to provide you with a glimpse of your Board’s actions in 2015 and encourage you to read the proxy statement carefully for more information. However, I do not believe communication begins and ends with the annual meeting. We look forward to continuing our dialogue in the future. Thank you for your investment in Community Health Systems, Inc. and your support.
Sincerely,
Wayne T. Smith
Chairman and Chief Executive Officer

COMMUNITY HEALTH SYSTEMS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 17, 2016
8:00 a.m. (Eastern Daylight Time)
The St. Regis Hotel, 5th Avenue at 55th Street, New York, New York 10022
The Annual Meeting of Stockholders of Community Health Systems, Inc. will be held on Tuesday, May 17, 2016 at 8:00 a.m. (Eastern Daylight Time) at The St. Regis Hotel, 5th Avenue at 55th Street, New York, New York 10022, to consider and act upon the following matters:

1.	To elect nine (9) directors, each to serve for a term of one year to expire at the 2017 Annual Meeting of Stockholders;
2.	To hold an advisory vote on executive compensation;
3.

To approve the amendment and restatement of the Community Health Systems, Inc. 2009 Stock Option and Award Plan, which was approved by our Board on March 16, 2016, subject to stockholder approval at this Meeting;

4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;
5.	To consider a stockholder proposal described in the accompanying proxy statement if the stockholder proposal is properly presented for consideration at the Annual Meeting; and
6.	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The close of business on March 25, 2016, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.
YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, TO VOTE OVER THE INTERNET, BY TELEPHONE, OR COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED. IF YOU HOLD YOUR SHARES THROUGH A BANK, BROKER OR OTHER NOMINEE, YOU MAY VOTE YOUR SHARES BY THE METHODS SPECIFIED ON THE VOTING INSTRUCTION FORM THAT THEY PROVIDE. WE ENCOURAGE YOU TO VOTE YOUR SHARES AS SOON AS POSSIBLE.
By Order of the Board of Directors,
Rachel A. Seifert
Executive Vice President, Secretary and
General Counsel
Franklin, Tennessee
April 7, 2016

ANNUAL MEETING OF STOCKHOLDERS OF COMMUNITY HEALTH SYSTEMS, INC.
PROXY STATEMENT Table of Contents

Page

Proxy Summary

S-1

Introduction

1

General Information

5

Members of the Board of Directors

14

Security Ownership of Certain Beneficial Owners and Management

18

Section 16(a) Beneficial Ownership Reporting Compliance

19

Relationships and Certain Transactions between Community Health Systems, Inc. and its
Officers, Directors and 5% Beneficial Owners and their Family Members

20

Compensation Committee Interlocks and Insider Participation

20

Information About Our Executive Officers

21

Proposal 1 — Election of Directors

23

Proposal 2 — Advisory Vote on Executive Compensation

23

Executive Compensation

27

Compensation Discussion and Analysis

27

Summary Compensation Table

44

Grants of Plan-Based Awards

45

Outstanding Equity Awards at Fiscal Year-End

46

Option Exercises and Stock Vested

48

Pension Benefits

48

Non-qualified Deferred Compensation

49

Potential Payments upon Termination or Change in Control

50

Compensation Committee Report

52

Proposal 3 — Approval of Amendment and Restatement of Community Health Systems, Inc.
2009 Stock Option and Award Plan, which was Approved by the Board of Directors as of
March 16, 2016, Subject to Stockholder Approval at the 2016 Annual Meeting of Stockholders

53

Proposal 4 – Ratification of the Appointment of Independent Registered Public Accounting Firm

63

Proposal 5 – Stockholder Proposal Regarding Stockholder Proxy Access

65

Miscellaneous

69

Annex A – Non-GAAP Financial Measures

A-1

Annex B – Amendment and Restatement of Community Health Systems, Inc. 2009 Stock Option and Award Plan, which was Approved by the Board of Directors as of March 16, 2016, Subject to
Stockholder Approval at the 2016 Annual Meeting of Stockholders

B-1

FORWARD-LOOKING STATEMENTS
This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 that involve risk and uncertainties. All statements in this Proxy Statement other than statements of historical fact, including statements regarding projections, expected operating results, and other events that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “thinks,” and similar expressions, are forward-looking statements. Although the Company believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic and competitive uncertainties and contingencies, which are difficult or impossible to predict accurately and may be beyond the control of the Company. Accordingly, the Company cannot give any assurance that its expectations will in fact occur and cautions that actual results may differ materially from those in the forward-looking statements. A number of factors could affect the future results of the Company or the healthcare industry generally and could cause the Company’s expected results to differ materially from those expressed in this Proxy Statement. These factors including, without limitation, the risks and uncertainties disclosed in our public filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 17, 2016. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

SUMMARY
This summary highlights information about Community Health Systems, Inc. (the “Company”, “we”, “our”, or “us”) and certain information contained elsewhere in this Proxy Statement. Our stockholders will be asked to consider and vote on the matters listed below at our 2016 Annual Meeting of Stockholders. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting. In addition, for more complete information about the Company’s business and details about the Company’s 2015 performance highlights and the financial measures mentioned in this Proxy Statement, please review the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 17, 2016.
FINANCIAL PERFORMANCE HIGHLIGHTS
The Company realized certain positive achievements in 2015, but it was also a disappointing year from certain business perspectives. For example, it has taken longer than expected to turn around some of the former Health Management Associates hospitals which were acquired in 2014. Some of these hospitals had large operational, capital and managerial issues that required our attention and resources before we could achieve growth. However, we expect additional progress over time and still see opportunity to realize the full value of these assets.
On August 3, 2015, we announced a plan to spin off 38 hospitals and Quorum Health Resources into Quorum Health Corporation, or QHC, a new publicly traded company. The transaction, which would be effected through the distribution of QHC common stock to the Company’s stockholders, is intended to be tax free to the Company and its stockholders, and is expected to close in the first half of 2016. The spin-off would allow QHC’s management to sharpen its focus by developing tailored operating and marketing strategies for the spun-off hospitals and to independently access the capital markets. We believe that the transaction will improve our financial results by allowing us to focus on larger markets and invest in strengthening our regional healthcare networks, while maintaining the benefits of scale from being one of the largest hospital companies in the country. We also believe the spin-off provides stockholders with the opportunity to realize the growth potential of two focused healthcare companies that are each better positioned to pursue their distinct business strategies. We are excited about the outlook for this new company and the value we believe the spin-off holds for our stockholders.
Our performance highlights during 2015 and 2014 are reflected in the chart below.
A
Performance Highlights
For the Years Ended December 31, 2015 and 2014
(dollars in millions, except per share amounts)
Key Metrics

2015 Results
2014 Results
% Increase/ (Decrease)

Net Operating Revenues (1)

$19,437
$18,639
4.3%

Adjusted EBITDA (1)(2)

$2,670
$2,777
(3.9)%

Adjusted EBITDA, as a percentage of net operating revenues (1)(2)

13.7%
14.9%
(8.1)%

Cash Flow from Operations

$921
$1,615
(43.0)%

Income per Diluted Share from Continuing Operations, as reported (1)

$1.38
$0.82
68.3%

Income per Diluted Share from Continuing Operations, excluding adjustments (1)(2)

$2.29
$3.29
(30.4)%

Stock Price as of December 31

$26.53
$53.92
(50.8)%

(1) Includes a $169 million increase in the Company’s allowance for doubtful accounts on the December 31, 2015 consolidated balance sheet and a corresponding $169 million increase to the provision for bad debts related to a change in estimate recorded during the three months ended December 31, 2015. This adjustment reduced net operating revenues and adjusted EBITDA by $169 million and income from continuing operations by $108 million, or $0.94 per share (diluted), for the year ended December 31, 2015.
(2) Adjusted EBITDA and Income per Diluted Share from Continuing Operations, excluding adjustments, are non-GAAP financial measures. For a definition of these non-GAAP financial measures and why we believe these non-GAAP financial measures present useful information to investors, as well as a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures, see Annex A.

During the period from 2011 through 2015, our revenues grew approximately 66%, while our adjusted EBITDA grew approximately 44%. Our cash flow from operations as a percentage of adjusted EBITDA during this same period was approximately 56%. In addition, during this period, our capital expenditures represented about 64% of our cash flow from operations as we have reinvested in our facilities and upgraded medical equipment in our communities.

(1)

Includes a $169 million increase in the Company’s allowance for doubtful accounts on the December 31, 2015 consolidated balance sheet and a corresponding $169 million increase to the provision for bad debts related to a change in estimate recorded during the three months ended December 31, 2015. This adjustment reduced net operating revenues and adjusted EBITDA by $169 million and income from continuing operations by $108 million, or $0.94 per share (diluted) for the year ended December 31, 2015.

(2)

For a definition and reconciliation of Adjusted EBITDA and Income per Diluted Share from Continuing Operations excluding adjustments, and why we believe this non-GAAP financial measure presents useful information to investors, see Annex A.

BOARD OF DIRECTORS NOMINEES
Upon the recommendation of our Governance and Nominating Committee, our Board of Directors has nominated nine (9) people for election at this Annual Meeting to hold office until the next annual meeting and the election of their successors. All of the nominees are currently directors. A more detailed biography of each director can be found on pages 14 to 17 of the Proxy Statement.

Director
Committee

Name/Experience/Occupation

Since
Memberships

W. Larry Cash
Mr. Cash is President of Financial Services and Chief Financial Officer and joined the company in September, 1997. He was elected to the Board in 2001. Mr. Cash has over 30

2001

years of experience in the hospital and managed care industries. He also serves as a director of Cross Country Healthcare, Inc., a provider of medical professional staffing services.
John A. Clerico
Mr. Clerico brings executive leadership experience to the Board. He has held positions of

Audit and

Chairman of the Board, CEO, Co-COO, CFO and Treasurer during various points in his

2003
Compliance*,

career working for such notable companies as Praxair and Union Carbide. He is currently

Compensation

Chairman and registered financial advisor of ChartMark Investments.
James S. Ely III
Mr. Ely founded PriCap Advisors LLC (formerly known as Priority Capital
Management LLC) in 2008 and has served as its Chief Executive Officer since inception.

2009
Audit and

He has extensive banking experience having worked as senior banker and managing

Compliance

director in JP Morgan’s syndicated and leveraged finance group.
John A. Fry
Mr. Fry currently serves as President of Drexel University in Philadelphia, Pennsylvania.

Audit and

Prior to that, he served as President of Franklin & Marshall College in Lancaster,

2004
Compliance,

Pennsylvania. Mr. Fry has unique experience as the president of an academic institution

Governance and

along with prior experience with the University of Pennsylvania health system.

Nominating

William Norris Jennings, M.D.
Dr. Jennings is currently retired after more than 43 years as a practicing family medicinephysician, most recently with KentuckyOne Health in Louisville, Kentucky. He brings

2008
Governance and

a recently-practicing physician’s perspective to the Board and has hands on experience

Nominating

managing large physician practices.
Julia B. North
Ms. North is currently retired. She has served in many senior executive positions

Governance and

including President of Consumer Services for Bellsouth Telecommunications.

2004
Nominating*,

She currently serves on the boards of directors of Acuity Brands, Inc. and Lumos

Compensation

Networks Corp.
Wayne T. Smith
Mr. Smith is Chairman and Chief Executive Officer. Mr. Smith joined the company in
1997 and was subsequently elected to the Board. He has over 30 years of experience in

1997
Chairman

the hospital and managed care industry. He serves on the board of Praxair and on the of the Board

Board of Trustees of Auburn University.
H. Mitchell Watson, Jr.
Mr. Watson is currently retired. Mr. Watson has held senior executive positions with
IBM and ROLM Company. He is past president of Helen Keller International and

2004
Compensation*

chairman emeritus of the Brevard Music Center in Brevard, North Carolina.
H. James Williams, Ph.D.
Dr. Williams currently serves at the President of Mount St. Joseph University in
Cincinnati, Ohio. Prior to that, he served as president of Fisk University in Nashville,

2015

Tennessee. He brings diverse experience in finance, law and higher education to the
Board.

*	Chairman of Committee

CORPORATE GOVERNANCE HIGHLIGHTS

•	Annual election of directors
•	Directors elected by majority vote
•	Independent directors comprise super-majority of the Board
•	Comprehensive Code of Conduct and Corporate Governance Guidelines
•	Written charters for all Board Committees which are reviewed annually
•	Limits on the number of other public company boards on which our directors may serve
•	Risk oversight by full Board and Board Committees
•	Ownership guidelines for directors and executive officers aligned with industry standards
•	Policy prohibiting pledging and hedging of our stock
•	Strong compliance program
•	Resignation policy for directors in failed elections
•	All Board Committees consist solely of independent directors
•	Regular executive sessions of independent directors presided over by an independent board member
•	Over 99% average Board and Committee meeting attendance in 2015
•	Annual Board and Board Committee Self-Evaluations
•	Board participation in executive succession planning sessions
•	Compensation “clawback” policy
•	Strong pay-for-performance philosophy
•	One class of voting shares outstanding
•	No shareholder rights plan or “poison pill”
•	ISS QuickScore overall rating of “1” as of March 2016, the best rating awarded

STOCKHOLDER ENGAGEMENT
We value our stockholders’ perspective on our business and each year interact with stockholders through a variety of stockholder engagement activities. In 2015, our key stockholder engagement activities included four investor road shows, attendance at 18 investor conferences, nine large group investor and prospective investor meetings held at our corporate offices, and our 2015 Annual Meeting of Stockholders. Our Investor Relations department is the contact point for stockholder interaction with the Company. Stockholders may also access investor information about the Company through our website www.chs.net/investor-relations. For questions concerning Investor Relations, you may call (615) 465-7000 or email us from the Contact Us section on our website (www.chs.net/contact-us/).

ALIGNING PAY AND PERFORMANCE
2015 Executive Compensation
At our 2015 Annual Meeting of Stockholders, stockholders holding a substantial majority of our stock voted in favor of our named executive officer compensation. We believe that the vote at our 2015 annual meeting is reflective of the support of most stockholders of our executive compensation program, including the alignment between the Company’s executive compensation programs and stockholder objectives and our responsiveness to stockholder interests.
The Company did not meet many of its financial expectations in 2015, as initially set forth in the Company’s earnings release issued in February 2015. Consistent with the Company’s pay-for-performance philosophy, this resulted in a meaningful reduction in the cash incentive compensation paid to each of our named executive officers for 2015, compared to 2014, and a very significant reduction in the total compensation to several of our named executive officers, including our Chief Executive Officer and Chief Financial Officer in 2015 compared to 2014. In addition, each of our named executive officers experienced a significant reduction in the value of equity awards granted to them in March 2015 as the result of the decline in our stock price in 2015 (these awards are reflected in the Summary Compensation Table in this Proxy Statement based on the grant date fair value of such awards in accordance with SEC rules even though such awards had a significantly lower value as of December 31, 2015 as the result of such stock price decrease following the grant of such awards).
The Compensation Committee continues to refine the Company’s executive compensation program in light of governance best practices, regulatory requirements, economic and industry factors, competitive considerations, and in response to stockholder feedback. In response to feedback from stockholders, for our 2016 performance-based restricted stock awards, the Company has revised the performance criteria used in prior years to replace the attainment of 75% of the low-end target range of projected earnings per share with the attainment of 90% of the low-end of the target range of Adjusted EBITDA. As a result, the performance criteria for 2016 performance-based restricted stock awards require the satisfaction of one of two performance measures, the attainment of 90% of the low-end target range of 2016 Adjusted EBITDA, or the attainment of 90% of the 2016 net operating revenue low-end target range (this 90% of net operating revenue low-end target percentage was unchanged in comparison to 2015), both as projected in our earnings release in February 2016. As noted in the February 2016 earnings release, the projected 2016 Adjusted EBITDA and net operating revenues include the 38 hospitals associated with the planned spin-off of Quorum Health Corporation as if owned by the Company for the full year. Once the planned spin-off occurs (which is currently expected to close during the first half of 2016), or if other material divestitures occur, the performance measures will be appropriately adjusted to reflect the removal of those hospitals from 2016 operating results. In addition, no adjustment was made to base salary for our Chief Executive Officer or Chief Financial Officer for 2016. We believe that there should be a strong correlation between executive compensation and corporate performance, and our executive compensation programs reflect this belief. Our executive compensation programs are designed not only to attract and retain seasoned professionals with demonstrated abilities, but also to motivate and reward them for the achievement of short-term and long-term strategic and operational goals and the attainment of long-term stockholder value. We also seek to align total direct target compensation of our named executive officers at approximately the 50th percentile of our peer group companies.

KEY GOVERNANCE FEATURES OF OUR COMPENSATION SYSTEM
What We Do Pay for Performance – A significant portion of the compensation for our NEOs is in the form of at-risk variable compensation.
Multiple Performance Metrics – Cash incentive compensation is based on more than one measure to encourage balanced initiatives.
Total Shareholder Return is a factor in the Chief Executive Officer’s and Chief Financial Officer’s incentive compensation.
Stock Ownership Guidelines – All NEOs meet our stock ownership requirements.
“Clawback” Provisions – Our policy provides for the adjustment or recovery of compensation in certain circumstances.
Award Caps – All of our cash incentive compensation plans have caps on plan formulas.
Use a representative and relevant peer group.
Use an independent compensation consultant.
Risk Assessment – The Compensation Committee regularly assesses the risk levels of the Company’s executive compensation program.
What We Don’t Do Excessive Perquisites – Perquisites represent less than 1% of our NEOs’ compensation.
Employment Agreements – All of our NEOs are employed on an at-will basis.
Excise Tax Gross-ups are not offered for any new executives covered under the Company’s Change-in-Control Severance Agreements.
Pledging or Hedging – Company policy prohibits directors, executives, and certain other employees from pledging or hedging their stock in the Company.
Repricing of underwater stock options – Company’s Plan documents prohibit any repricing.
“Single-trigger” change-of-control severance payments – Company’s Plan documents prohibit “single-trigger” change of control severance payments.

2015 COMPENSATION PROGRAM
The Company’s executive compensation philosophy is to develop and utilize a combination of compensation elements that reward current period performance, continued service, and attainment of future goals, and is designed to encourage the retention of executive talent. The key elements of executive compensation are linked either directly or indirectly to enhancing stockholder value. Attainment of annual incentive compensation requires achievement of targets with challenging thresholds and incentive compensation for above-target performance is capped. The Company continues to develop its compensation policies, programs, and disclosures to provide transparency and accountability to all of its stakeholders.
ELEMENT
PURPOSE
KEY CHARACTERISTICS
BASE SALARY
Reflects responsibility, leadership, tenure, qualifications and contribution to the Company and the competitive marketplace for our industry.
Fixed compensation that is reviewed annually and adjusted if and when appropriate.
EMPLOYEE PERFORMANCE INCENTIVE PLAN
Motivates executives to achieve our short-term business objectives that drive long-term benefit.
“At Risk” annual cash awards based on corporate performance compared to multiple pre-established short-term performance goals.
RESTRICTED STOCK AWARDS
Motivates executives to achieve our business objectives by tying incentives to the performance of our common stock over the long term; links the interest of our executives and stockholders; serves as a retention tool by mitigating swings in incentive values.
Long-term restricted stock award with a ratable vesting period over three years. The same number of restricted stock awards is typically granted every year. The ultimate value realized varies with our common stock price. NEO restricted stock awards are performance based.
RETIREMENT AND DEFERRED COMPENSATION
Motivates executives to encourage and reward their continued service through their most productive years.
Supplemental benefit after retirement that is based on years of service and annual retirement benefit.
OTHER BENEFITS
Provides benefits that promote employee health and work-life balance, which assist in attracting and retaining our executives.
Other benefits consist of health and welfare plans and minimal perquisites.
Our Compensation Pay Mix
We believe that at risk compensation focuses our management on achieving our key financial, strategic and business goals. For fiscal 2015, approximately 88% of the Chief Executive Officer’s target direct compensation value, and more than 80% of our other named executive officers’ average target direct compensation value, was at risk in the form of short-term cash incentive awards and performance-based restricted stock awards. Actual amounts realized for these programs are dependent upon our annual or longer-term performance and in the case of such stock awards subject to fluctuations in our stock price. The graphs to the right regarding target total direct compensation reflect the base salary, target short-term cash incentive opportunity and grant date fair value of our annual equity grants made in 2015. In addition, the graphs to the right regarding actual total direct compensation reflect 2015 base salary, actual 2015 cash incentive actually paid and grant date fair value of our annual equity grants made in 2015 (in addition, both the actual and the target graphs exclude benefits, and elements included in the “All Other Compensation” column of the Summary Compensation Table). Our financial results for 2015 did not meet many of the challenging financial thresholds set forth in the employee performance incentive plan which resulted in meaningfully lower cash incentive compensation for the year.
Chief Executive Officer
$16,000,000 $14,000,000 $12,000,000 $10,000,000 $8,000,000 $6,000,000 $4,000,000 $2,000,000 $0
CEO Targeted Pay CEO Actual Pay
Other NEOs (Average)
$4,500,000 $4,000,000 $3,500,000 $3,000,000 $2,500,000 $2,000,000 $1,500,000 $1,000,000 $500,000 $0
Average NEOs Targeted Pay
Average NEOs Actual Pay
Short-term Cash Incentive Plan Compensation
Performance-based Restricted Stock Awards (grant date fair value)
Salary

ROAD MAP OF VOTING ITEMS
VOTING ITEM
BOARD RECOMMENDATION
PAGE REFERENCE
PROPOSAL 1. ELECTION OF DIRECTORS
We are asking stockholders to vote on each director nominee to our Board. The Board and the Governance and Nominating Committee believe that the director nominee shave the qualifications, experience and skills necessary to represent our stockholder’s interests through service on the Board.
FOR each nominee
23
PROPOSAL 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Company has designed its executive compensation program to attract and retain high-performing executives and align executive pay with Company performance and the achievement of short-term and long-term strategic and operational goals and the achievement of total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. We are submitting to our stockholders a non binding advisory vote to approve the compensation of our named executive officers as described in this proxy statement. The Board values stockholders’ opinions and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.
FOR
23
PROPOSAL 3. APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMMUNITY HEALTH SYSTEMS, INC. 2009 STOCK OPTION AND AWARD PLAN, WHICH WAS APPROVED BY THE BOARD AS OF MARCH 16, 2016, SUBJECT TO STOCKHOLDER APPROVAL
The Board of Directors proposes that the stockholders approve the amendment and restatement of the Community Health Systems, Inc. 2009 Stock Option and Award Plan, which was approved by the Board on March 16, 2016, subject to stockholder approval at this Meeting. The amendment and restatement of this plan will increase the number of shares available for future grants by 5,000,000 shares.
FOR
53
PROPOSAL 4. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit and Compliance Committee has appointed Deloitte & Touche to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. The Audit and Compliance Committee believes that the continued retention of Deloitte & Touche to serve as the independent auditor is in the best interests of the Company and its stockholders. Stockholders are being asked to ratify the Audit and Compliance Committee’s selection of Deloitte & Touche.
FOR
63
PROPOSAL 5. STOCKHOLDER PROPOSAL REGARDING
STOCKHOLDER PROXY ACCESS, if properly presented for consideration at the Annual Meeting of Stockholders
The Board is recommending that stockholders vote against this stockholder proposal for the reasons described in the opposition statement beginning on page 66 of this Proxy Statement, including because the Company’s current corporate governance policies and practices provide stockholders with the ability to effectively express their views and participate meaningfully in director elections. Proxy access could have a number of other significant adverse consequences outlined in our opposition statement such as increasing the influence of special interest groups and disrupting Board operations. We believe that the most prudent course of action is to continue to monitor evolving market practices with respect to proxy access before giving consideration to adopting any such permanent fixture within our corporate governance framework.
AGAINST
65

ANNUAL MEETING OF STOCKHOLDERS

OF

COMMUNITY HEALTH SYSTEMS, INC.

4000 Meridian Boulevard

Franklin, Tennessee 37067

PROXY STATEMENT

April 7, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON MAY 17, 2016: THIS PROXY STATEMENT, THE FORM OF PROXY CARD AND THE 2015 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT WWW.CHS.NET. ADDITIONALLY, AND IN ACCORDANCE WITH SECURITIES AND EXCHANGE COMMISSION (“SEC”) RULES, YOU MAY ACCESS OUR PROXY MATERIALS AT WWW.PROXYVOTE.COM

INTRODUCTION

Solicitation

This Proxy Statement, the form of proxy card and the 2015 Annual Report to Stockholders (with Form 10-K for the year ended December 31, 2015) of Community Health Systems, Inc. (the “Company”) are being mailed or made available to stockholders beginning on or about April 7, 2016. The Board of Directors of the Company (the “Board” or the “Board of Directors”) is soliciting your proxy to vote your shares at the Company’s 2016 Annual Meeting of Stockholders (the “Meeting”). The Board is soliciting your proxy to give all stockholders the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

For simplicity of presentation throughout this Proxy Statement, we refer to employees of our indirect subsidiaries as “employees of the Company,” “our employees” or similar language. Notwithstanding this presentation style, the Company itself does not have any employees. Similarly, the healthcare operations and businesses described in this Proxy Statement are owned and operated and management services provided by distinct and indirect subsidiaries of the Company.

When and where will the Meeting be held?

The Meeting will be held on Tuesday, May 17, 2016 at 8:00 a.m. (Eastern Daylight Time) at The St. Regis Hotel, 5th Avenue at 55th Street, New York, New York 10022.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to SEC rules, the Company has elected to provide access to our proxy materials over the Internet. Accordingly, we are sending to many of our stockholders a Notice of Internet Availability of Proxy Materials (a “Notice”) instead of sending a paper copy of the proxy materials. All stockholders receiving a Notice will have the ability to access the proxy materials on a website referenced in the Notice or to request a printed set of proxy materials. Instructions on how to access the proxy materials over the Internet or to request printed copies may be found in the Notice and in this proxy statement. In addition, the Notice contains instructions on how you may request to access proxy materials in printed form by mail or electronically on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings, and reduce the cost to the Company associated with the printing and mailing of proxy materials.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the Chief Executive Officer or the Secretary of the Company the authority to vote your shares in the manner you indicate on your proxy card.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, and custodial accounts) or in multiple accounts. You should vote on and sign each proxy card you receive. If your shares are held by a broker, bank, trustee or other nominee (i.e., in “street name”), you will receive voting instructions from your broker, bank, trustee or other nominee regarding how you may vote such shares.

Voting Information

Who is qualified to vote?

You are qualified to receive notice of and to vote on the matters described in this Proxy Statement if you owned shares of common stock of the Company (“Common Stock”) at the close of business on our record date of Friday, March 25, 2016.

How many shares of Common Stock may vote at the Meeting?

As of March 25, 2016, there were 113,756,187 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with American Stock Transfer & Trust Company, LLC, the Company’s transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How do I vote my shares?

If you are a “stockholder of record,” you can vote your proxy by mailing in the enclosed proxy card or you can use one of the alternatives below:

To vote by telephone: 1-800-690-6903

To vote by Internet: www.proxyvote.com

Please refer to the specific instructions set forth on the enclosed proxy card. In addition, please have the 16 digit control number, located on the proxy card, available when voting your shares. If you choose to vote your shares by telephone or through the Internet, there is no need for you to mail back your proxy card.

If you received a Notice instead of printed copies of the proxy materials, you should follow the voting instructions set forth in the Notice.

If you hold your shares in “street name,” your broker, bank, trustee or other nominee will provide you with materials and instructions for voting your shares, which may allow you to use the internet or a toll free telephone number to vote your shares.

Can I vote my shares in person at the Meeting?

If you are a “stockholder of record,” you may vote your shares in person at the Meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, bank, trustee or other nominee, giving you the right to vote the shares at the Meeting. In order to be admitted to the Meeting, you must present valid government-issued photo identification and proof of ownership of the Company’s stock as of the record date. This can be a brokerage statement or letter from a bank indicating ownership on the record date, a proxy card, or a legal proxy provided by your broker, bank, trustee or other nominee.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1 —	FOR the election of each of the nine (9) nominees for director: W. Larry Cash, John A. Clerico, James S. Ely III, John A. Fry, William Norris Jennings, M.D., Julia B. North, Wayne T. Smith, H. Mitchell Watson, Jr., and H. James Williams, Ph.D., to one-year terms expiring at the 2017 Annual Meeting of Stockholders.

Proposal 2 —	FOR the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

Proposal 3 —	FOR the approval of the amendment and restatement of the Community Health Systems, Inc. 2009 Stock Option and Award Plan, which was approved by the Board as of March 16, 2016, subject to stockholder approval at this Meeting.

Proposal 4 —	FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2016.

Proposal 5 —	AGAINST the stockholder proposal regarding stockholder proxy access.

How would my shares be voted if I do not specify how they should be voted?

If you are a stockholder of record and you sign and return your proxy card without indicating how you want your shares to be voted, the Chief Executive Officer or Secretary will vote your shares in accordance with the Board’s recommendations for the Proposals listed above and in the discretion of the named proxies regarding any other matters properly presented for a vote at the Meeting.

If you are a beneficial owner of shares held in street name and do not provide the broker, bank, trustee or other nominee that holds your shares with specific voting instructions, under the rules of the New York Stock Exchange (“NYSE”), the broker, bank, trustee or other nominee that holds your shares may generally vote on “routine” matters without instructions from you. We expect the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal 4) to be the only proposal that is considered a “routine” matter. Accordingly, if your shares are held through a broker, bank, trust or other nominee, that person will have discretion to vote your shares on only that matter if you fail to provide instructions.

On the other hand, your broker, bank, trustee or other nominee is not entitled to vote your shares on any “non-routine” matters if it does not receive instructions from you on how to vote. The election of directors (Proposal 1), the approval of named executive officer compensation (Proposal 2), the proposal to approve the amended and restated 2009 Stock Option and Award Plan (Proposal 3), and the stockholder proposal regarding stockholder proxy access (Proposal 5) will be considered “non-routine” matters. Thus, if you do not give your broker, bank, trustee or other nominee specific instructions on how to vote your shares with respect to those proposals, your broker, bank, trustee or other nominee will inform the Inspectors of Election that it does not have the authority to vote on those matters with respect to your shares. This is generally referred to as a “broker non-vote.” A broker non-vote may also occur if your broker, bank, trustee or other nominee fails to vote your shares for any reason.

Please note that your broker, bank, trustee or other nominee does not have the discretion to vote shares on your behalf with respect to “non-routine” matters. Therefore, if you hold your shares through a broker, bank, trustee or other nominee, please instruct that person regarding how to vote your shares on at least Proposals 1, 2, 3, and 5.

How many votes must be present to hold the Meeting?

The presence, in person or represented by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding on the record date for the Meeting will constitute a quorum for the transaction of business at the Meeting.

How are abstentions and broker non-votes treated?

Abstentions are deemed to be “present” at the Meeting, are counted for quorum purposes and, other than for the election of directors (Proposal 1), will have the same effect as a vote against the matter. In the case of Proposal 1, an abstention will not be deemed to be a vote cast either for or against any nominee. Broker non-votes, if any, while counted for general quorum purposes, will have no effect on the voting results for any matter other than for the ratification of the appointment of Deloitte & Touche, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal 4). In the case of Proposal 4, a broker non-vote will have the same effect as a vote against the matter.

Can I change my vote?

If you are a stockholder of record, you may revoke your proxy by doing one of the following:

By sending a written notice of revocation to the Secretary of the Company that must be received prior to the Meeting, stating that you revoke your proxy;

By signing a later-dated proxy card and submitting it so that it is received prior to the Meeting in accordance with the instructions included in the proxy card;

By submitting another vote by telephone or over the Internet; or

By attending the Meeting and voting your shares in person before your proxy is exercised at the Meeting.

If you hold your shares in “street name,” your broker, bank, trustee or other nominee will provide you with instructions on how to revoke your proxy.

What vote is required to approve each proposal?

Proposal		Vote Required	Broker Discretionary Voting Allowed
Proposal 1 —	Election of nine (9) directors	Votes Cast for the Election of that Nominee Must Exceed Votes Cast Against the Election of that Nominee	No

Proposal 2 —	Advisory vote on executive compensation	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

Proposal 3 —	Approval of the amendment and restatement of the Community Health Systems, Inc. 2009 Stock Option and Award Plan, which was approved by the Board as of March 16, 2016, subject to stockholder approval at this Meeting.	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

Proposal 4 —	Ratification of auditors for 2016	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes

Proposal 5 —	Stockholder proposal regarding stockholder proxy access	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

With respect to Proposal 1, you may vote FOR, AGAINST or ABSTAIN with respect to each nominee. If you ABSTAIN from voting on Proposal 1 with respect to any nominee, the abstention will not have any effect on the outcome of the vote with respect to such nominee.

With respect to Proposals 2, 3, 4, and 5 you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on any of Proposals 2, 3, 4, or 5 the abstention will have the same effect as an AGAINST vote.

Who will count the votes?

Representatives from Broadridge Financial Solutions, Inc. will count the votes and serve as our Inspectors of Election. The Inspectors of Election will be present at the Meeting.

Who pays the cost of proxy solicitation?

The Company pays the costs of soliciting proxies. The Company has engaged Georgeson Inc. to aid in the solicitation of proxies for a fee of approximately $14,000, plus reimbursement of reasonable expenses. Upon request, the Company will reimburse brokers, banks, trustees or their other nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Company’s Common Stock. In addition, certain of our directors and officers, as well as employees of our management company, will aid in the solicitation of proxies. These individuals will receive no compensation in addition to their regular compensation.

Is this Proxy Statement the only way that proxies are being solicited?

No. As stated above, in addition to mailing these proxy materials, our proxy solicitor, Georgeson Inc., and certain of our directors and officers, as well as employees of our management company, may solicit proxies by telephone, e-mail or personal contact. These directors, officers and employees will not be specifically compensated for doing so.

If you have any further questions about voting your shares or attending the Meeting, including information regarding directions to the Meeting, please call our Executive Vice President, Secretary and General Counsel, Rachel A. Seifert, at (615) 465-7000.

GENERAL INFORMATION

How may I contact the non-management members of the Board of Directors?

Julia B. North is the Chair of the Governance and Nominating Committee of the Board of Directors. She and any of the other non-management directors may be contacted by any stockholder or other interested party in the following manner:

c/o Community Health Systems

4000 Meridian Boulevard

Franklin, TN 37067

Attention: Rachel A. Seifert

Corporate Secretary

(615) 465-7000

Investor_Communications@chs.net

In the alternative, stockholders or other interested parties may communicate with our directors or our corporate compliance officer by accessing the Confidential Disclosure Program established under our Code of Conduct:

Corporate Compliance and Privacy Officer

Community Health Systems

4000 Meridian Boulevard

Franklin, TN 37067

(800) 495-9510

Generally, all materials that are appropriate director communications will be forwarded to the intended recipient; however, management may simultaneously conduct an investigation of any operational, compliance, or legal matter in accordance with its established policies and procedures. Management reserves the right to reject from this process any material that is harassing, unduly offensive or otherwise not credible, or that solicits business on behalf of the sender.

How is the Board of Directors organized and how is the independence of the Board of Directors determined?

The role of our Board of Directors is governed by the By-laws of the Company, and is further described in our Governance Guidelines (the “Governance Guidelines”). Currently, there are nine (9) members of our Board of Directors.

A majority of our directors must be “independent” under NYSE and NASDAQ Stock Market (“NASDAQ”) rules. We became subject to NASDAQ requirements following our issuance of contingent value rights (“CVRs”) (which do not have voting rights) in connection with the Company’s acquisition of Health Management Associates, Inc. (“HMA”) on January 27, 2014. In addition, our Governance Guidelines include independence standards established by our Board to assist it in determining independence in accordance with such rules for those directors who are not also members of management. To determine whether our directors and director nominees are independent, the Board evaluates any relationships of our directors and director nominees with the Company and the members of the Company’s management, against the independence standards set forth in our Governance Guidelines and the applicable rules of the NYSE, NASDAQ and SEC. In making its independence determinations, the Board broadly considers all relevant facts and circumstances, including the responses of directors and director nominees to a questionnaire that solicited information about their relationships. The Board also considers any relationships between the Company and other organizations on which our directors serve as directors or with respect to which such directors are otherwise affiliated. The Board determined that each of our non-management directors satisfied all of the independence standards set forth in the Governance Guidelines (including the specific standards applicable to members of our Audit and Compliance Committee and Compensation Committee) and did not otherwise have a material relationship with the Company (either directly or as an officer, employee, shareholder or partner of an organization that has a relationship with the Company). After such evaluations, our Board of Directors has affirmatively determined that all of the following non-management directors are independent under the Governance Guidelines and the applicable rules of the NYSE, NASDAQ, and the SEC:

John A. Clerico

James S. Ely III

John A. Fry

William Norris Jennings, M.D.

Julia B. North

H. Mitchell Watson, Jr.

H. James Williams, Ph.D.

Messrs. Wayne T. Smith and W. Larry Cash, who are also officers of the Company and employed by a subsidiary of the Company, are not independent.

Do the independent members of the Board of Directors meet in separate sessions?

The independent members of our Board meet frequently in executive sessions, typically at the end of each regularly scheduled Board meeting, and otherwise as needed. The Chair of the appropriate Board committee presides over those sessions at which the principal item to be considered is within the scope of his or her committee. In the absence of a particular committee-related subject matter, the Chair of the Governance and Nominating Committee, currently Ms. North, presides at the executive sessions. During 2015, the independent members of our Board met in executive session eleven (11) times, either in conjunction with a Board meeting or a committee meeting at which the other independent members were present.

What is the leadership structure of the Board of Directors?

As set forth in the Company’s Governance Guidelines, the Board believes that the most effective and appropriate leadership model for the Company is that of a combined Chair of the Board and Chief Executive Officer, balanced by certain practices and policies to assure that the independent members of the Board (who comprise a super-majority of the Board) provide the desired oversight, advice, and balance.

The Board believes that the substantive duties of the Chair of the Board, including calling and organizing meetings and preparing agendas, are best performed by someone who has day-to-day familiarity with the business issues confronting the Company and an understanding of the specific areas in which management seeks advice and counsel from the Board. Given Mr. Smith’s broad and lengthy leadership experience in the healthcare industry, including 19 years as the Chief Executive Officer of the Company, the Board believes that he is especially qualified to serve as both Chief Executive Officer and Chair of the Board.

The Board of Directors is responsible for broad corporate policy and overseeing the overall performance of the Company. Members of the Board are kept informed of the Company’s business by various documents sent to them before each meeting and oral reports made to them during these meetings by the Company’s Chairman and Chief Executive Officer and other corporate executives. They are advised of actions taken by the various committees of the Board of Directors and are invited to, and frequently, attend all meetings of Board committees on which they do not serve. Directors have access to the Company’s books, records and reports, and members of management are available at all times to answer their questions.

The Governance and Nominating Committee, which consists entirely of independent directors, periodically examines the Board leadership structure, as well as other governance practices, and also conducts an annual assessment of the Board’s and each committee’s effectiveness. The Governance and Nominating Committee has determined that the present leadership structure continues to be effective and appropriate.

As indicated above, the independent members of the Board meet in executive sessions that are presided over by one of the independent members of the Board. As set out in the Governance Guidelines, the Chair of the appropriate Board committee presides over each executive session at which the principal item to be considered is within the scope of his or her committee. For all other executive session meetings, the presiding director is the Chair of the Governance and Nominating Committee. Board independence is further achieved through the completely independent composition of the three standing committees: Audit and Compliance, Compensation, and Governance and Nominating, each of which is supported by an appropriate charter and holds executive sessions without management present. Other than Dr. Williams, who joined the Board in December 2015, each of the Board’s independent directors serves on one or more of these committees, and thus there is ample opportunity to meet and confer without any member of management present. It is anticipated that Dr. Williams will serve on one or more of these committees following his election to the Board at the 2016 Annual Meeting of Stockholders.

The Board has concluded that the structure and practices of the independent members of the Board of Directors assure effective independent oversight, as well as effective independent leadership while maintaining practical efficiency.

How does the Board of Directors Oversee Risk?

Risk management is primarily the responsibility of the Company’s management team, which is administered through a broad-based committee that includes executives from our operations, internal audit, compliance, quality, revenue management, accounting, risk management, finance, human resources, information technology, and legal departments. The Board of Directors is responsible for the overall supervision of the Company’s risk management activities and annually performs a review of those activities along with a review of the Company’s enterprise risk assessment. The Board’s oversight of the material risks faced by the Company occurs at both the full board level and at the committee level.

The Audit and Compliance Committee has oversight responsibility, not only for financial reporting with respect to the Company’s major financial exposures and the steps management has taken to monitor and control such exposures, but also for the effectiveness of management’s enterprise risk management process that monitors key business risks facing the Company. The Audit and Compliance Committee also oversees the delegation of responsibility for the oversight of specific risk areas among the other Board committees, consistent with the committees’ charters and responsibilities.

The Company has determined that any risks arising from its compensation programs and policies are not reasonably likely to have a material adverse effect on the Company. For additional information regarding the Company’s risk assessment of its compensation programs and practices, and relevant considerations in connection therewith, see “Compensation Discussion and Analysis – Risk Assessment of Executive Compensation.”

Management provides regular updates throughout the year to the respective Board committees regarding the management of the risks each committee oversees, and each of these committees discuss those risks with the full Board at either regular meetings of the Board or at committee meetings in which all Board members participate. At least once every year, the Audit and Compliance Committee reviews the allocation of risk responsibility among the Board’s committees and implements any changes it deems appropriate. The Audit and Compliance Committee, together with the full Board of Directors, is actively involved in the oversight of risk issue identification and assessment at the Company and mitigation strategies employed by the Company with respect to each of these risks.

In addition to the reports from the committees, the Board receives presentations throughout the year from various department and business unit leaders that include discussions of possible risks. At each Board meeting, the Chair and Chief Executive Officer addresses, in a director-only session, matters of particular importance or concern, including any areas of risk that require attention from the Board. Additionally, through dedicated sessions focusing entirely on corporate strategy, the full Board reviews in detail the Company’s short and long-term strategies, including consideration of risks facing the Company and their potential impact.

We believe that our approach to risk oversight, as described above, optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions, and approach emerging risks in a proactive manner for the Company. We also believe that our risk structure complements our current Board leadership structure, as it allows our independent directors, through the three fully independent Board committees, to exercise effective oversight of the actions of management, led by Mr. Smith as Chair and Chief Executive Officer, in identifying risks and implementing effective risk management policies and controls.

What are the standing committees of the Board of Directors?

Our Board of Directors has three standing committees: Audit and Compliance, Compensation, and Governance and Nominating. Each of these committees is comprised solely of independent directors, and each independent director meets the additional criteria for committee membership, as set forth in the applicable committee charter. Each standing committee operates pursuant to a committee charter. The current composition of our Board’s standing committees is as follows:

Audit and Compliance Committee	Compensation Committee	Governance and Nominating Committee
John A. Clerico, Chair James S. Ely III John A. Fry	H. Mitchell Watson, Jr., Chair John A. Clerico Julia B. North	Julia B. North, Chair John A. Fry William Norris Jennings, M.D.

How many times did the Board of Directors and its committees meet in 2015? What was the attendance by the members? What are the duties of the Board’s committees?

Directors are encouraged to attend our annual meeting of stockholders; all eight (8) of our then-serving directors were present at our 2015 Annual Meeting of Stockholders. The annual meeting of the Board of Directors in 2015 was held immediately after the 2015 Annual Meeting of Stockholders.

In 2015, the Board of Directors held six (6) regular meetings and three (3) special meetings. Each director attended at least 75% of the Board meetings and meetings of the committees of the Board on which he/she served during the period in which he/she served in 2015.

The Audit and Compliance Committee held nine (9) meetings during 2015. A number of the meetings held by the Audit and Compliance Committee also included the other independent members of the Board of Directors. As set forth in its charter, the Audit and Compliance Committee’s responsibility is to provide advice and counsel to management regarding, and to assist the Board of Directors in its oversight of: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the requirements of the Corporate Integrity Agreement, dated July 28, 2014, between the Company and the Office of Inspector General of the United States Department of Health and Human Services, and any amendments thereto (the “CIA”); (iv) the independent registered public accounting firm’s qualifications and independence; (v) the performance of the Company’s internal audit function and its independent registered public accounting firm; and (vi) the Company’s policy on the use of derivative products. The Audit and Compliance

Committee report is incorporated herein by reference to Part III of the Company’s Annual Report on Form 10-K filed with the SEC on February 17, 2016 under “Item 10. Directors, Executive Officers and Corporate Governance.”

The Compensation Committee held five (5) meetings during 2015. The primary purpose of the Compensation Committee is to: (i) assist the Board of Directors in discharging its responsibilities relating to compensation of the Company’s executives; (ii) administer the Community Health Systems, Inc. 2004 Employee Performance Incentive Plan with regard to the employees to whom Section 162(m) of the Internal Revenue Code (the “IRC”) applies; (iii) approve awards and grants and administer outstanding awards and grants of equity-based compensation arrangements to directors, employees, and others pursuant to the Company’s stock option and award plan; and (iv) produce an annual report on executive compensation for inclusion in the Company’s Proxy Statement in accordance with applicable rules and regulations under the Exchange Act. The Compensation Committee’s report is set forth later in this Proxy Statement.

As set forth in its charter, the primary responsibilities of the Compensation Committee are to oversee the elements of the compensation arrangements available to the Company and its subsidiaries that are used to compensate the Company’s executive officers, and in particular, the Chief Executive Officer. The Compensation Committee also approves the goals and objectives relevant to the compensation of the Chief Executive Officer and the other executive officers and determines whether targets have been attained in connection with target-based compensation awards and equity grants.

Pursuant to its charter, the Compensation Committee has authority to engage its own executive compensation consultants and legal advisors. Since 2005, Mercer Human Resources Consulting, or “Mercer,” has served as the independent executive compensation consultant to the Compensation Committee. Mercer also provides limited consulting services to management; for 2015, these services were limited to conducting actuarial analyses of the Company’s Supplemental Executive Retirement Plan. In 2015, the total amount paid to Mercer for the services provided to management was approximately $86,000. Mercer has entered into separate engagement letters with the Compensation Committee and management for the respective services rendered to each group. The Compensation Committee has assessed Mercer’s independence pursuant to the independence factors set forth for compensation consultants in the NYSE listing standards, the NASDAQ Global Market Listing Rules and in the Compensation Committee’s charter and has determined that no conflicts of interest exist.

The Governance and Nominating Committee met two (2) times during 2015. The primary purpose of the Governance and Nominating Committee is to (i) recommend to the Board of Directors a set of corporate governance guidelines applicable to the Company; (ii) review at least annually the Company’s Governance Guidelines and make any recommended changes, additions or modifications; (iii) identify individuals qualified to become Board members and to select, or recommend that the Board of Directors select, the director nominees for the next annual meeting of stockholders; (iv) assist the Board by making recommendations regarding compensation for directors; and (v) subject to Delaware law, review and approve the Company’s policies on and responses to important stockholder issues and proposals, and recommend to the Board the placement of stockholder proposals, and the Board’s response thereto, in the proxy statement.

Who are the Company’s audit committee financial experts?

Our Board has determined that all three of the members of our Audit and Compliance Committee are “audit committee financial experts” as defined by the Exchange Act — John A. Clerico, James S. Ely III, and John A. Fry.

Does the Company have a code of conduct?

The Company has a robust compliance program, the cornerstone of which is our Code of Conduct. Our Code of Conduct has been adopted and implemented throughout our organization and is applicable to all members of the Board of Directors and our officers, as well as employees of our subsidiaries. A variation of this Code of Conduct has been in effect at our Company since 1997.

Where can I obtain a copy of the Company’s Board of Directors’ governance documents?

Copies of the current version of our Governance Guidelines, including our independence standards, along with current versions of our Code of Conduct and Board committee charters are posted on the Company-Overview — Corporate Governance section of our internet website at www.chs.net/company-overview/corporate-governance/. These items are also available in print to any stockholder who requests them by writing to Community Health Systems, Inc., Investor Relations, at 4000 Meridian Boulevard, Franklin, TN 37067.

How are the Company’s Directors compensated?

Our Board of Directors has approved a compensation program for non-management directors, which consists of both cash and equity-based compensation. The Board compensation is typically reviewed annually by the Compensation Committee’s independent executive compensation consultant, Mercer Human Resources Consulting, and the Governance and Nominating Committee, and adjusted if needed, on the same cycle as is our executive compensation.

For 2015, the independent directors’ compensation package was reviewed by Mercer and the Governance and Nominating Committee. Mercer advised that, based on a review of the board compensation paid by our peer group as set forth below under “Compensation Discussion and Analysis – Components of the Executive Compensation Program – Peer Group Companies”, the annual total compensation package of $290,000 continued to be generally consistent with the median total director compensation package paid by companies within our peer group; however, it was determined that reallocating the current compensation package to decrease the cash component of the compensation package by $20,000, to $120,000, and increase the portion of the annual compensation package allocated to equity by $20,000, to $170,000, would make the cash-to-equity ratio of the compensation package more comparable with the Company’s peers. Taking into consideration this feedback from Mercer, this change in the proportion of cash and equity director compensation was recommended by the Governance and Nominating Committee and adopted by the Board of Directors. For 2015, there were no changes to the additional annual stipends for the three committee chairs compared to 2014, which were as follows: Audit and Compliance Committee: $20,000; Compensation Committee: $15,000; and Governance and Nominating Committee: $12,250.

The annual cash stipend of $120,000 to all non-management directors and the additional annual stipends for the three committee chairs were paid in quarterly installments. Dr. Williams received a cash stipend of $30,000 for his service on the Board of Directors during the fourth quarter of 2015. No separate meeting attendance fees are paid to the directors. All directors are reimbursed for their out-of-pocket expenses arising from attendance at meetings of the Board and its committees.

For 2015, each of our non-management directors was granted 3,504 restricted stock units in respect of the equity portion of the non-management directors’ compensation in March 2015, which was also the same time that management’s long-term incentive awards were granted. These awards had an actual award value of $170,014 per non-management director, which represented the number of restricted stock units valued at $170,000 rounded to the nearest whole number. Dr. Williams joined the Board of Directors during the fourth quarter of 2015; therefore, he did not receive an award of restricted stock units for 2015.

Any non-management directors who join our Board of Directors during the first six months of the year will receive the same number of restricted stock units as is awarded to the other non-management directors as stock-based compensation for that year; however, if a non-management director’s appointment occurs during the last six months of the year such non-management director will receive no stock-based compensation until the following year. These restricted stock unit awards vest in one-third increments on each of the first three anniversaries of the grant date for so long as the director is a member of the Board. If a non-management director’s service as a member of the Board terminates as a result of death, disability, or for any other reason (other than “for cause”), all unvested restricted stock units will vest as of the date of termination.

At any time prior to the beginning of the calendar year, a non-management director may elect to defer some or all of their cash compensation for the upcoming year into a cash account or stock unit account pursuant to the Company’s Directors’ Fees Deferral Plan, amended and restated as of December 10, 2008 When making a deferral election, a non-management director may elect to receive payment for the deferred amounts in a lump sum or in installments beginning either upon his or her separation from service with the Company or the attainment of an age specified by the non-management director.

A number of extraordinary circumstances, including the Company’s ultimately withdrawn offer to acquire Tenet Healthcare Corporation in 2011, the attention to certain government investigations, the Company’s acquisition of HMA in 2014, and the cyber-attack on the Company’s information systems that occurred in 2014, placed heightened time commitments on the Company’s non-management directors. In 2015, based on the recommendation of the Governance and Nominating Committee as well as feedback from Mercer, the Board approved a special cash stipend of $200,000 to be paid to each of the non-management directors who were serving on the Board as of December 31, 2014 to compensate them for these heightened time commitments. This special cash stipend was to be paid in two equal annual installments and was in addition to the non-management director compensation package discussed above. The first installment of $100,000 was paid in March 2015.

Management directors do not receive any additional compensation for their service on the Board.

Director Compensation

The following table summarizes the aggregate fees earned or paid and the value of equity-based awards earned by our non-management directors in 2015:

Name	Fees Earned or Paid in Cash ($) (1)	Restricted Stock Unit Awards ($) (2)	Total Compensation ($)
John A Clerico	240,000	170,014	410,014
James S. Ely III	220,000	170,014	390,014
John A. Fry	220,000	170,014	390,014
William Norris Jennings, MD	220,000	170,014	390,014
Julia B. North	232,250	170,014	402,264
H. Mitchell Watson, Jr.	235,000	170,014	405,014
H. James Williams, Ph.D.	30,000	-	30,000

(1)	This amount includes the annual cash stipend of $120,000 paid to all non-management directors (or, in the case of Dr. Williams, who joined the Board in December 2015, the pro rata portion of that amount) and the additional annual cash stipends paid to the chairs of the Board’s three committees, as well as a special cash stipend of $100,000 discussed above paid to all non-management directors who were serving on the Board as of December 31, 2014. All fees for 2015 were paid in cash to each outside director except for Mr. Ely, Ms. North and Mr. Watson. Mr. Ely elected for the entire amount of his fees, except for the special cash stipend, to be deferred with stock units. He received 2,882.471 stock units and $100,000 in cash. Ms. North elected for the entire amount of her fees, except for the special cash stipend, to be deferred with stock units. She received 3,176.725 stock units and $100,000 in cash. Mr. Watson elected for a portion of his fees to be deferred with stock units. He received 360.308 stock units and $220,000 in cash. These deferrals were made pursuant to the Company’s Directors’ Fees Deferral Plan, as amended and restated as of December 10, 2008.
(2)	This amount reflects the grant date fair value of director compensation earned in the form of restricted stock unit awards. This grant is based on the portion of his or her annual compensation that is allocated to equity. For 2015, this value based award amount was for 3,504 restricted stock units granted on March 1, 2015 ($48.52 per share). The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). As of December 31, 2015, each non-management director, except for Dr. Williams (who did not hold any such awards as the result of his recent appointment to the Board of Directors), had 7,113 restricted stock units outstanding for a total of 42,678 restricted stock units.

How are Directors nominated? What diversity considerations are evaluated in nominating Directors?

Nomination Process. The Governance and Nominating Committee has responsibility for the director nomination process.

The Governance and Nominating Committee believes that the minimum qualifications that must be met by any director nominee, including any director nominee who is recommended by stockholders, include (i) a reputation for the highest ethical and moral standards, (ii) good judgment, (iii) a positive record of achievement, (iv) if on other boards, an excellent reputation for preparation, attendance, participation, interest and initiative, (v) business knowledge and experience relevant to the Company, and (vi) a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively.

The qualities and skills necessary in a director nominee are governed by the specific needs of the Board at the time the Governance and Nominating Committee determines to nominate a candidate for director. The specific requirements of the Board will be determined by the Governance and Nominating Committee and will be based on, among other things, the Company’s then existing strategies and business, market and regulatory environments, and the mix of perspectives, experience and competencies then represented by the other Board members. The Governance and Nominating Committee will also take into account the Chairman and Chief Executive Officer’s views as to areas in which management desires additional advice and counsel.

When the need to recruit a director arises, the Governance and Nominating Committee will consult the other directors, including the Chairman and Chief Executive Officer and, when deemed appropriate, utilize fee-paid third-party recruiting firms to identify potential candidates. The candidate evaluation process may include inquiries as to the candidate’s reputation and background, examination of the candidate’s experiences and skills in relation to the Board’s requirements at the time, consideration of the candidate’s independence as measured by the Company’s independence standards, and other considerations as the Governance and Nominating Committee deems appropriate at the time. Prior to formal consideration by the Governance and Nominating Committee, any candidate who passes such screening would be interviewed by the Chair of the Governance and Nominating Committee and the Chairman and Chief Executive Officer. The nomination of Dr. Williams, who was appointed to the Board in December 2015, followed the above-described process. Our Chair and Chief Executive Officer introduced Dr. Williams to the Governance and Nominating Committee for its consideration as a potential addition to the Board based on feedback from members of the business community as well as Dr. Williams’ reputation and experience. The Governance and Nominating Committee followed the above-described process in determining to nominate Dr. Williams for appointment to our Board. The Board approved his appointment in December 2015.

Board Nominee Diversity Considerations.  As set forth in the charter of the Governance and Nominating Committee, the nominating criteria require the committee to “determine as necessary the portfolio of skills, experience, perspective and background required for the effective functioning of the Board.” The most robust selection process occurs at the time a new director is being added, including upon the decision of a Board member that he or she will not stand for re-election at the end of a then current term. The Governance and Nominating Committee takes into account a variety of factors in selecting and nominating individuals to serve on the Board of Directors, including:

The Board’s and the Company’s needs for input and oversight about the strategy, business, regulatory environment, and operations of the Company;

The management directors’ views as to areas in which additional advice and counsel could be provided by the Board;

The mix of perspectives, experience and competencies currently represented on the Board; while this is primarily directed to the professional acumen of an individual, it may also include gender, ethnic and cultural diversity;

The results of the Board’s annual self-assessment process; and

As to incumbent directors, meeting attendance, participation and contribution, and the director’s current independence status.

The Governance and Nominating Committee seeks candidates with broad background and experience that will enable them to serve on and contribute to any of the Board’s three standing committees. The Governance and Nominating Committee also believes that every director nominee should demonstrate a strong record of integrity and ethical conduct, an absence of conflicts that might interfere with the exercise of his or her independent judgment, and a willingness and ability to represent all stockholders of the Company.

The experience, skills and diversity contributions of each of the members of the Board of Directors is described below under “Members of the Board of Directors.”

The Governance and Nominating Committee will consider candidates for election to our Board of Directors who are recommended by stockholders. The Governance and Nominating Committee will only consider candidates who are recommended by stockholders submitted in accordance with the procedures set forth below in “How can I submit a stockholder proposal or nominate a Director for the 2017 Annual Meeting of Stockholders?” The Governance and Nominating Committee will conduct the same analysis that it conducts with respect to its director nominees or other potential candidates recommended by a Board member, management, search firm or other source in order to evaluate any director nominations properly submitted by a stockholder.

Does the Company have limitations regarding service on other boards by the Company’s directors?

Yes, in order to ensure that our directors have sufficient time to devote to Company matters, under the Company’s Governance Guidelines, no non-management director of the Company may serve on more than four other public companies’ boards of directors. In addition, no member of the Company’s Audit and Compliance Committee may serve on more than two other companies’ audit committees. The Company’s Chief Executive Officer may not serve on more than two other public companies’ board of directors and is required to obtain the approval of the Governance and Nominating Committee prior to accepting any such nomination or appointment. A director of the Company is required to notify the chair of the Company’s Governance and Nominating Committee and the secretary of the Company in a timely fashion of his or her appointment to or resignation from the board of directors of another public company. Any member of the Audit and Compliance Committee is also required to notify the chair of the Company’s Governance and Nominating Committee and the secretary of the Company of his or her appointment to or resignation from another company’s audit committee.

How can I submit a stockholder proposal or nominate a Director for the 2017 Annual Meeting of Stockholders?

If a stockholder seeks to have a proposal included in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, the proposal must be received by the Company no later than December 8, 2016 and be submitted in accordance with applicable SEC rules and regulations. Such proposals must be delivered to Community Health Systems, Inc., Attn: Secretary, 4000 Meridian Boulevard, Franklin, TN 37067.

If a stockholder seeks to bring business before our annual meeting that is not the subject of a proposal submitted for inclusion in the proxy statement under Rule 14a-8, or wishes to nominate an individual to serve as a director, such stockholder must comply with the advance notice procedures described in the Company’s By-laws. For the Company’s 2017 Annual Meeting of Stockholders, the Secretary must receive notice of such business or director nomination no earlier than January 22, 2017 and no later than February 21, 2017 (or, if the annual meeting is called for a date that is not within 30 days of May 17, 2017, the notice must be received no later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which the public announcement of the date of such meeting is first made). Stockholder proposals with respect to such business or director nomination must be in proper written form and must meet the detailed disclosure requirements set forth in the Company’s By-laws, including a description of the proposal, specific information regarding the stockholder proponents, including Company stock ownership and a description of all arrangements or understandings between such stockholder and any other person in connection with such proposal. The Company’s By-laws also require that stockholder proposals concerning nomination of directors provide additional disclosure regarding any nominee, including any information that would be required to be disclosed in a proxy statement pursuant to the Exchange Act. If the chairman of the meeting determines that a nomination was not made in accordance with the procedures set forth in our By-laws, our By-laws provide that the chairman will declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

MEMBERS OF THE BOARD OF DIRECTORS

Each of the Company’s director nominees are nominated for election to a term of one (1) year. Upon the recommendation of the Governance and Nominating Committee, the nine (9) persons listed in the table below are nominated for election at the Meeting, each to serve as a director for a term of one (1) year and until his or her successor is elected and qualified.

Name	Age	Position
W. Larry Cash	67	President of Financial Services, Chief Financial Officer, and Director
John A. Clerico	74	Director
James S. Ely III	58	Director
John A. Fry	55	Director
William Norris Jennings, M.D.	72	Director
Julia B. North	68	Director
Wayne T. Smith	70	Chairman of the Board, Chief Executive Officer, and Director
H. Mitchell Watson, Jr.	78	Director
H. James Williams, Ph. D.	61	Director

W. Larry Cash	Director Since 2001

Mr. Cash is our President of Financial Services and Chief Financial Officer. Mr. Cash joined us as Executive Vice President and Chief Financial Officer in 1997. In 2001, he was also named to our Board of Directors. In January 2014, he was named our President of Financial Services. Prior to joining us, he served as vice president and group chief financial officer of Columbia/HCA Healthcare Corporation from September 1996 to August 1997. Prior to Columbia/HCA, Mr. Cash spent 23 years at Humana Inc., most recently as senior vice president of finance and operations from 1993 to 1996. He is also a director of Cross Country Healthcare, Inc., a provider of nurse and allied staffing services, multi-specialty locum tenens services, and other human capital management services in the healthcare industry, and he serves on its audit (chair) and compensation committees.

Mr. Cash is the Company’s chief financial executive and performs a substantial portion of the investor relations function for the Company. His prior managed care experience brings that perspective to our Board’s deliberations and evaluation of its business and strategy. For eleven consecutive years, he has been recognized as one of the Top 3 CFOs in the healthcare sector by Institutional Investor magazine. He was named Business Tennessee’s first ever CFO of the Year in 2008 and also earned that distinction in the public companies category from the Nashville Business Journal in 2009.

John A. Clerico	Director Since 2003

Audit and Compliance Committee Chair

Compensation Committee Member

Since 2000, when Mr. Clerico co-founded ChartMark Investments, Inc., a registered investment advisor providing portfolio management, investment consulting and financial planning solutions to individuals, small businesses and institutions, he has served as its chairman and as a registered financial advisor. From February 2006 until 2012, Mr. Clerico served on the board of directors of Global Industries, Ltd., a provider of solutions for offshore oil and gas construction, engineering, project management and support services, with prior service on its audit, compensation and finance (chair) committees. In 2008, Mr. Clerico resigned from these committees upon his appointment as chairman of the board and interim chief executive officer. He stepped down as Global Industries, Ltd.’s interim chief executive officer in 2010 but continued to serve as chairman of its board through 2011, when Global Industries, Ltd. was acquired by Technip. From 1992 to 2000, he served as an executive vice president and chief financial officer and a director of Praxair, Inc., a supplier of industrial gases and coatings and related services and technologies. From 1983 until its spin-off of Praxair, Inc. in 1992, he served as an executive officer in various financial and accounting areas of Union Carbide Corporation. Mr. Clerico currently serves on the board of directors of Educational Development Corporation, a trade publisher and distributor of children’s books, and serves on its audit (chair), compensation, executive, and nominating and corporate governance (chair) committees. He previously served on the board of MacroSolve, Inc., a provider of consulting services related to the development, marketing and financing of mobile app businesses that also focuses on intellectual property licensing and enforcement of its mobile app market development patent where he also served on its audit (chair) and compensation committees.

Mr. Clerico brings executive leadership experience and skills to the Board of Directors. He has held the positions of chairman of the board, chief executive officer, co-chief operating officer, chief financial officer and treasurer at various points of his career. His extensive experience in industries (chemical and industrial gases) with a high risk profile give him a unique perspective on risk oversight. His thirteen years of experience guiding our Board’s Audit and Compliance Committee and serving as one of its “audit committee financial experts” lend important continuity to the Board’s financial, audit, and compliance oversight functions. Finally, having formed and operated his own investment company, Mr. Clerico also brings the investor perspective to the Board’s review activities.

James S. Ely III	Director Since 2009

Audit and Compliance Committee Member

Mr. Ely founded PriCap Advisors, LLC (formerly known as Priority Capital Management LLC) in 2008 and has served as its chief executive officer since its inception. From 1995 to 2008, he was a senior banker and managing director in J.P. Morgan’s Syndicated and Leveraged Finance Group, where he was responsible for structuring and arranging syndicated loans and high yield issues in the healthcare, aerospace, defense and other sectors. Mr. Ely’s service with J.P. Morgan’s predecessor institutions commenced in 1987. He is a director of Select Medical Holdings Corporation, a provider of long-term hospitalization services, and serves on its audit and compliance committee.

Mr. Ely’s educational background (MBA in finance and accounting from the University of Chicago) and extensive (over twenty years) experience in the financing industry, and in the healthcare sector in particular, provide a needed area of expertise among the independent Board members. He is able to assist the Board members and management in evaluating financing opportunities, as he has specific experience in financing the types of indebtedness reflected on the Company’s balance sheet.

John A. Fry	Director Since 2004

Audit and Compliance Committee Member

Governance and Nominating Committee Member

Mr. Fry has served as president of Drexel University in Philadelphia, Pennsylvania since 2010. Prior to becoming president of Drexel University, Mr. Fry served as president of Franklin & Marshall College in Lancaster, Pennsylvania from 2002 until 2010. From 1995 to 2002, he was executive vice president of the University of Pennsylvania and served as the chief operating officer of the University and as a member of the executive committee of the University of Pennsylvania Health System. Mr. Fry is a member of the board of trustees of Delaware Investments, an asset management firm, with oversight responsibility for all of the portfolios in that mutual fund family; he also serves as chair of its nominating and corporate governance committee. Mr. Fry also serves as a director of vTV Therapeutics Inc., a clinical-stage pharmaceutical company focused on the discovery and development of human therapeutics, and FS OneEquity Partners Co. L.P., a fund that specializes in buyouts, acquisitions, recapitalization, and add-ons of middle-market companies.

Mr. Fry’s unique experience as the president of an academic institution, together with his prior experience with the University of Pennsylvania Health System and service on the boards of a number of non-profit institutions, brings two important perspectives to the Board of Directors. His familiarity with the governance issues faced by non-profit organizations assists the Board of Directors in understanding the competitive environment in which many of the Company’s competitors and acquisition targets operate. His educational background (MBA in accounting from New York University) and his experience in financial management, financial reporting, audit and compliance, and risk management are all skill sets available to and needed by the Board of Directors.

William Norris Jennings, M.D.	Director Since 2008

Governance and Nominating Committee Member

Dr. Jennings is currently retired. For more than 43 years, he was a practicing family medicine physician, most recently with KentuckyOne Health, in Louisville, Kentucky, which was formed by the merger of Jewish Hospital & St. Mary’s HealthCare with Saint Joseph Health System in 2012. He served on KentuckyOne Health’s quality committee and formerly served as the quality committee chair for The Physician Group, which was affiliated with Jewish Hospital & St. Mary’s HealthCare prior to the merger with Saint Joseph Health System. From 1971 until 2005, when the practice was acquired by Jewish Hospital, Dr. Jennings was in private practice with Southend Medical Clinic, PSC, serving as its managing partner.

Dr. Jennings brings the perspective of a physician to the Board of Directors. His career in a community practice setting is typical to that of most of the Company’s facilities and he provides advice to the Board of Directors and management about trends in both medicine and the organization and operation of physician practices. His experience managing large physician practices, with particular focus in the areas of risk and quality oversight, brings counterpoint and balance to the perspectives presented by management leadership. He also brings practitioner insight to quality measures and reporting, electronic health record implementation, and federal government regulation of practitioner-hospital relationships.

Julia B. North	Director Since 2004

Governance and Nominating Committee Chair

Compensation Committee Member

Ms. North is currently retired. Over the course of her career, Ms. North served in many senior executive positions, including as president of consumer services for BellSouth Telecommunications, Inc. from 1994 to 1997. After leaving BellSouth in 1997, she served as the president and chief executive officer of VSI Enterprises, Inc., a manufacturer of video conferencing systems, until 1999. She currently serves on the boards of directors of (i) Acuity Brands, Inc., a provider of lighting fixtures and related products and services, and serves on its compensation committee and governance committee, with previous service on its audit committee; and (ii) Lumos Networks Corp., a fiber-based telecommunications service provider, and serves on its compensation committee (chair), and, from 2007 until its spin-off of Lumos Networks Corp. in 2011, she served on the board of directors of NTELOS Holdings Corp., a provider of wireless and wireline communications services, and served on its compensation committee and nominating and governance committee (chair). Ms. North also previously served on the boards of directors of Simtrol, Inc., a developer of enterprise-class software solutions, where she also served on its audit committee and compensation committee; Winn-Dixie Stores, Inc., a food retailer, where she also served on its compensation committee (chair), nominating and governance committee (chair), and audit committee; and MAPICS, Inc., a business application software and consulting company, where she also served on its compensation committee.

Ms. North has extensive experience serving on boards of directors and brings those experiences to her service on the Board’s Compensation Committee and Governance and Nominating Committee. The breadth of the industries in which she has worked provides risk assessment perspectives that are different from the Company’s operations. Her operational experience in customer service, marketing, technical network design, and strategic planning bring those skill sets, not represented by other Board members, to the Board’s functions.

Wayne T. Smith	Director Since 1997

Chairman of the Board

Mr. Smith is our Chairman and Chief Executive Officer. Mr. Smith joined us in January 1997 as President, a position he held until January 2014. Since April 1997, he has served as our Chief Executive Officer and as a member of the Board of Directors. In 2001, he was elected Chairman of our Board of Directors. Prior to joining us, Mr. Smith was president and chief operating officer of Humana Inc., where he served in various management positions during 23 years with that company, and as a director from 1993 to 1996. He currently serves on the board of directors of Praxair, Inc. and serves on its compensation committee (former chair). Mr. Smith is a past-chair and current board member of the Nashville Area Chamber of Commerce, the Federation of American Hospitals and Nashville Health Care Council. He also serves on the board of trustees of Auburn University. From 2006 to 2010, he served on the board of directors of Citadel Broadcasting Corporation, an owner and operator of radio stations and producer and distributor of radio programming. He also served on its audit committee.

Mr. Smith is one of the most tenured executives in the healthcare industry, with decades of experience in both the hospital sector and the managed care sector. He has been named one of the 100 Most Influential People in Healthcare each of the 14 years Modern Healthcare has published the peer voted list, ranking number 18 in 2015. Institutional Investor magazine has also named Smith a Top CEO for the healthcare facilities sector several times over the past decade. His service on other companies’ boards of directors provides him with insights and experiences to support his leadership of the Company and its Board of Directors. Mr. Smith has been honored year after year by investor organizations as being one of the top chief executive officers in the institutional provider segment of the healthcare sector.

H. Mitchell Watson, Jr.	Director Since 2004

Compensation Committee Chair

Mr. Watson is currently retired. From 1981 to 1989, Mr. Watson was a vice president of International Business Machines Corporation (IBM), serving from 1981 to 1985 as president of its systems product division, and from 1985 through 1988 as vice president of marketing and service. From 1989 until its sale in 1992, Mr. Watson was the president and chief executive officer of ROLM Corporation, a joint venture between IBM and Siemens AG that produced digital voice systems. Mr. Watson previously served on the board of directors of Praxair, Inc. from 1992 until 2010, where he also served on its audit (chair), compensation, and governance and nominating committees. He also previously served on the boards of directors of Roadway, Inc., a transportation service provider, where he also served on its audit and compensation committees; and MAPICS, Inc., where he served as chairman of the board and on its audit committee. Mr. Watson is a past president of Helen Keller International, chairman emeritus of the Brevard Music Center in Brevard, North Carolina, has served on the board of Union Theological Seminary in New York, New York, and as trustee of the Interdenominational Theological Center at Atlanta University.

Mr. Watson’s extensive background in the technology industry is a valuable resource to the Board as it deals with technology issues, including cyber security. In addition to his prior operational experience with IBM, which lends both leadership and technology perspectives, Mr. Watson has extensive audit committee experience with a variety of different types of companies and he imparts those concepts to the oversight of the Company’s financial management and audit functions. In addition, Mr. Watson’s considerable service in both community and national not-for-profit organizations provides insights and context for the Company’s local operations and competition.

H. James Williams, Ph.D.	Director Since 2015

Dr. Williams was appointed to our Board of Directors in December 2015. He began serving as president of Mount St. Joseph University in Cincinnati, Ohio in March 2016. Mount St. Joseph University provides interdisciplinary liberal arts and professional curricula to its students, including a number of graduate and doctoral healthcare programs. Prior to that, he served as president of Fisk University, a leading liberal arts university located in Nashville, Tennessee, from February 2013 until September 2015. Fisk University is renowned for its leadership role and history in the education of African-American students. Dr. Williams also served as dean and a professor of accounting at the Seidman College of Business of Grand Valley State University in Grand Rapids, Michigan from 2004 until 2013. From 2006 until 2013, Dr. Williams served on the board of trustees of St. Mary’s Hospital, a non-profit hospital in Grand Rapids, Michigan. From 1999 until 2004, he was dean and a professor of accounting at the School of Business of North Carolina Central University in Durham, North Carolina. From 1994 to 1999, Dr. Williams was dean of the School of Management and a professor of accounting at Delaware State University in Dover, Delaware. Prior to that, he held faculty positions in the business schools at several universities. Dr. Williams also serves on the boards of several non-profit organizations. He previously served on the advisory board of Fifth Third Bank of Tennessee and as a member of the Metropolitan Nashville Airport Authority’s Air Service Coalition. Dr. Williams has also practiced law, primarily in the areas of partnership and corporate tax, as well as contract law. He started his diverse career as an accountant with Ernst & Young where he worked in the audit division with companies in the banking, textiles, automotive and shipping industries.

Dr. Williams’ educational background (B.S. in accounting from North Carolina Central University; MBA in accounting from the University of Wisconsin-Madison; Ph.D. in accounting from University of Georgia; and J.D. and LL.M. degrees from Georgetown University Law Center) and his extensive teaching experience provide additional accounting expertise to the Board of Directors. Additionally, his diverse experience, including serving as president of academic institutions and service on the boards of a number of non-profit institutions and a bank, bring a unique perspective to the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 25, 2016, except as otherwise footnoted, with respect to ownership of our Common Stock by:

each person known by us to be a beneficial owner of more than 5% of our Company’s Common Stock;

each of our directors;

each of our executive officers named in the Summary Compensation Table on page 44 of this Proxy Statement; and

all of our directors and executive officers as a group.

Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them, except to the extent such power may be shared with a spouse.

	Shares Beneficially Owned(1)
Name	Number		Percent
5% Stockholders:
Glenview Capital Management, LLC	11,593,795	(2)	10.2%
Blackrock, Inc.	11,051,055	(3)	9.7%
The Vanguard Group	8,180,669	(4)	7.2%
North Tide Capital, LLC	6,500,000	(5)	5.7%

Directors:
W. Larry Cash	744,591	(6)	0.7%
John A. Clerico	98,788	(7)	*
James S. Ely III	48,788	(8)	*
John A. Fry	30,491	(9)	*
William N. Jennings, M.D.	30,967	(10)	*
Julia B. North	54,417	(11)	*
Wayne T. Smith	2,603,644	(12)	2.3%
H. Mitchell Watson, Jr.	12,109	(13)	*
H. James Williams, Ph.D.	-	(14)	*
Other Named Executive Officers:
David L. Miller	500,840	(15)	0.4%
Michael T. Portacci	147,508	(16)	0.1%
Tim Hingtgen	119,908	(17)	0.1%
Directors and Executive Officers as a Group (19 persons)	5,287,462	(18)	4.6%

(1)	For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock when such person or persons have the right to acquire them within 60 days after March 25, 2016. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any shares which such person or persons have the right to acquire within 60 days after March 25, 2016 is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Shares beneficially owned are based on Schedule 13G filed with the SEC on February 16, 2016 by Glenview Capital Management, LLC (“Glenview Capital Management’) and Larry Robbins (“Mr. Robbins”). Glenview Capital Management and Mr. Robbins have shared voting power and shared dispositive power with respect to 11,593,795 shares of Common Stock. The address of Glenview Capital Management and Mr. Robbins is 767 Fifth Avenue, 44th floor, New York, NY 10153.

(3)	Shares beneficially owned are based on Schedule 13G filed with the SEC on February 10, 2016, by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting power with respect to 10,587,918 shares of Common Stock and sole dispositive power with respect to 11,051,055 shares of Common Stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)	Shares beneficially owned are based on Schedule 13G filed with the SEC on February 11, 2016, by The Vanguard Group, Inc. (“The Vanguard Group”). The Vanguard Group has sole voting power with respect to 84,844 shares of Common Stock; shared voting power with respect to 6,400 shares of Common Stock; sole dispositive power with respect to 8,096,525 shares of Common Stock and shared dispositive power with respect to 84,144 shares of Common Stock. The address of The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.

(5)	Shares beneficially owned are based on Schedule 13G filed with the SEC on March 17, 2016 by North Tide Capital, LLC (“North Tide”), North Tide Capital Master, LP (the “Master Fund”) and Conan Laughlin. North Tide Capital, LLC and Conan Laughlin has shared voting power and shared dispositive power with respect to 6,500,000 shares of Common Stock. North Tide Capital Master, LP has shared voting power and shared dispositive power with respect to 5,700,000 shares of Common Stock. The address of North Tide Capital, LLC, North Tide Capital Master, LP and Conan Laughlin is 500 Boylston Street, Suite 1860, Boston, Massachusetts 02116.

(6)	Includes 140,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 25, 2016 and 75,000 shares subject to restricted stock awards.

(7)	Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 25, 2016 and 0 shares subject to restricted stock awards.

(8)	Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 25, 2016 and 0 shares subject to restricted stock awards.

(9)	Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 25, 2016 and 0 shares subject to restricted stock awards.

(10)	Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 25, 2016 and 0 shares subject to restricted stock awards.

(11)	Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 25, 2016 and 0 shares subject to restricted stock awards.

(12)	Includes 340,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 25, 2016 and 150,000 shares subject to restricted stock awards.

(13)	Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 25, 2016 and 0 shares subject to restricted stock awards.

(14)	Includes 0 shares subject to options which are currently exercisable or exercisable within 60 days of March 25, 2016 and 0 shares subject to restricted stock awards.

(15)	Includes 10,000 shares subject to options which are currently exercisable or exercisable within 60 days of March 25, 2016 and 50,000 shares subject to restricted stock awards.

(16)	Includes 42,667 shares subject to options which are currently exercisable or exercisable within 60 days of March 25, 2016 and 35,000 shares subject to restricted stock awards.

(17)	Includes 3,834 shares subject to options which are currently exercisable or exercisable within 60 days of March 25, 2016 and 40,000 shares subject to restricted stock awards.

(18)	Includes 612,823 shares subject to options which are currently exercisable or exercisable within 60 days of March 25, 2016 and 490,000 shares subject to restricted stock awards.

*	Less than 1%

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These persons are required by regulation to furnish us with copies of all Section 16(a) reports that they file. Based solely on our review of copies of these reports that we have received and on representations from all reporting persons who are our directors and executive officers, we believe that during 2015 all of our officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

RELATIONSHIPS AND CERTAIN TRANSACTIONS BETWEEN THE COMPANY AND ITS OFFICERS, DIRECTORS AND 5% BENEFICIAL OWNERS AND THEIR FAMILY MEMBERS

The Company employs Brad Cash, son of W. Larry Cash. In 2015, Brad Cash received a base salary of $314,012 and earned a bonus of $141,305 for 2015 to be paid in 2016. In 2015, he also received a grant of a restricted stock award with the grant date fair value of $291,120 while serving as the divisional financial executive for one of our operating divisions. The Company believes that the compensation paid to Brad Cash was on terms as favorable to the Company as could have been maintained with an unrelated third party.

On December 31, 2015, CHSPSC, LLC, a wholly-owned subsidiary of the Company, entered into a consulting agreement with William S. Hussey, upon his retirement as Division President – Division VI Operations. The Company believes that the compensation to be paid to Mr. Hussey under his consulting agreement is on terms as favorable to the Company as could have been maintained with an unrelated third party. Pursuant to the consulting agreement, Mr. Hussey provides certain consulting services related to matters of administration, healthcare operations, healthcare management and other matters as requested by our Chief Executive Officer. The term of the consulting agreement is from January 1, 2016 to March 31, 2018, subject to the right of either party to terminate the consulting agreement at any time upon 30 days written notice. During the term of the consulting agreement, Mr. Hussey will receive consulting fees of $12,500 per month from January 2016 through December 2017 (with no consulting fees payable for the period from January through March 2018), and he will be subject to restrictions on competing with the Company or its affiliates. For the duration of the consulting agreement, Mr. Hussey’s previously granted stock options will remain in effect in accordance with the applicable terms of their grant. He will also continue to vest in previously granted restricted stock of the Company in accordance with the applicable time-vesting schedule.

In 2005, the Company’s subsidiary CHS/Community Health Systems, Inc. established the Community Health Systems Foundation, a tax exempt charitable foundation. One of the purposes of the foundation is to match, subject to certain conditions, charitable contributions made by the Company’s directors and officers up to an aggregate maximum per year of $25,000 per individual.

There were no loans outstanding during 2015 from the Company to any of its directors, nominees for director, executive officers, or any beneficial owner of 5% or more of our equity securities, or any family member of any of the foregoing.

The Company applies the following policy and procedure with respect to related person transactions. All such transactions are first referred to our General Counsel to determine if they are within the scope of the Company’s written related party transactions policy. Under the Company’s policy, “related person transaction” means those transactions, arrangements or relationships involving the Company and any of its subsidiaries, on the one hand, and any “related person,” on the other hand, excluding any exempted transactions (as described below). Under this policy, a “related person” is defined to mean any person who is a director (or nominee) or an executive officer, any immediate family member of any of the foregoing persons, any person who is a beneficial owner of 5% or more of the Company’s Common Stock (our only class of voting securities) or any immediate family member of such owner, or any entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which any of the foregoing persons has a 5% or more beneficial ownership interest. The Company’s policy exempts related person transactions if it is determined by our General Counsel that the direct or indirect interest a related person had, has or will have in the transaction is not material or that such transaction is not otherwise required to be disclosed pursuant to Item 404(a) of Regulation S-K. If any such transaction is within the scope of the Company’s related party transactions policy, the transaction must be reviewed by the Audit and Compliance Committee to consider and determine whether, among other factors, the benefits of the relationship outweigh the potential conflicts inherent in such relationships and whether the transaction is otherwise in compliance with the Company’s Code of Conduct and other policies, including for example, the independence standards of the Governance Guidelines of the Board of Directors. Related person transactions are reviewed not less frequently than annually if they are to continue beyond the year in which the transaction is initiated.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2015, John A. Clerico, Julia B. North and H. Mitchell Watson, Jr. served as members of the Compensation Committee. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among our executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable rules of the SEC.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following sets forth information regarding our executive officers as of March 25, 2016. Each of our executive officers holds an identical position with CHS/Community Health Systems, Inc., and CHSPSC, LLC, two of our wholly-owned subsidiaries:

Name	Age	Position
Wayne T. Smith	70	Chairman of the Board, Chief Executive Officer and Director
W. Larry Cash	67	President of Financial Services, Chief Financial Officer and Director
David L. Miller	67	President and Chief Operating Officer
Lynn T. Simon, M.D.	56	President of Clinical Services and Chief Quality Officer
Martin J. Bonick	42	Division President — Division Operations
Tim L. Hingtgen	48	Division President — Division Operations
Robert O. Horrar	50	Division President — Division Operations
Thomas D. Miller	58	Division President — Division Operations
Michael T. Portacci	57	Division President — Division Operations
P. Paul Smith	52	Division President — Division Operations
Rachel A. Seifert	56	Executive Vice President, Secretary and General Counsel
Kevin J. Hammons	50	Senior Vice President and Chief Accounting Officer

Wayne T. Smith — The principal occupation and employment experience of Mr. W. Smith during the last five years is set forth on page 16 of this Proxy Statement.

W. Larry Cash — The principal occupation and employment experience of Mr. Cash during the last five years is set forth on page 14 of this Proxy Statement.

David L. Miller serves as President and Chief Operating Officer. In that position he oversees our six operating divisions as well as strategic growth initiatives. Prior to assuming that position in January 2014, Mr. D. Miller oversaw the management of our affiliated hospitals in one of our operating groups or divisions from the time he joined us in 1997 as a group vice president. He was subsequently promoted to senior vice president of group operations and then to division president and assumed responsibility for additional hospitals. Prior to joining us, he had executive leadership responsibility with other hospital management companies. He has a master’s degree in business administration from the Darden School at the University of Virginia. Mr. D. Miller is a Fellow in the American College of Healthcare Executives.

Lynn T. Simon, M.D. serves as President of Clinical Services and Chief Quality Officer. She has leadership responsibilities for all aspects of clinical operations, including quality and safety, clinical service lines, nursing, and case management. She also oversees medical staff relations, physician practice management, clinical integration and telemedicine initiatives, medical informatics and corporate support areas such as pharmacy, medical imaging, laboratory and hospital-based physician services. Upon joining us in 2010 and until she assumed her current position in January 2014,

Dr. Simon served as senior vice president and chief quality officer. Prior to joining us, Dr. Simon served as vice president of medical affairs at Jewish Hospital in Louisville, Kentucky from 2004 to 2005 and as senior vice president and chief medical officer of Jewish Hospital & St. Mary’s HealthCare from 2005 to 2010, following the merger of Jewish Hospital and St. Mary’s HealthCare. She was a full-time practicing neurologist in Louisville, Kentucky from 1989 until 2005. She has a medical degree from the University of Louisville and a master’s degree in business administration from Bellarmine University in Louisville.

Martin J. Bonick serves as Division President — Division I Operations. Mr. Bonick joined us in 2011 as a vice president of division operations bringing more than 17 years of for-profit and non-profit healthcare leadership experience. In January 2014, he was promoted to Division President. He oversees the operations of our affiliated hospitals in Alabama, Mississippi, North Carolina and Virginia. Prior to joining us, Mr. Bonick served as chief executive officer of Jewish Hospital in Louisville, Kentucky from 2008 to 2011 as well as senior vice president of operations for its parent company, Jewish Hospital & St. Mary’s HealthCare. Prior to that, Mr. Bonick served as chief executive officer of Oklahoma State University Medical Center in Tulsa, Oklahoma from 2005 to 2008. He has dual master’s degrees in healthcare administration and information management from Washington University in St. Louis.

Tim L. Hingtgen serves as Division President — Division IV Operations. Mr. Hingtgen joined us in 2008 as a vice president of division operations, and, in January 2014, he was promoted to Division President. He oversees the operations of our affiliated hospitals in Alaska, Arizona, California, Nevada, New Mexico, Oklahoma, Oregon, Utah, Washington and Wyoming. He has over 20 years of healthcare management experience. Prior to joining us, Mr. Hingtgen held chief operating officer and chief executive officer positions at for-profit hospitals in Arizona, Indiana and Nevada from 2001 to 2008. He has a master’s degree in business administration from the University of Nevada, Las Vegas.

Robert O. Horrar serves as Division President — Division III Operations. Mr. Horrar joined us in 1998 as vice president of business development and managed care. From 2011 through 2015, he served as vice president of division operations with responsibility for affiliated hospitals in Texas. In January 2016, he was promoted to Division President. He oversees the operations of affiliated hospitals in Illinois, Kentucky, Tennessee and West Virginia. Prior to joining us, Mr. Horrar was with Humana, Inc. for over 11 years and held several key management positions, including executive director for Nevada operations. He holds a master’s degree in healthcare administration from Trinity University in San Antonio.

Thomas D. Miller serves as Division President — Division V Operations. Mr. T. Miller joined the Company in connection with the acquisition of Triad Hospitals, Inc., or Triad, in July 2007. Mr. T Miller oversees the management of our affiliated hospitals in Indiana, New Jersey, Ohio and Pennsylvania. Prior to joining us, Mr. T. Miller served as the president and chief executive officer of Lutheran Health Network in northeast Indiana, a system that includes five hospital facilities, from 1998, through its acquisition by Triad in 2001, and until Triad’s acquisition by the Company in 2007. Prior to 1998, he was with another hospital management company in various increasingly responsible positions of hospital and market leadership. Mr. T. Miller is expected to become the president and chief executive officer of Quorum Health Corporation (“QHC”) upon the Company’s completion of the previously-announced spin-off of that company, which is anticipated to occur during the first half of 2016. He has a master’s degree in hospital and health administration from the University of Alabama.

Michael T. Portacci serves as Division President — Division II Operations. Mr. Portacci joined us in 1988 as a hospital administrator and became a group director with oversight for multiple facilities in 1991. In 1995, he was promoted to group vice president, and in 2001 he was named a senior vice president of group operations. Mr. Portacci oversees the management of our affiliated hospitals in Arkansas, Louisiana, Missouri and Texas. He has a master’s degree in health care administration from Trinity University.

P. Paul Smith serves as Division President — Division VI Operations. Mr. P. Smith joined us in 2008 as a vice president of division operations, supporting operations in affiliated hospitals across the southeast. In January 2016, he was promoted to Division President. He oversees the operations of affiliated hospitals in Florida, Georgia and South Carolina. Prior to joining us, Mr. P. Smith was with another hospital management company for 14 years, where he served as a vice president and chief executive officer of a hospital in North Carolina. He has master’s degrees in both business and health administration from Georgia State University in Atlanta.

Rachel A. Seifert serves as Executive Vice President, Secretary and General Counsel. She is responsible for oversight of all legal aspects within the company, including acquisitions/development, SEC and corporate governance, litigation and management of the legal department. She joined us in 1998 as vice president, secretary and general counsel. She was promoted to senior vice president in 2001 and to executive vice president in 2010. Prior to joining us, Ms. Seifert was associate general counsel and vice president—legal operations of another hospital management company. Prior to that, she was in private practice in Dallas, Texas. Ms. Seifert is a member of the board of directors of the Federation of American Hospitals. She has a law degree from the University of Maryland.

Kevin J. Hammons serves as Senior Vice President and Chief Accounting Officer. He is responsible for SEC reporting matters, as well as overseeing other accounting and financial reporting matters, including consolidations, income taxes, budgeting and the design and implementation of financial systems and processes. Mr. Hammons joined us in 1997 and, in 2002, he was promoted to assistant vice president, financial reporting. In 2005, he was promoted to vice president, financial reporting. In 2012, he was promoted to vice president and chief accounting officer, and in January 2014, he was promoted to a senior vice president. Prior to joining us, he served in various positions in the assurance and advisory services practice at Ernst & Young LLP.

The executive officers named above were appointed by the Board of Directors to serve in such capacities until their respective successors have been duly appointed and qualified, or until their earlier death, resignation or removal from office.

PROPOSAL 1 — ELECTION OF DIRECTORS

Upon the recommendation of the Governance and Nominating Committee, the Board has nominated the nine (9) persons listed below for election to serve as directors, each for a term of one (1) year and until his or her successor is elected and qualified.

The nominees for director are:

W. Larry Cash

John A. Clerico

James S. Ely III

John A. Fry

William Norris Jennings, M.D.

Julia B. North

Wayne T. Smith

H. Mitchell Watson, Jr.

H. James Williams, Ph.D.

Each of the nominees is an incumbent, has consented to being named as a director nominee in this Proxy Statement and has agreed to serve for the one (1) year term to which he or she has been nominated, if elected. If any of the nominees are unable to serve or refuses to serve as a director, the proxies will be voted in favor of such other nominee(s), if any, as the Board of Directors may designate. The Company has no reason to believe that any Board nominee will be unable or unwilling to serve if elected as a director.

Required Vote

Each director nominee will be elected if he or she receives more votes “for” his or her election than “against” his or her election. Abstentions and broker non-votes in connection with the election of directors have no effect on such election. If any director nominee does not receive more votes “for” his or her election than “against”, then pursuant to the Governance Guidelines, that nominee is required to promptly submit his or her resignation to the Board of Directors following certification of the vote. The Governance and Nominating Committee (excluding any member of such committee whose resignation is to be considered) is required to consider the resignation and recommend to the Board whether to accept or reject the resignation or whether other action should be taken. The Board is required to take action on the recommendation within 90 days following certification of the vote, and promptly thereafter to publicly disclose its decision and the reasons therefor.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION AS A DIRECTOR.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Consistent with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing our stockholders with the opportunity to vote to approve the compensation of our named executive officers. The vote is on an advisory basis and is non-binding and applies to the compensation disclosed in this Proxy Statement, which has been prepared in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to retain and reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

The Company’s executive compensation philosophy and program have consistently and proactively sought to be responsive to governance and stockholder concerns. To remain competitive in one of the nation’s largest and most dynamic industries, continued Company growth in revenue and profitability (growth in earnings per share) are paramount objectives of the Company’s strategy. We believe that rewarding these strategic imperatives through effective and appropriate compensation and retention tools yields the desired alignment with stockholder interests, with the goal of maximizing stockholder value.

Our executive compensation program is overseen by the Compensation Committee of our Board of Directors (which is wholly comprised of independent members of the Board of Directors) and our Compensation Committee engages an independent executive compensation consultant, Mercer, to provide advice to the Compensation Committee. The overall goal of our executive compensation program is to align total direct compensation at approximately the 50th percentile of the peer group companies.

Through the use of the tools described below, our Compensation Committee seeks to reward and retain executives based on their performance and future potential, while acknowledging that sufficient flexibility must be maintained to ensure that the overall philosophical intent of the executive compensation program is achieved. The tools currently used by the Company (as applied to each named executive officer) include:

Annual base salary that is competitive with the selected peer group companies (targeted to be within 15% of the 50th percentile for the appropriate peer group executive);

Annual target incentive cash compensation that is at risk, performance-based, and tied to the attainment of the Company’s growth objectives (combined with base salary, targeted to be within an approximate range of 15% of the 75th percentile for the appropriate peer group executive if our rigorous financial targets are equaled or exceeded);

Longer-term (three-year vesting) incentive awards of stock-based compensation that are performance-based and, accordingly, are at risk and that further align the interests of executive management with maximization of long-term stockholder value; to achieve the overall objectives of the program, these awards are within the range of the 25th percentile and the 50th percentile for the appropriate peer group executive; and

Provision of longer range savings, retirement, and other benefits, including appropriate perquisites, to encourage the retention of the most experienced and talented executives through their most productive and valuable years of employment service.

The Company considers and applies many governance best-practices in implementing its compensation programs. For example, all executives adhere to stock ownership guidelines, cash incentive compensation is capped and allocated among components to avoid undue risk, and each of our executives is an at-will employee.

We believe that our compensation philosophy and program have yielded the desired results in both challenging times for our economy and circumstances for our industry. Certain financial performance highlights for the year ended December 31, 2015 are outlined below:

Financial Performance Highlights

For the Year Ended December 31, 2015

(dollars in millions, except per share amounts)

Adjusted Admissions	2,038,103

Net Revenue	$19,437

Adjusted EBITDA *	$2,670

Income from Continuing Operations per share (diluted), as adjusted*	$2.29

*  Please refer to Annex A for a reconciliation of adjusted EBITDA to net cash provided by operating activities and a reconciliation of income from continuing operations per share as reported with the adjustments described therein.

In 2015, our performance fell below our financial targets, which significantly impacted the compensation paid to our Chief Executive Officer and Chief Financial Officer. In addition, our 2015 performance has impacted the following executive compensation matters during 2015 and 2016:

•	No salary increases: No adjustments were made to the base salaries for the Chief Executive Officer or Chief Financial Officer in 2016;

•	Significant reduction in incentive plan compensation: Incentive plan compensation awarded to the Chief Executive Officer and to the Chief Financial Officer for 2015 declined approximately 90% compared to 2014; and

•	Significant reduction in value of 2016 performance-based restricted share awards: We typically grant executives the same number of performance-based restricted shares each year (absent any change in responsibility, competitive positioning as compared to the peers, etc.). As an example, the Chief Executive Officer received 150,000 performance-based restricted shares in each of 2014, 2015 and 2016 – thus, the value of performance-based restricted stock awarded to the Chief Executive Officer and other executives is aligned with that of the gains or losses experienced by stockholders. The value of the Chief Executive Officer’s 2016 performance-based restricted stock award was 68% less than the value granted in 2015.

Our Compensation Committee monitors changes in our industry and our business to ensure that the compensation elements meet the goals of the program and the expectations of our stockholders and makes adjustments as necessary.

The vote on this resolution is advisory, which means that the vote is not binding on the Company, our Board of Directors, or the Compensation Committee of the Board of Directors. To the extent there is any significant vote against our named executive officer compensation, the Compensation Committee will consider the results of this advisory vote and will evaluate whether any actions are necessary to address the concerns of stockholders.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

Required Vote

The affirmative vote of a majority of the shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting is required to approve this Proposal 2. Abstentions will be considered a vote against this proposal and broker non-votes will have no effect on such matter since these votes will not be considered present and entitled to vote for this purpose.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

As a leader in the hospital sector of the healthcare industry, one of the nation’s largest and most dynamic industries, the Company must ensure that it attracts and retains the leadership and managerial talent needed to sustain its position in this rapidly changing industry. To remain competitive in the Company’s financial, capital and business markets, continued Company growth in revenue and profitability (growth in earnings per share) are paramount objectives of the Company’s strategy. We believe these strategic imperatives are the fundamental points of alignment between stockholder value and the compensation of executive management. In recent years, stockholders have begun to focus on year-over-year stock price performance as a key measure of stockholder-executive compensation alignment. Accordingly, we include total stockholder return as a component in the incentive compensation plans for the Company’s Chief Executive Officer and Chief Financial Officer.

The Company did not meet many of its financial expectations in 2015, as initially set forth in the Company’s earnings release issued in February 2015. Consistent with the Company’s pay-for-performance philosophy, this resulted in a meaningful reduction in the cash incentive compensation paid to our named executive officers for 2015 compared to 2014, and a very significant reduction in the total compensation to several of our named executive officers, including our Chief Executive Officer and Chief Financial Officer, in 2015 compared to 2014. In addition, each of our named executive officers experienced a significant reduction in the value of equity awards granted to them in March 2015 as the result of the decline in our stock price in 2015 (these awards are reflected in the Summary Compensation Table on page 44 of this Proxy Statement based on the grant date fair value of such awards in accordance with SEC rules even though such awards had a significantly lower value as of December 31, 2015 as the result of such stock price decrease following the grant of such awards).

Executive Summary

Overview

The basic purposes of the Company’s executive compensation program are to attract and retain seasoned professionals with demonstrated abilities to capitalize on growth opportunities in both same-store and new markets (both geographic and business line), while also adhering to rigorous expense management in an environment of ethical and compliant behavior. By maintaining a competitive executive compensation program incorporating short-term and long-term components that align the interests of executive management with stockholders and assist in retaining and attracting valuable executive talent, the Company believes that executives will be appropriately incentivized to drive Company performance and maximize stockholder value.

Our executive compensation program has been designed, reviewed and modified periodically to conform to governance best practices and to respond to investor concerns regarding pay practices. For example, the Company, over the years, has implemented the following policies, highlighting its commitment to conforming to governance best practices and responsiveness to the perspective of investors:

What We Do	What We Don’t Do
Payfor Performance – A significant portion of the compensation for our NEOs is in the form of at-risk variable compensation.	ExcessivePerquisites – Perquisites represent less than 1% of our NEOs’ compensation.

MultiplePerformance Metrics – Cash incentive Compensation is based on multiple measures to encourage balanced initiatives.	EmploymentAgreements – All of our NEOs are employed on an at-will basis.

TotalShareholder Return is a factor in the Chief Executive Officer’s and Chief Financial Officer’s incentive compensation.	ExciseTax Gross-ups are not offered for any new executives covered under the Company’s Change-in-Control Severance Agreements.

StockOwnership Guidelines – All NEOs meet our stock ownership requirements.	Pledgingor Hedging – Company policy prohibits directors, executives, and certain other employees from pledging or hedging their stock in the Company.

“Clawback”Provisions – Our policy provides for the adjustment or recovery of compensation in certain circumstances.	Repricingof underwater stock options – Company’s Plan documents prohibit any repricing.

AwardCaps – All of our cash incentive compensation plans have caps on plan formulas.	“Single-trigger”change-of-control severance payments – Company’s Plan documents prohibit “single-trigger” change of control severance payments.

Usea representative and relevant peer group.

Usean independent compensation consultant.

RiskAssessment – The Compensation Committee regularly assesses the risk levels of the Company’s executive compensation program.

A more detailed discussion of these policies and actions can be found on the following pages.

We believe that in 2015 and in past years, the Company’s executive compensation program has yielded the intended and desired results, and has appropriately correlated executive compensation with the performance of the Company. However, we continue to adapt elements of the program, as appropriate, taking into account stockholder expectations and to ensure that our executive compensation programs continue to be structured in an optimal manner. The meaningful reduction in the cash incentive compensation paid to our named executive officers for 2015 and the very significant reduction in the total compensation paid to several of our named executive officers, including our Chief Executive Officer and Chief Financial Officer in 2015 as compared to 2014 demonstrates our pay-for-performance philosophy.

Please see, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s 2016 Annual Report on Form 10-K for more details about the Company’s recent performance.

Philosophy

Each of our named executive officers has significant industry experience and Company tenure. Our executive compensation program seeks to ensure retention of our named executive officers by rewarding them appropriately, when merited by performance. We align our executives’ interests with both the risk tolerance and performance objectives of our stockholders by benchmarking base salary to within 15% of the median of our peer group but providing for a higher level of payment (up to the 75th percentile) for total cash compensation (base salary plus annual target incentive compensation), if our rigorous financial targets are equaled or exceeded. The targets for our annual incentive compensation program carry challenging thresholds — all dollar amount targets require a minimum of 90% achievement of specified performance metrics before any payout is made to the executive, and then scale significantly such that 90% achievement of the target yields a payout at only 50% of the maximum amount. Additionally, cash incentive compensation may be earned if above-target performance is achieved, but those additional cash incentive opportunities are capped to avoid high risk behaviors. Longer term compensation elements, including equity (also performance-based) and retirement benefits, as well as limited perquisites, round out a competitive and responsible compensation program.

2015 Program Changes

Our Compensation Committee monitors changes in our industry and our business to ensure that the compensation elements meet the goals of the program and the expectations of our stockholders. The Compensation Committee and the other independent members of the Board of Directors will continue to seek to ensure that executive compensation is properly aligned with stockholder return.

For the 2015 compensation cycle, changes to the existing compensation programs were modest; however, the peer group used to benchmark executive compensation was revised to reflect the larger size of the Company following the acquisition of HMA. This 20-company peer group consisted exclusively of companies in the healthcare sector and included nine of the companies that were included in the peer group used in 2014.

Impact of 2015 Performance on Compensation Decisions

In 2015, our performance fell below our financial targets, which significantly impacted the compensation paid to our Chief Executive Officer and Chief Financial Officer. In addition, our 2015 performance has impacted the following executive compensation matters during 2015 and 2016:

*	No salary increases: No adjustment was made to the base salary for the Chief Executive Officer or Chief Financial Officer in 2016;

*	Significant reduction in incentive plan compensation: Incentive plan compensation awarded to the Chief Executive Officer and to the Chief Financial Officer declined approximately 90% compared to 2014; and

*	Significant reduction in value of 2016 performance-based restricted share awards: We typically grant executives the same number of performance-based restricted shares each year (absent any change in responsibility, competitive positioning as compared to the peers, etc.). As an example, the Chief Executive Officer received 150,000 performance-based restricted shares in each of 2014, 2015 and 2016 — thus, the value of performance-based restricted stock awarded to the Chief Executive Officer and other executives is aligned with that of the gains or losses experienced by stockholders. The value of the Chief Executive Officer’s 2016 performance-based restricted stock award was 68% less than the value granted in 2015.

The chart below reflects the responsiveness of our executive compensation program, with respect to the compensation of our Chief Executive Officer, to the performance success of our Company and demonstrates our belief that our compensation of our executives is aligned with our stockholders’ interests.

Compensation Committee Action

Wayne T. Smith, Chairman and Chief Executive Officer

	2014	2015	Percent Change	2016	Percent Change

Salary	$1,500,000	$1,600,000	7%	$1,600,000	-%
Incentive Plan Compensation	4,117,500	400,000	(90)%	TBD February 2017	TBD%
Performance-based Restricted Stock (grant date fair value) (1)	6,226,500 (2)	7,278,000	17%	2,314,500	(68)%

Total	$11,844,000 (2)	$9,278,000	(22)%	TBD February 2017	TBD%

(1)	The closing price of the Company’s stock on the respective grant dates was: $15.43 per share on March 1, 2016; $48.52 per share on March 1, 2015; $41.51 per share on March 1, 2014.

(2)	Excludes one-time equity grant of 300,000 performance-based restricted shares ($12.5 million), with vesting tied to the achievement of specific synergy targets, as a result of the acquisition of HMA. These awards are discussed in more detail on page 39 of this Proxy Statement.

Stockholder Outreach Effort; Program Changes for 2016

We are committed to a continuing dialogue between stockholders and the Company to fully understand and consider stockholder concerns. During 2015, we spoke with and received feedback from stockholders that held 78% of our shares outstanding at the time. Similar to prior years, we thoughtfully considered all of the feedback and suggestions we received in light of both market best practices as well as what we believe to be necessary to execute a best-in-class compensation program that successfully addresses our senior executive talent attraction and retention needs, in addition to taking into account the advisory say-on-pay vote at our 2015 Annual Meeting of Stockholders.

In response to feedback from stockholders, for our 2016 performance-based restricted stock awards, the Company has revised the performance criteria used in prior years to replace the attainment of 75% of the low-end target range of projected earnings per share with the attainment of 90% of the low-end target range of Adjusted EBITDA. As a result, the performance criteria for 2016 performance-based restricted stock awards require the satisfaction of one of two performance measures, the attainment of 90% of the low-end target range of 2016 Adjusted EBITDA, or the attainment of 90% of the 2016 net operating revenue low-end target range (this 90% of net operating revenue low-end target percentage was unchanged in comparison to 2015), both as projected in our earnings release in February 2016. As noted in the February 2016 earnings release, the projected 2016 Adjusted EBITDA and net operating revenues include the 38 hospitals associated with the planned spin-off of Quorum Health Corporation as if owned by the Company for the full year. Once the planned spin-off occurs (which is currently expected to close during the first half of 2016), or if other material divestitures occur, the performance measures will be appropriately adjusted to reflect the removal of those hospitals from 2016 operating results. In addition, no adjustment was made to the base salary for the Chief Executive Officer or Chief Financial Officer in 2016.

Going forward, we will continue to evaluate our executive compensation programs in light of stockholder feedback, governance best practices, regulatory requirements, economic and industry factors, and competitive considerations. We will make changes, as applicable, that both ensure the alignment between the interests of our stockholders and our executives and reflect industry-leading executive compensation programs.

Oversight of the Executive Compensation Program

The Compensation Committee of the Board of Directors oversees the Company’s executive compensation program. Each of the Compensation Committee members is fully independent of management and has never served as an employee or officer of the Company or its subsidiaries. In addition to meeting the independence requirements of the NYSE and NASDAQ, each member of the Compensation Committee is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code (“IRC”) and is a “non-employee director” for purposes of Section 16(b) of the Exchange Act.

Executive Compensation Philosophy and Core Principles

The Company’s executive compensation philosophy is to develop and utilize a combination of compensation elements that reward current period performance, continued service, and attainment of future goals, and is designed to encourage the retention of executive talent. The key elements of executive compensation are linked either directly or indirectly to enhancing stockholder value. Attainment of annual incentive compensation requires achievement of targets with challenging thresholds and incentive compensation for above-target performance is capped. The Company continues to evaluate its compensation policies, programs, and disclosures to provide transparency and accountability to all of its stockholders.

The core principles applied by the Company in implementing this philosophy are to provide a mix of compensation vehicles that generates a compensation package that is competitive with an appropriate peer group, provides for the attainment of performance and growth objectives from both a short-term and long-term perspective, aligns the interests of executive management with stockholders, and retains and attracts valuable executive talent. While consistency of application of these principles is a goal, sufficient flexibility is maintained to ensure that the overall philosophical intent of the executive compensation program is achieved.

The elements used by the Company during 2015 included:

Annual cash and other compensation elements that are competitive with our selected peer group companies (see below for our discussion of our peer group);

Annual target incentive cash compensation that is at risk, performance-based, and tied to the attainment of the Company’s growth objectives;

Longer-term incentive awards of stock-based compensation that are predominately performance-based and, accordingly, are at risk and further align the interests of executive management with our stockholders; and

Provision of longer range savings, retirement, and other benefits, including appropriate perquisites, to encourage the retention of the most experienced and talented executives through their most productive and valuable years of employment service.

The current executive compensation policy seeks to achieve the following targets:

Total direct compensation, including the value of long-term incentives, is targeted to be approximately the 50th percentile for the appropriate peer group executive (for purposes of this Proxy Statement, we define total direct compensation as base salary, short-term incentive compensation and equity awards payable to any executive officer, but excluding any change in the officer’s pension value and items reflected for the officer in the “All Other Compensation” column of the Summary Compensation Table) and consists of three components:

•	Base salary compensation for each executive is targeted to be within an approximate range of 15% of the 50th percentile for the appropriate peer group executive;

•	Base salary plus target payout of annual cash incentive award plan for each executive is targeted to be within an approximate range of 15% of the 75th percentile for the appropriate peer group executive (target payout contemplates that our rigorous financial targets are equaled or exceeded);

•	Longer-term (three-year vesting) incentive awards of stock-based compensation that are performance-based and, accordingly, are at risk and that further align the interests of executive management with maximization of long-term stockholder value; to achieve the overall objectives of the program, these awards are within the range of the 25th percentile and the 50th percentile for the appropriate peer group executive; and

The allocation of total direct compensation among the at-risk elements of the compensation program utilized by the Company to provide an overall compensation structure that is balanced and competitive.

The Company believes that generally adhering to this policy, with the flexibility to make upward or downward adjustments as needed for individual performance or unusual market fluctuations or extraordinary performance considerations, provides consistency and predictability to the Company’s executives and alignment of interests and transparency to the Company’s investors. Variations in pay levels for executives are based on factors such as internal equity, level of responsibility and Company performance. Actual cash compensation for 2015 for the named executive officers fell below the established targets for the cash compensation elements and, on average, cash incentive awards to our named executive officers were, in the aggregate, approximately 24% of the cash incentive awards they received for 2014. This result is consistent with the Company’s pay-for-performance philosophy and reflects the Company’s failure to meet many of its performance objectives in 2015.

In establishing performance-based targets for cash incentive compensation to its named executive officers, the Company sets targets that are (a) indexed to the Company’s attainment of its budgeted operating performance, which corresponds to its guidance to investors reflected in the Company’s earnings release issued in February of each year, and (b) linked, if applicable, to an individual executive’s specific area of oversight. In the case of the Chief Executive Officer and the Chief Financial Officer, the performance-based targets have four components — an EBITDA target, a continuing operations EPS target, a net revenue target, and a total shareholder return percentile rank target. The target performance-based incentive compensation plan for each executive provides both significantly reduced payments for underachievement, as well as the potential for payments above target when results are overachieved. The Company believes that a scaled payout opportunity versus an “all or nothing” approach best fulfills the Company’s objectives in providing these incentives.

The executive compensation process is implemented in annual cycles, commencing in the fall of each year with a compensation survey and study prepared by the Compensation Committee’s independent executive compensation consultant, Mercer Human Resources Consulting. Mercer’s work includes the identification and review of peer group compensation data by utilizing the most recent proxy statement data, other publicly available data (i.e., current reports on Form 8-K and other SEC filed data) and Mercer’s own proprietary database of executive compensation information. The peer group data is analyzed and the competitiveness of the compensation paid to the Company’s named executive officers is evaluated based on direct compensation and relative performance metrics, and an annual growth rate factor as appropriate (because the publicly available data can be generally one year out-of-date) is computed to formulate proposed adjustments for the Company’s next fiscal year. Management and the Compensation Committee evaluate the information and make joint recommendations for any proposed adjustments to executive compensation levels and elements. The process is a collaborative one, involving the Compensation Committee and its independent consultant, and the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and human resources executives, except that these individuals are not involved in setting their own compensation. In February of each year, recommendations are reviewed by the Compensation Committee in connection with the determination of the extent to which incentive compensation awards and other performance-based compensation awards for the prior year were attained. This determination coincides with the completion of the Company’s annual financial statement audit and release of annual earnings. After earnings for the prior year are released to the public in the third or fourth week of February, final compensation adjustments are made by the Compensation Committee and reviewed and approved by the Board of Directors. At that time, base salaries are adjusted, prior-year incentive payments are made, then current-year target objectives are established, and equity awards are granted.

Compensation “Clawback” Policy

In February 2009, the Board of Directors adopted a policy (the “2009 Clawback Policy”) requiring that, in certain circumstances, the elected officers of the Company reimburse the Company for the amount and/or value of performance-based cash, stock or equity-based awards received by such elected officers, and/or gains realized by such elected officers in connection with these awards. The circumstances triggering this recoupment require a determination by the Board of Directors, or an appropriate committee of the Board of Directors, that fraud by an elected officer materially contributed to the Company having to restate all or a portion of its financial statements. The Board of Directors or the appropriate committee is granted the right to determine, in its discretion, the action necessary to remedy the misconduct. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including consideration of fairness and equity, and may require reimbursement to the extent the value transferred to the elected officer can be reasonably attributed to the reduction in the restated financial statements and the amount of the award would have been lower than the amount actually paid, granted or realized. The Company intends to impose such additional recoupment obligations as are necessary to ensure continuing compliance with other applicable laws including compliance with final SEC clawback rules to be adopted under the Dodd-Frank Act once such final rules have been adopted.

Risk Assessment of Executive Compensation

The Compensation Committee, with management and the Compensation Committee’s independent executive compensation consultant, Mercer Human Resources Consulting, regularly assesses the risk levels of the Company’s executive compensation programs. As part of this assessment, the Compensation Committee reviews the Company’s compensation programs for certain design features identified by the Compensation Committee and its advisors as having the potential to encourage excessive risk-taking, and considers the Company’s compensation programs in light of the Company’s key enterprise and business strategy risks. The Compensation Committee believes that the Company’s compensation programs are designed so that they do not include compensation mix overly weighted toward annual incentives, highly leveraged short-term incentives, uncapped or “all or nothing” bonus payouts or unreasonable performance goals. The Compensation Committee also noted several design features of the Company’s cash and equity incentive programs that the Compensation Committee believes reduce the likelihood of excessive risk-taking, including the use of multiple balanced performance metrics, maximum payouts at levels deemed appropriate, a carefully considered peer group to assure the Company’s compensation practices are measured and appropriately competitive, multi-year vesting schedules for equity awards, and significant long-term incentives that promote longer-term goals and reward sustainable stock, financial and operating performance, especially when combined with the Company’s executive stock ownership guidelines. Additionally, the Company’s executive compensation “clawback” policy allows the Company to recover bonus payments and certain equity awards under certain circumstances, and compliance and ethical behaviors of the Company’s executive officers are factors considered in all performance and bonus assessments. Based on its assessment, the Compensation Committee believes that the Company’s compensation programs do not motivate risk-taking that could reasonably be expected to have a materially adverse effect on the Company. These principles are reviewed annually as a part of the overall enterprise risk assessment.

Employment Contracts; Change in Control Severance Agreements

None of the Company’s executive officers have a written employment agreement with the Company or any of its subsidiaries. Since 2007, each officer of the Company, including each of the named executive officers (collectively, the “Covered Executives”), has been a party to a change in control severance agreement (a “CIC Agreement”) with the Company. The CIC Agreements are considered “double trigger” agreements and require both the occurrence of a change in control of the Company and a termination of employment for any cash severance benefits to become payable. The CIC Agreements provide for certain compensation and benefits in the event of termination of a Covered Executive’s employment during the period following a change in control of the Company (as defined in the CIC Agreements), (A) by the Company, other than as a result of the Covered Executive’s death or disability within thirty-six (36) months of the change in control or (B) by the Covered Executive, upon the happening of certain “good reason” events within twenty-four (24) months of the change in control, including (i) certain changes in the Covered Executive’s title, position, responsibilities or duties, (ii) a reduction in the Covered Executive’s base salary, (iii) certain changes in the Covered Executive’s principal location of work, (iv) the failure of the Company to perform its obligations under or to continue in effect any material compensation or benefit plan, or (v) certain other employer actions that would cause the Covered Executive to lose the benefits of the CIC Agreement. The thirty-six (36) and twenty-four (24) month time periods described in the preceding sentence apply to the CIC Agreements for the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, the Presidents, the Executive Vice Presidents, Division Presidents and each Senior Vice President. For the CIC Agreements with each Vice President of the Company, the applicable time periods are twenty-four (24) and twelve (12) months, respectively. CIC Agreements entered into since 2009 do not contain any tax “gross-up” provisions.

Compensation and benefits payable under the CIC Agreements include, in the event of a qualifying termination of employment, a lump sum payment equal to the sum of (a) unpaid base pay, (b) accrued but unused paid vacation or sick pay and unreimbursed business expenses, (c) any other compensation or benefits in accordance with the terms of the Company’s existing plans and programs, (d) a pro rata portion of the incentive bonus that would have been earned by the Covered Executive for the year of termination based on actual performance, and (e) a lump sum equal to the sum of three (3) times (two (2) times, in the case of each Vice President of the Company) the sum of base salary and the greater of (A) the highest incentive bonus earned during any of the three (3) fiscal years prior to the fiscal year in which the Covered Executive’s termination of employment occurs or, if greater, the three fiscal years prior to the fiscal year in which a change in control occurs and (B) the target incentive bonus for the fiscal year in which the Covered Executive’s termination of employment occurs assuming the performance objectives were met in full. The Covered Executives will also be entitled to continuation of certain health and welfare benefits for thirty-six (36) months following termination (twenty-four (24) months in the case of each Vice President) and reimbursement of up to $25,000 for outplacement counseling and related benefits.

In addition, the Covered Executives with agreements entered into before 2009 will be entitled to receive certain “gross up” payments to offset any excise tax imposed by Section 4999 of the IRC on any payment or distribution by the Company to or for their benefit, including under any stock option, restricted stock or other agreement, plan or program; provided, however, that if a reduction in such payments or distributions by 10% or less would cause no excise tax to be payable, then the payments and distributions to the Covered Executive will be reduced by that amount and no excise tax gross up payment will be paid. As noted above, CIC Agreements entered into since 2009 do not contain any tax “gross-up” provisions.

The Company’s executive officers are employees of the Company’s indirect, wholly-owned subsidiary, CHSPSC, LLC, and hold the same elected officer titles with this entity as they do with the Company.

Components of the Executive Compensation Program

In February 2015 (in accordance with its annual review process), the Compensation Committee approved target 2015 compensation levels, the attainment of performance objectives for performance-based cash incentive compensation awards for 2014, the attainment of performance objectives for performance-based restricted stock awarded in 2014, performance-based incentive compensation targets for 2015, and 2015 equity awards in the form of performance-based restricted stock awards for each of the named executive officers.

In accordance with the process described above, the Company utilized a benchmark peer group in connection with determining the executive compensation for the named executive officers.

The Company regularly reviews the composition of its peer group to ensure comparability between the Company and its peer group. For the 2015 compensation cycle, the peer group was revised to reflect the larger size of the Company following the acquisition of HMA.

The 2015 peer group included the other four major hospital management companies. In addition, given the limited number of large, publicly-traded hospital management companies, the peer group also included 16 other companies in the healthcare facilities, healthcare services, healthcare distribution, insurance or managed care areas. This revised peer group of 20 companies was focused exclusively on companies in the healthcare sector and continues to include nine of the companies that were included in the 2014 peer group. In selecting the peer group companies, consideration was again given to revenue, market capitalization, enterprise value and number of employees of each company, while being sensitive to the positioning of the Company in relation to the peer group medians. The goal was to have the Company fit within the middle of the revised peer group (i.e., between the 25th and the 75th percentile) with respect to these metrics if possible. Based on 2014 data, the Company was near the 60th percentile of this peer group in terms of revenue, near the 70th percentile in terms of enterprise value, and near the 30th percentile in terms of market capitalization.

Our Compensation Committee believes that these revisions to the Company’s peer group continue to align the Company with the competitive market for talent for our key executives. The 20 companies included in the 2015 peer group analysis are:

Peer Group Companies (for 2015 Compensation Cycle)

• Aetna Inc.	• Health Net, Inc.*
• Aflac Incorporated	• Henry Schein, Inc.
• AmerisourceBergen Corporation	• Humana Inc.*
• Anthem, Inc.	• Kindred Healthcare, Inc.
• Cardinal Health, Inc.	• LifePoint Health, Inc.*
• Catamaran Corporation	• Owens & Minor, Inc.
• Centene Corporation	• Tenet Healthcare Corporation*
• CIGNA Corporation *	• Universal Health Services, Inc.*
• DaVita HealthCare Partners Inc.*	• Unum Group*
• HCA Holdings, Inc.*	• WellCare Health Plans, Inc.

*Included in 2014 peer group

For Mr. Smith, the Company’s Chairman and Chief Executive Officer, the Chief Executive Officer position at the peer group companies was utilized for comparison purposes. Mr. Miller, the Company’s Chief Operating Officer, was compared to the compensation awarded to the COO position among the peer companies. For the other named executive officers, because there are no consistent, direct comparative positions at the peer group companies, the following comparisons were used: Mr. Cash, the Company’s Chief Financial Officer, was compared to the average compensation awarded to the CFO and the “second most highly compensated officer” at all peer group companies; for the Division Presidents, the average of the peer group’s “third, fourth and fifth most highly compensated named executive officers” compensation figures were utilized to form the comparison. These groupings have been used consistently in recent years for comparison with the selected peer group.

Base Salary

Base salary, as its name implies, is the basic element of the employment relationship, designed to compensate the executive for his or her day-to-day performance of duties. The amount of base salary distinguishes individuals’ level and responsibility within the organization. Exceptional performance and contribution to the growth and greater success of the organization are rewarded through other compensation elements, and for this reason, the benchmark target for base salary is generally set to be within a range of 15% of the 50th percentile of the selected peer group executive.

Utilizing the benchmarking survey analyses described above, the base salaries of the Chief Executive Officer and the other named executive officers were reviewed by the Compensation Committee in early 2015 as part of its annual review. The Compensation Committee determined that pay increases, which were on average 7%, would be made to the named executive officers’ base salaries for 2015. The increases awarded in 2015 reflected the additional scale and scope of the named executive officers’ responsibilities following the acquisition of HMA. With respect to 2016 base salary levels, no adjustments were made to the base salary of the named executive officers with corporate-wide responsibility.

Cash Incentive Compensation

Cash incentive compensation awards to the named executive officers are made pursuant to the Company’s 2004 Employee Performance Incentive Plan (initially approved by the Company’s stockholders in 2004 and subsequently, as amended and restated, approved by the Company’s stockholders in 2009 and 2014). This non-equity incentive compensation plan provides for a wide range of potential awards and is utilized as a compensation vehicle across the Company. Cash incentive compensation awards are intended to align employees’ interests with the goals and strategic initiatives established by the Company and to reward employees for their contributions during the period to which the incentive award relates. Cash incentive compensation awards’ targets are typically expressed as a percentage of the individual’s base salary.

Cash incentive compensation awards are “at risk” as they are subject to the attainment of specific goals. For each named executive officer, the individual’s target plan includes two or more budgeted goals, and for each goal, different award amounts may be earned depending on the level at which that goal is attained, (i.e., an underachievement and overachievement opportunity). The Company’s goals based on budgeted operating performance as noted below were each within the range of the Company’s annual guidance to investors reflected in the Company’s earnings release issued in February of each year. The risk of not attaining the goals is substantial. For 2015, the Company’s budgeted operating performance goals were as follows:

The EBITDA target was $3.060 billion (with a minimum of $2.754 billion, which would have yielded 50% of bonus amount linked to this objective),

The Continuing Operations EPS target was $3.50 per share (with a minimum of $3.20, which would have yielded 50% of bonus amount linked to this objective), and

The Net Revenues target was $20.300 billion (with a minimum of $18.270 billion, which would have yielded 50% of the bonus amount linked to this objective).

Additional division-specific goals were based upon certain financial and operational results of the hospitals within each respective division.

Each goal target is scaled to achieve a partial award for less than targeted performance or above target award for exceptional performance. For example, for each 1% decrease in the Company’s EBITDA achievement, the award percentage amount was reduced by 5%, so that at 90% of target attainment, 50% of the specified award percentage would have been paid. However, no awards are paid when the Company’s EBITDA achievement is below 90% of target attainment. On the other hand, if the target for Company EBITDA had been exceeded, each named executive officer would have received an additional 1% of their base salary for each 1% over the target, up to an additional 10%, limited to the plan maximum for the individual officer.

For 2015, the Company’s financial performance in relation to its goals was achieved as follows: Company EBITDA — 87%; Continuing Operations EPS — 66%; and Net Revenue — 95%. Individual Division Presidents’ goal attainment varied depending upon the operations within the applicable division as set forth in the table on page 37 of this Proxy Statement. The Company’s failure to achieve its targeted goals in 2015 resulted in a meaningful reduction in the cash incentive compensation paid to our named executive officers for 2015. Incentive plan compensation awarded to the Chief Executive Officer and to the Chief Financial Officer declined approximately 90% compared to 2014.

As stated above, for 2015, the cash incentive opportunities for our Chief Executive Officer and our Chief Financial Officer included a component for Total Shareholder Return Percentile Rank in accordance with the following table:

TSR Percentile Rank	Total Percent Opportunity (as a percentage of base salary)
Above 65th = Target	20%
50th – 65th	15%
40th – 49th	10%
30th – 39th	5%
Below 30th	0%

“Total Shareholder Return Percentile Rank” means the relative growth of the Company’s price per share of Common Stock compared to the “TSR comparison group.” The “TSR comparison group” consists of the following companies: HCA Holdings, Inc., Tenet Healthcare Corporation, Universal Health Services, Inc., Kindred Healthcare, Inc., LifePoint Health, Inc., and HealthSouth Corporation; this comparison group includes healthcare companies (with revenues greater than $2 billion in 2012 when the TSR comparison group was established).

For 2015, the Company’s Total Shareholder Return was below the 30th percentile for Total Shareholder Return among the TSR comparison group, and accordingly neither our Chief Executive Officer nor our Chief Financial Officer received any portion of their target cash incentive compensation allocated to this component.

For 2015, for each component of the non-equity incentive plan compensation, the targeted award and attained award, expressed as a percentage of base salary, for each named executive officer along with the maximum incentive award attainable are set forth in the table below:

		Non-equity Incentive Plan Compensation (expressed as a percentage of base salary)
		Target	Attainment
Wayne T. Smith,	Corporate Consolidated EBITDA	185.0%	0.0%
Chairman and Chief Executive Officer	Corporate Consolidated EPS	40.0%	0.0%
	Corporate Consolidated Net Revenues	20.0%	15.0%
	Total Shareholder Return	20.0%	0.0%

	Target	265.0%	15.0%
	Performance Improvement Awarded	25.0%	10.0%
	Overachievement of Company goals	10.0%	0.0%

	Total Achievement	-	25.0%

	Total Achievement Limited to Maximum Award Attainable	300.0%	25.0%

W. Larry Cash,	Corporate Consolidated EBITDA	105.0%	0.0%
President of Financial Services and	Corporate Consolidated EPS	25.0%	0.0%
Chief Financial Officer	Corporate Consolidated Net Revenues	15.0%	11.3%
	Total Shareholder Return	20.0%	0.0%

	Target	165.0%	11.3%
	Performance Improvement Awarded	25.0%	10.0%
	Overachievement of Company goals	10.0%	0.0%

	Total Achievement	-	21.3%

	Total Achievement Limited to Maximum Award Attainable	200.0%	21.3%

David L Miller	Corporate Consolidated EBITDA	100.0%	0.0%
President and Chief Operating Officer	Corporate Consolidated EPS	20.0%	0.0%
	Division Hospital EBITDA	25.0%	15.0%
	Net Revenues	20.0%	15.0%

	Target	165.0%	30.0%
	Performance Improvement Awarded	25.0%	10.0%
	Overachievement of Company goals	10.0%	0.0%

	Total Achievement	-	40.0%

	Total Achievement Limited to Maximum Award Attainable	200.0%	40.0%

Michael T. Portacci	Corporate Consolidated EBITDA	25.0%	0.0%
President, Division Operations	Corporate Consolidated EPS	10.0%	0.0%
	Division Hospital EBITDA	70.0%	59.5%
	Division Hospital EBITDA Margin Improvement	4.0%	3.0%
	Division Hospital Revenue	6.0%	4.0%
	Division Hospital Same-Store Adjusted Admissions Growth	5.0%	2.0%
	Clinic Operating Results	10.0%	10.0%

	Target	130.0%	78.5%
	Performance Improvement Awarded	10.0%	10.0%
	Overachievement of Company goals	10.0%	0.0%

	Total Achievement	-	88.5%

	Total Achievement Limited to Maximum Award Attainable	150.0%	88.5%

Tim Hingtgen	Corporate Consolidated EBITDA	25.0%	0.0%
President, Division Operations	Corporate Consolidated EPS	10.0%	0.0%
	Division Hospital EBITDA	70.0%	70.0%
	Division Hospital EBITDA Margin Improvement	4.0%	4.0%
	Division Hospital Revenue	6.0%	4.0%
	Division Hospital Same-Store Adjusted Admissions Growth	5.0%	0.0%
	Clinic Operating Results	10.0%	10.0%

	Target	130.0%	88.0%
	Performance Improvement Awarded	10.0%	10.0%
	Overachievement of Company goals	10.0%	4.0%

	Total Achievement	-	102.0%

	Total Achievement Limited to Maximum Award Attainable	150.0%	102.0%

The Company did not undertake a statistical analysis to quantify how difficult it would be to achieve the relevant targets used to determine cash incentive compensation awards. However, at the time the target levels were set, the Compensation Committee believed that achieving such target levels, although challenging, was achievable with significant effort from the named executive officers. Accordingly, the likelihood of the named executive officers achieving their respective target levels is not known and historically, in any given year, not all of the target levels have been fully achieved. The Compensation Committee determined that it was appropriate to set rigorous financial targets used to determine the cash incentive compensation awards in order to motivate the named executive officers to meet the Company’s business goals and to align named executive officers’ interests with the goals and strategic initiatives established by the Company.

Long-term Incentives

Equity awards are designed to reward the executives for their longer-term contributions to the success and growth of the Company and are directly linked to maximizing stockholder value. They also serve as a key retention tool, bridging annual base salary and incentive compensation payments to retirement and other end-of-service compensation benefits. Long-term incentives comprise a very important part of the Company’s executive compensation program.

Equity-based incentive awards are made pursuant to the Company’s 2009 Stock Option and Award Plan, as most recently amended and restated by our stockholders in March 2014 (the “2009 Plan”). The Board approved the further amendment and restatement of the Community Health Systems, Inc. 2009 Plan as of March 16, 2016, subject to stockholder approval at this Meeting. This plan provides for a wide variety of stock-based compensation awards, including incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance awards and other share-based awards. The Company has historically only made awards in the form of non-qualified stock options and restricted stock, as these types of awards are most consistently used by the Company’s peer group and are thus deemed to provide the most competitive compensation element for long-term incentive compensation. In 2013, the Compensation Committee discontinued the use of stock options as part of the annual long-term incentive compensation awards.

The Company believes annual grants that create an appropriate (i.e., market competitive) mix of compensation elements more directly and effectively align the interests of management with those of stockholders. Under the Company’s compensation philosophy, all grants of restricted stock awards vest in one-third increments on each of the first three anniversary dates of the grant date, which further serves to align this compensation program element with the interests of investors. The Compensation Committee reviews and adjusts annually the size and mix of award types. The named executive officers’ restricted stock awards are subject to performance-based restrictions; these awards are forfeited in their entirety if the performance measures for the relevant calendar year are not attained. To the extent that performance measures for the grants in a given year are attained, such grants are also subject to time-based restrictions, which lapse in one-third increments on each of the first three anniversaries of the applicable grant date.

The 2015 performance-based restricted stock awards to the named executive officers were subject to the same type of performance criteria as were the 2014 and prior year awards; they required the satisfaction of one of two performance measures, either 75% of the low-end target range of 2015 earnings per share from continuing operations, or the attainment of 90% of the 2015 net operating revenue low-end target range, both as projected in our earnings release in February 2015.

In response to feedback from stockholders, for 2016 performance-based restricted stock awards, the Company has revised the performance criteria used in prior years to replace the attainment of 75% of the low-end target range of projected earnings per share with the attainment of 90% of the low-end target range of Adjusted EBITDA. As a result, the performance criteria for 2016 performance-based restricted stock awards require the satisfaction of one of two performance measures, the attainment of 90% of the low-end target range of 2016 Adjusted EBITDA, or the attainment of 90% of the 2016 net operating revenue low-end target range, both as projected in our earnings release in February 2016. As noted in the February 2016 earnings release, the projected 2016 Adjusted EBITDA and net operating revenues include the 38 hospitals associated with the planned spin-off of Quorum Health Corporation as if owned by the Company for the full year. Once the planned spin-off occurs (which is currently expected to close during the first half of 2016), or if other material divestitures occur, the performance measures will be appropriately adjusted to reflect the removal of those hospitals from 2016 operating results.

We typically grant executives the same number of performance-based restricted shares each year (absent any change in responsibility, competitive positioning as compared to the peers, etc.). As an example, our Chief Executive Officer received 150,000 performance-based restricted shares in each of 2014, 2015 and 2016 – thus, the value of performance-based restricted stock awarded to the Chief Executive Officer and other executives is aligned with that of the gains/losses experienced by stockholders. The value of our Chief Executive Officer’s 2016 performance-based restricted stock award was 68% less than the value granted in 2015.

In January 2014, the Company acquired HMA (with revenues from continuing operations of over $5.5 billion), increasing the Company’s revenue by over 40%. This transaction provided the Company with a unique opportunity to acquire a well-developed hospital system with 71 facilities spread across attractive, non-urban and suburban markets with a complementary geographic fit with the Company’s existing hospitals. Taking into account feedback from senior management, the Board believed that there was a significant opportunity to improve HMA’s operating performance by applying best practices, standardized systems and procedures and targeted achieving over $250 million of synergies through contract consolidation and expense reduction in the first two years following the acquisition.

The circumstance presented by the HMA acquisition was the type of unusual consideration that merited flexibility within the compensation policy. The Compensation Committee was faced with the need to balance the compensation program to ensure that unmet performance objectives do not result in unmerited compensation payouts, but also that executives would be rewarded when large-scale transformative changes occur, provided they are successful. The Compensation Committee, in consultation with the other independent members of the Board of Directors, felt that a uniquely designed financial incentive would be required to ensure the retention and continuity of the management team through the entire transition period after the completion of the HMA acquisition and to incentivize the management team in connection with the HMA transaction.

The Compensation Committee crafted a special, one-time equity grant of performance-based restricted stock awards (the HMA Synergy Awards), which were subject to the achievement of specific targeted levels of synergies in the first two years following the Company’s acquisition of HMA. These HMA Synergy Awards, which were granted effective as of March 1, 2014, have both performance and time vesting components.

The terms of the HMA Synergy Awards are as follows:

•	If $80 million in synergies (the “2014 Synergy Target”) were attained in the first measurement period (February 1, 2014 through January 31, 2015), then the performance restrictions and time-based restrictions would lapse on one-third of each award on the first anniversary of the grant date (i.e., March 1, 2015).

•	The Company attained the 2014 Synergy Target and thus, the performance restrictions and time-based restrictions lapsed on one-third of each award on March 1, 2015.

Following the attainment of the 2014 Synergy Target, the remaining two-thirds of the award “carried over” until it was determined if the “Combined Synergy Target” (defined below) was attained. There were three opportunity levels for the Combined Synergy Target:

•	If the synergies attained for the period from February 1, 2014 through January 31, 2016 totaled between $150 million and $200 million, then one-half of the remaining award (i.e., one-third ) would be earned. The other one-half of the remaining award (i.e., one-third) would be forfeited.

•	If the synergies attained for the period from February 1, 2014 through January 31, 2016 totaled $200 million or more, the full amount of the remaining award would be earned.

•	If the synergies attained for the period from February 1, 2014 through January 31, 2016 had totaled less than $150 million, the remaining two-thirds of the award would have been forfeited.

From February 1, 2014 through January 31, 2016, the Company attained synergies in excess of $200 million and thus, the full amount of each award has been earned; therefore, the performance restrictions lapsed for the remainder of each award on March 1, 2016, and the time-based restrictions on one-third of each award lapsed on that date. The time-based restrictions on the remaining one-third of each award will lapse on March 1, 2017.

Benefits

The Company’s named executive officers are each eligible to participate in the Company’s customary qualified benefit plans for health, dental, vision, life insurance, long-term disability and retirement savings (401(k)). The named executive officers are eligible to participate in these plans on the same basis (i.e., benefits, premium amounts and co-payment deductibles) as all other full-time employees of the Company. The Company’s named executive officers also participate in or receive additional benefits described below, which are competitive with the benefits provided to executives of other companies.

Retirement and Deferred Compensation Benefits

The Company’s named executive officers also participate in executive compensation arrangements available only to specified officers of the Company and certain key employees of its subsidiaries. These plans include the Supplemental Executive Retirement Plan (the “SERP”), the Supplemental 401(k) Plan and the Deferred Compensation Plan, each of which is a non-qualified plan under the IRC. The benefits under these plans are made available to the named executive officers to encourage and reward their continued service through their most productive years.

We believe that the provision of a retirement benefit is necessary to remain competitive with the Company’s peer group, and is thus an important element for the recruitment and retention of executives. Effective January 1, 2003, while the Company’s stock ownership and the Board of Directors were controlled by affiliates of Forstmann Little & Co., the Company adopted the SERP for the benefit of our officers and key employees of our subsidiaries. This plan is a non-contributory non-qualified defined benefit plan that provides for the payment of benefits from the general funds of the Company. The Compensation Committee of our Board of Directors administers this plan and all determinations and decisions made by the Compensation Committee are final, conclusive and binding upon all participants. In particular, the defined benefit provided under the SERP is intended to supplement the incentives provided by the other elements of the executive compensation program, for which the maximum provision of benefits is limited to three years.

The SERP generally provides that, when a participant retires after his or her normal retirement date (age 65), he or she will be entitled to receive a single lump-sum payment based on the actuarially-determined monthly income payment based on a monthly calculation of (i) the participant’s Annual Retirement Benefit, reduced by (ii) the participant’s monthly amount of Social Security old age and survivor disability insurance benefits payable to the participant commencing at his or her unreduced Social Security retirement age (the “Social Security Benefit”).

For this purpose, the “Annual Retirement Benefit” means an amount equal to the sum of the participant’s compensation for the highest three years out of the last five full years of service preceding the participant’s termination of employment, divided by three, then multiplied by the lesser of (i) 60% or (ii) a percentage equal to 2% multiplied by the participant’s years of service. Employees who retire prior to the normal retirement date or with fewer than 30 years of service receive a reduced benefit. Generally, named executive officers receive one year of credited service for each year of actual service. In March 2004, the then Compensation Committee of the Board of Directors, in an effort to achieve peer pay equality using a mechanism that would also maximize retention, caused the SERP to be amended to credit both Mr. Smith and Mr. Cash with two years of service for each year of actual service. This change occurred at a time when the Company was controlled by affiliates of Forstmann Little & Co. (through the ownership of greater than 46,000,000 shares of the Company’s Common Stock) and all members of the Board of Directors and the Compensation Committee were nominated by Forstmann Little & Co. None of the Forstmann Little & Co. affiliates continued to serve on the Board of Directors or its committees following the sale of their position in the Company during 2004. In 2008, the Compensation Committee and the Board voted to amend the SERP to terminate this practice after 25 years of service had been credited. Since reaching 25 years of credited service, Mr. Smith and Mr. Cash have each received one year of credited service for each year of actual service. Mr. Smith, having reached his maximum number of 30 years of credited service and Mr. Cash, having reached his approximate maximum number of years of credited service, have elected in accordance with the plan provisions to have their benefit frozen, effective in July 2014, with future increases for interest earned based on the 24-month average yield on 10-Year Treasury Bonds. Messrs. Smith and Cash will earn no additional service credit.

In the event of a change in control of the Company, all participants who have been credited with five or more years of service will be credited with an additional three years of service (not to exceed the maximum of 30 years of service) for purposes of determining the benefit. In addition, the benefit accrued by any such participant will become fully vested and be paid out as soon as administratively feasible in a single lump sum payment following such change in control. Upon such payment to all participants, the SERP will terminate.

The Company’s named executive officers are also eligible to participate in and contribute to the Company’s non-qualified Deferred Compensation Plan. Employees’ voluntary contributions to this plan are tax deferred, but are subject to the claims of the general creditors of the Company. A separate supplemental 401(k) plan also exists, but employees are no longer eligible to contribute additional amounts to the non-qualified Supplemental 401(k) Plan. The individual asset balances remaining in this plan are eligible for investment earnings to the named executive officers and employees. These plans do not play a significant role in the Company’s executive compensation program. Effective since 2009, no Company contributions are made to the Deferred Compensation Plan and the named executive officers are limited to the matching provisions of the tax-qualified 401(k) plan.

Perquisites

The Company provides very little in the way of perquisites to its named executive officers and operates under the belief that benefits of a personal nature or those which are not available to the other employees of the Company should be funded from the executives’ personal funds. The Company believes that the supplemental benefits that it does provide to the named executive officers are reasonable when compared to the peer group and other similarly-sized companies and are appropriate additional items of compensation for these individuals.

Group-term life insurance (or a combination of group-term life insurance and individually-owned policies) is provided for each of the named executive officers in an amount equal to four times the individual’s base salary.

The Company operates aircraft to facilitate the operation and management of its business. The Board of Directors has adopted a policy that requires the Chief Executive Officer to use the Company’s aircraft for both his business and personal travel. From time to time, the other named executive officers are also permitted to use the Company’s aircraft for their personal use. The incremental cost of personal air travel attributable to each named executive officer’s personal aircraft usage has been included in the Summary Compensation table below. In addition, named executive officers are taxed on the income attributable to their personal use of company aircraft based on Internal Revenue Service guidelines and are not grossed up by the company.

Termination of Service and Severance Arrangements

The Company’s severance policy provides that the named executive officers are entitled to receive twenty-four (24) months of their base salary upon a qualifying termination under the severance policy. In addition, upon a termination without cause, each of the named executive officers would be entitled to receive a pro-rated portion of their cash incentive compensation for the year of termination (based on actual results, when determined) and under their restricted stock award agreements, the lapse schedule is fully accelerated. Upon termination, the named executive officers are entitled to continuation health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act by so electing and paying the then active employee premium amount. The period of this benefit is equal to the number of months of severance payment, i.e., twenty-four (24) months for the named executive officers.

As described on pages 33 and 34 of this Proxy Statement, each of the named executive officers is party to a CIC Agreement, which provides severance benefits only upon both a change in control of the Company and qualifying termination of employment. In the event that a named executive officer is entitled to receive payment pursuant to his or her CIC Agreement, that executive officer will not be eligible to participate in the Company’s severance policy.

In addition to the benefits payable under the life insurance policy or the long-term disability policy described above, in the event a named executive officer dies or is permanently disabled while in the employ of the Company, vesting is fully accelerated for all grants under the Company’s 2000 Stock Option and Award Plan and the 2009 Stock Option and Award Plan.

Additional Executive Compensation Policies

Stock Ownership Policies

The Community Health Systems Stock Ownership Guidelines align the interests of its directors and executive officers with the interests of stockholders and promote the Company’s commitment to sound corporate governance. The guidelines apply to the Company’s non-management directors and the following officers, in the indicated multiples of either an officer’s base salary or a non-management director’s annual cash stipends, as applicable, at the time the participant becomes subject to the guidelines:

Position with the Company	Value of Common Stock Required
Chairman/Chief Executive Officer	5.0x salary
Non-Management Members of the Board of Directors	5.0x cash stipend
Officers Named in the Proxy Statement and Executive Vice Presidents	3.0x salary
Other Officers above Vice President	1.5x salary
Vice Presidents	1.0x salary

Company officers and directors subject to these guidelines are expected to achieve their respective ownership levels within five (5) years of becoming subject to the guidelines (and an additional five (5) years in the event of a promotion to a higher guideline). Once achieved, ownership of the guideline amount must be maintained for as long as the individual is subject to these Stock Ownership Guidelines. Until such time as a Company officer or director satisfies the Stock Ownership Guidelines, that individual will also be required to hold, for at least one year, 100% of the shares received upon the exercise of stock options and upon the vesting of full value stock awards, including but not limited to restricted stock awards and restricted stock units, in each case net of those shares required to pay the exercise price and any taxes due upon exercise or vesting.

Stock that counts towards satisfaction of the Company’s Stock Ownership Guidelines includes: (i) Common Stock held outright by the participant or his or her immediate family members living in the same household; (ii) restricted stock and restricted stock units issued and held as part of an executive officer’s or director’s long-term compensation, whether or not vested; (iii) Common Stock underlying vested Community Health Systems, Inc. stock options; and (iv) Common Stock acquired on stock option exercises that the participant continues to hold. The Governance and Nominating Committee of the Board of Directors reviews each participant’s progress and compliance with the applicable guidelines and may grant any hardship waivers or exceptions (e.g., in the event of a divorce) as it deems necessary and appropriate. All officers and directors who had been in their current position for at least five (5) years were in compliance with the Stock Ownership Guidelines as of December 31, 2015.

Prohibition on Pledging and Speculative Stock Transactions

The Company considers it inappropriate for any director or executive officer to enter into speculative transactions involving the Company’s securities. Therefore, the Company’s insider trading policy prohibits directors and executive officers from trading in any put or engaging in any short sale or other hedging transaction (including a short sale “against the box”) or equity swap of Company securities, or trading in any call or other derivative on Company securities. The insider trading policy also prohibits any director or executive officer from pledging Company securities, including holding such securities in a margin account. On a case-by-case basis, the General Counsel may approve an exception to the prohibition on pledging Company securities as collateral for a loan (not including margin debt) where the director or executive officer clearly demonstrates the financial capacity to repay the loan without resorting to the pledged securities.

Tax Considerations

Section 162(m) of the IRC limits the Company’s ability to deduct certain compensation in excess of $1 million paid to the Company’s Chief Executive Officer and to certain of the Company’s other named executive officers. This limitation does not apply to compensation that constitutes under applicable regulations “qualified performance-based compensation.” The Company aims to design the performance-based compensation paid to its named executive officers so that it will satisfy the requirements for deductibility under Section 162(m). The Compensation Committee considers

Section 162(m) when making compensation decisions, but other considerations, such as providing the Company’s named executive officers with competitive and adequate incentives to remain with the Company and increase the Company’s business operations, financial performance and prospects, as well as rewarding extraordinary contributions, also significantly factor into the Compensation Committee’s decisions. In this regard, the Compensation Committee believes that stockholder interests are best served if it retains discretion and flexibility in awarding compensation to the Company’s named executive officers. The Compensation Committee has approved and may approve payment of compensation that is outside the deductibility limitation of Section 162(m).

Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”)

ASC 718 requires a public company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The Company’s equity awards to the named executive officers are structured to comply with the requirements of ASC 718. To maintain the appropriate equity accounting treatment, the Company takes such accounting treatment into consideration when designing and implementing its compensation programs.

Executive Compensation Tables

Summary Compensation Table

The following table includes information regarding our named executive officers’ total compensation earned during the years ended December 31, 2015, 2014 and 2013 (except to the extent that any of these individuals did not serve as an executive officer during any such year). This table is prepared in accordance with SEC rules which require that equity awards be valued based on the grant date fair value of such awards, and there can be no assurance regarding the extent to which the value of such stock-based compensation reflected in the table below (including performance-based restricted stock) will be realized by any executive.

Name and Position	Year		Salary ($) (1)	Bonus ($) (1)	Plan Based Awards		Non-equity Incentive Plan Compensation ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total Compensation ($)
					Restricted Stock Awards ($) (2)	Option Awards ($) (3)
Wayne T. Smith	2015		1,600,000	-	7,278,000	-	400,000	1,009,242	151,532	10,438,774
Chairman of the Board	2014		1,500,000	-	18,679,500	-	4,117,500	1,998,799	145,583	26,441,382
and Chief Executive Officer	2013		1,400,000	-	5,213,750	-	2,058,000	-	163,972	8,835,722

W. Larry Cash	2015		850,000	-	3,639,000	-	180,625	430,955	83,025	5,183,605
President of Financial Services	2014		800,000	-	9,339,750	-	1,464,000	919,238	87,812	12,610,800
and Chief Financial Officer	2013		750,000	-	2,085,500	-	735,000	410,992	68,341	4,049,833

David L. Miller	2015		750,000	-	2,426,000	-	300,000	1,186,320	52,945	4,715,265
President and	2014		700,000	-	6,226,500	-	1,255,100	139,523	41,324	8,362,447
Chief Operating Officer	2013		612,000	50,000	1,042,750	-	446,760	166,309	27,303	2,345,122

Michael T. Portacci	2015		610,000	-	1,698,200	-	539,850	341,013	19,939	3,209,002
President -	2014		590,000	-	1,452,850	-	699,150	329,599	19,076	3,090,675
Division Operations	2013		561,023	-	1,042,750	-	134,645	211,236	18,044	1,967,698

Tim Hingtgen	2015		515,000	-	1,698,200	-	525,300	1,281	13,304	2,753,085
President -	2014		450,000	-	1,452,850	-	659,250	-	12,456	2,574,556
Division Operations	2013	(a)	-	-	-	-	-	-	-	-

(a)	Mr. Hingtgen was not an officer in 2013, and this table does not include compensation information for Mr. Hingtgen in 2013 as permitted by SEC rules.

(1)	Amounts represent cash-based salary and bonus compensation before any deferrals under the Company’s deferred compensation plans. Total cash-based compensation for the year ended December 31, 2015 was as follows: Mr. Smith, $2,000,000; Mr. Cash, $1,030,625; Mr. Miller, $1,050,000; Mr. Portacci, $1,149,850; and Mr. Hingtgen, $1,040,300.

(2)	The dollar amounts shown in this column represent the fair value of performance-based restricted shares on their respective grant dates: March 1, 2015 ($48.52) per share; March 1, 2014 ($41.51) per share; and February 27, 2013 ($41.71) per share. The grant date fair value of restricted shares included in the table above is based on a 100 percent probability of meeting the performance conditions. The grant date fair value was computed in accordance with ASC 718. The market value for the restricted stock awards on their respective first vesting dates were as follows: $15.43 per share on March 1, 2016 for awards granted on March 1, 2015; $48.52 per share on March 1, 2015 for awards granted on March 1, 2014; and $42.25 per share on February 27, 2014 for awards granted on February 27, 2013.

(3)	No options were granted in 2015, 2014 or 2013.

(4)	Amounts represent the actuarial increase in the present value of the named executive officer’s benefit under the SERP using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and includes amounts which the named executive officers may not currently be entitled to receive because such amounts are not vested. For Mr. D. Miller, the present value of SERP benefits increased at December 31, 2015 as compared to December 31, 2014 primarily due to increases in compensation. This change in pay increased the Final Average Earnings used to calculate SERP benefits (highest 3 out of the last 5 years earnings), thus increasing the December 31, 2015 benefits. The non-qualified deferred compensation plan earnings contained no above-market or preferential portion of earnings for 2015, 2014 or 2013.

(5)	All Other Compensation for the year ended December 31, 2015 consists of the following (which benefits are valued based on the aggregate incremental cost to the Company and are discussed in “Perquisites” on Page 41 of this Proxy Statement):

Name	Long-Term Disability Premiums ($)	401(k) Plan Employer Matching Contributions ($)	Life Insurance Premiums ($)	Personal Use of Corporate Aircraft ($)	Membership/ Dues ($)
Wayne T. Smith	4,408	7,950	60,875	72,659	5,640
W. Larry Cash	4,066	7,950	23,421	47,588	-
David L. Miller	4,379	7,950	33,789	6,828	-
Michael T. Portacci	4,489	7,950	7,500	-	-
Tim Hingtgen	1,844	7,950	3,510	-	-

Grants of Plan-Based Awards

The following table sets forth information regarding restricted stock awards granted under the 2009 Plan (the amendment and restatement of which was approved by the Board in March 2016, subject to stockholder approval at the Meeting), including the grant date fair value of these awards, and the range of potential cash incentive payments under the 2004 Employee Performance Incentive Plan for the named executive officers for the year ended December 31, 2015. There can be no assurance that the grant date fair value of restricted stock awards will ever be realized.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units ($)	All Other Option Awards: Number of Securities Underlying Options ($)	Exercise or Base Price of Option Awards Per Share ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Wayne T. Smith	-	-	4,240,000	4,800,000	-	-	-	-	-	-	-
	3/1/2015(1)	-			-	150,000	150,000	-	-	-	7,278,000
W. Larry Cash	-	-	1,402,500	1,700,000	-	-	-	-	-	-	-
	3/1/2015(1)	-			-	75,000	75,000	-	-	-	3,639,000
David L. Miller	-	-	1,237,500	1,500,000	-	-	-	-	-	-	-
	3/1/2015(1)	-			-	50,000	50,000	-	-	-	2,426,000
Michael T. Portacci	-	-	793,000	915,000	-	-	-	-	-	-	-
	3/1/2015(1)	-			-	35,000	35,000	-	-	-	1,698,200
Tim Hingtgen	-	-	669,500	772,500	-	-	-	-	-	-	-
	3/1/2015(1)	-	-	-	-	35,000	35,000	-	-	-	1,698,200

(1)

Lapsing of the performance-based restrictions with respect to this March 1, 2015 grant of restricted stock required satisfaction of one of two performance measures, either 75% of the low-end target range of 2015 earnings per share from continuing operations, or the attainment of 90% of the 2015 net operating revenue low-end target range, both as projected in our earnings release in February 2015. Since the performance criteria was met, the awards’ time-based restrictions will now lapse in equal one-third increments on each of the first three anniversaries of the grant date.

(2)	Represents the grant date fair value calculated under ASC 718, and as presented in our audited consolidated financial statements included in our Annual Report on Form 10-K for the 2015 fiscal year. The grant date fair value of each restricted share is $48.52, which was the closing market value of the shares of our Common Stock on March 1, 2015, the date of grant. The closing market value of the shares of our Common Stock at December 31, 2015 was $26.53.

Outstanding Equity Awards at Fiscal Year End

The following table shows outstanding stock option awards and unvested restricted stock awards as of December 31, 2015 for the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Wayne T. Smith	200,000	-	-	$32.2800	2/26/2018
	50,000	-	-	$33.9000	2/23/2020
	50,000	-	-	$37.9600	2/22/2021
	40,000	-	-	$21.0700	2/15/2022	141,667	3,758,426	350,000	9,285,500
W. Larry Cash	60,000	-	-	$32.2800	2/26/2018
	10,000	-	-	$18.1800	2/24/2019
	25,000	-	-	$33.9000	2/23/2020
	25,000	-	-	$37.9600	2/22/2021
	20,000	-	-	$21.0700	2/15/2022	116,667	3,095,176	125,000	3,316,250
David L. Miller	10,000	-	-	$37.9600	2/22/2021	75,001	1,989,777	83,334	2,210,851
Michael T. Portacci	20,000	-	-	$32.2800	2/26/2018
	10,000	-	-	$33.9000	2/23/2020
	10,000	-	-	$37.9600	2/22/2021
	2,667	-	-	$21.0700	2/15/2022	25,001	663,277	41,667	1,105,426
Tim Hingtgen	1,500	-	-	$36.7600	5/20/2018
	1,000	-	-	$33.9000	2/23/2020
	1,000	-	-	$37.9600	2/22/2021
	334	-	-	$21.0700	2/15/2022	18,667	495,236	41,667	1,105,426

(1)	These options were fully vested as of December 31, 2015.

(2)	There are no unexercisable stock options as of December 31, 2015.

(3)	Represents the market value of shares of the Company’s Common Stock on December 31, 2015 ($26.53 per share) and consists of unvested awards from the grants set forth in the table following footnote 4.

(4)	Reflects the number of performance-based restricted stock awards that were subject to satisfaction of the applicable performance measure at December 31, 2015. Since all such performance measures were met subsequent to December 31, 2015, the awards’ time-based restrictions will now lapse in accordance with the terms of the respective award.

Name	Date Granted	Unvested Restricted Shares

Wayne Smith	2/27/2013	41,667
	3/1/2014	100,000
	3/1/2014	200,000
	3/1/2015	150,000
W. Larry Cash	2/27/2013	16,667
	3/1/2014	100,000
	3/1/2014	50,000
	3/1/2015	75,000
David L. Miller	2/27/2013	8,334
	3/1/2014	66,667
	3/1/2014	33,334
	3/1/2015	50,000
Michael T. Portacci	2/27/2013	8,334
	3/1/2014	16,667
	3/1/2014	6,667
	3/1/2015	35,000
Tim Hingtgen	2/27/2013	2,000
	3/1/2014	16,667
	3/1/2014	6,667
	3/1/2015	35,000

Vesting for the HMA Synergy Award (2014) is determined based on achievement of the defined synergy targets during the first and second year after the acquisition. One-third of the shares in those awards were earned at March 1, 2015 based on the achievement of the first level of synergy targets. Further discussion of the levels of earning and vesting in those awards is included in the Compensation Discussion and Analysis beginning on page 38 of this Proxy Statement. Vesting for all other awards occurred or will occur, subject to the terms of the 2009 Plan, in one-third increments on each of the first three (3) anniversaries of the dates of grants for grants on February 27, 2013, March 1, 2014 and March 1, 2015. The market values set forth in the table above assume all applicable performance and all vesting criteria will be met.

Option Exercises and Stock Vested

The following table sets forth certain information regarding options exercised for the named executive officers along with the number of restricted stock awards that vested during the year ended December 31, 2015.

	Stock Options		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($) (2)
Wayne T. Smith	50,000	512,500	225,285	10,918,053
W. Larry Cash	210,000	1,573,011	105,115	5,095,070
David L. Miller	8,000	49,600	65,056	3,153,962
Michael T. Portacci	100,000	820,611	26,723	1,294,045
Tim Hingtgen	-	-	15,012	727,871

(1)	The value realized upon exercise is based on the difference between the market price of our common stock and the option exercise price on the date of option exercise, as applicable.

(2)	The value realized upon vesting is based on the number of shares vesting multiplied by the closing price of our common stock on the date the award vested.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the named executive officers as of December 31, 2015, including the number of years of service credited to each such named executive officer. Under the Company’s SERP, the present value is determined by using discount rate and mortality rate assumptions consistent with those described in Note 10 of the footnotes of the Company’s audited consolidated financial statements for the year ended December 31, 2015, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 17, 2016.

This plan is a non-contributory non-qualified defined benefit plan that provides for the payment of benefits from the general funds of the Company. The plan generally provides that, when a participant retires after his or her normal retirement age (age 65), he or she will be entitled to receive a single lump-sum payment based on the actuarially-determined monthly income payment based on a monthly calculation of (i) the participant’s Annual Retirement Benefit, reduced by (ii) the participant’s monthly amount of Social Security old age and survivor disability insurance benefits payable to the participant commencing at his or her unreduced Social Security retirement age. For this purpose, the “Annual Retirement Benefit” means an amount equal to the sum of the participant’s compensation for the highest three years out of the last five full years of service preceding the participant’s termination of employment, divided by three, then multiplied by the lesser of (i) 60% or a (ii) percentage equal to 2% multiplied by the participant’s years of service.

Name	Plan Name	Number of Years of Credited Service (#) (1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Wayne T. Smith	SERP	30.00	45,289,283	-
W. Larry Cash	SERP	29.33	19,338,908	-
David L. Miller	SERP	18.08	7,701,274	-
Michael T. Portacci	SERP	19.00	5,374,238	-
Tim Hingtgen	SERP	1.92	1,281	-

(1)

Named executive officers receive one year of credited service for each year of actual service. As discussed further in “Retirement and Deferred Compensation Benefits” on page 40 of this Proxy Statement, under the SERP, both Mr. Smith and Mr. Cash were formerly credited with two years of service for each year of actual service. This component of the SERP was adopted by the Compensation Committee in March 2004, while the Company’s stock ownership and Board of Directors were controlled by affiliates of Forstmann Little & Co. In 2008, the Compensation Committee and the Board voted to amend the SERP to terminate this practice after 25 years of service had been credited. Since reaching 25 years of credited service, Mr. Smith and Mr. Cash have each received one year of credited service for each year of actual service. Mr. Smith, having reached his maximum number of 30 years of credited service and Mr. Cash, having reached his approximate maximum number of years of credited service, have elected in accordance with the plan provisions to have their benefit frozen, effective in July 2014, with future increases for interest earned based on the 24-month average yield on 10-Year Treasury Bonds. Messrs. Smith and Cash will earn no additional service credit.

Non-qualified Deferred Compensation

The following table shows the contributions, earnings and account balances for the named executive officers in the Deferred Compensation Plan. Participation in this plan is limited to a selected group of management or highly compensated employees of the Company. The participants may select their investment funds in the plan in which their accounts are deemed to be invested. Since 2009, the Company has not contributed to this plan. Company contributions made prior to that time are now fully vested.

Distributions from the plan are in a lump sum payment as soon as administratively feasible, but no earlier than 10 days and no later than 45 days following the date on which the participant is entitled to receive the distribution. The participant also has the option to make an election to delay the time of payments in five (5) annual installments or in ten (10) annual installments. The election for the deferral may not be made less than 12 months prior to the date of the first scheduled payment. An election relating to the form of payment may be made as permitted under Section 409A of the IRC.

Name	Executive Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Wayne T. Smith	-	(95,773)	-	7,436,841
W. Larry Cash	-	3,418	-	1,790,339
David L. Miller	-	(2,326)	-	211,372
Michael T. Portacci	-	(30,736)	-	1,354,126
Tim Hingtgen	24,677	(1,161)	-	69,207

(1)	Contributions from 2015 salary. These amounts are also included as compensation in the Summary Compensation Table.

(2)	Investment earnings for 2015.

(3)	Plan Balance as of December 31, 2015.

Potential Payments upon Termination or Change in Control

The table below sets forth potential payments and/or benefits that would be provided to our current named executive officers upon termination of employment or a change in control. These amounts are the incremental or enhanced amounts that a named executive officer would receive that are in excess of those benefits that the Company would generally provide to other employees under the same circumstances. These amounts are estimates only and are based on the assumption that the terminating event or a change in control, as applicable, occurred on December 31, 2015. The closing price of the Company’s Common Stock was $26.53 on that date.

Named Executive Officer	Cash Severance ($)	Equity Incentive Plan Awards		Retirement Benefit - SERP ($)	Health and Welfare Benefits ($)	Outplacement Counseling and Related Benefits ($)	Excise Tax Gross Up ($)	Total $
		Acceleration of Options ($)	Acceleration of Restricted Stock ($)
Wayne T. Smith
Voluntary termination	-	-	-	45,289,283	-	-	-	45,289,283
Involuntary Termination	3,600,000	-	13,043,926	45,289,283	19,959	-	-	61,953,168
Change in control of the company	19,200,000	-	13,043,926	45,289,283	29,939	25,000	-	77,588,148

W. Larry Cash
Voluntary termination	-	-	-	19,338,908	-	-	-	19,338,908
Involuntary Termination	1,880,625	-	6,411,426	19,338,908	19,959	-	-	27,650,918
Change in control of the company	7,650,000	-	6,411,426	19,338,908	29,939	25,000	-	33,455,273

David L. Miller
Voluntary termination	-	-	-	7,838,671	-	-	-	7,838,671
Involuntary Termination	1,800,000	-	4,200,628	7,838,671	19,959	-	-	13,859,258
Change in control of the company	6,750,000	-	4,200,628	9,374,288	29,939	25,000	-	20,379,855

Michael T. Portacci
Voluntary termination	-	-	-	7,698,047	-	-	-	7,698,047
Involuntary Termination	1,759,850	-	1,768,702	7,698,047	12,868	-	-	11,239,467
Change in control of the company	4,575,000	-	1,768,702	10,623,691	19,302	25,000	-	17,011,695

Tim Hingtgen
Voluntary termination	-	-	-	-	-	-	-	-
Involuntary Termination	1,555,300	-	1,600,661	-	24,396	-	-	3,180,357
Change in control of the company	3,862,500	-	1,600,661	-	36,594	25,000	-	5,524,755

Below is a discussion of the estimated payments and/or benefits under four events:

1.	Voluntary Termination, which includes resignation and involuntary termination for cause, including the Company’s termination of the named executive officer’s employment for reasons such as violation of certain Company policies or for performance related issues, but does not include retirement.

2.	Retirement, as defined in the various plans and agreements. The benefits to the named executive officers for Retirement are equal to those available in the case of a Voluntary Termination as described in the table above.

3.	Involuntary Termination, which includes a termination other than for cause, but does not include a termination related to a change in control of the Company.

4.	Change in Control of the Company, as defined in the CIC Agreements previously described in the “Employment Contracts; Change in Control Severance Arrangements” section of the Compensation Discussion and Analysis.

Severance Benefits

The hypothetical benefit to be received by any executive for a particular event should not be combined with any other event, as a named executive officer could be compensated, if at all, for only one event.

Voluntary Termination.  No severance amounts are payable in the event of voluntary termination or an involuntary termination for cause.

Retirement.  No severance amounts are payable upon retirement.

Involuntary Termination.  The named executive officers would receive two (2) times the sum of the base salary and a prorated portion of their cash incentive compensation for the fiscal year in which the named executive officers’ termination occurs.

Change in Control of the Company.  In the event of both a change in control of the Company and certain qualifying terminations of employment, the named executive officers would receive three (3) times the sum of the base salary and the greater of (A) the highest incentive bonus earned during any of the three (3) fiscal years prior to the fiscal year in which the Covered Executive’s termination of employment occurs or, if greater, the three fiscal years prior to the fiscal year in which a change in control occurs or (B) the target incentive bonus for the fiscal year in which the Covered Executive’s termination of employment occurs, assuming all performance objectives were met in full.

Equity-Incentive Plan Awards

Each named executive officer has outstanding long-term incentive awards granted under the Company’s equity-based plans. See the Grants of Plan-Based Awards and the Outstanding Equity Awards at Fiscal Year-End Tables above. In certain termination events or upon a change in control, there would be an acceleration of the vesting schedule of restricted stock and/or stock options.

Voluntary Termination.  If a named executive officer voluntarily terminates his employment prior to being eligible for retirement, or the Company terminates his employment for cause, his unvested restricted stock and unvested stock options will be forfeited. In addition, any vested but unexercised stock options would be forfeited if not exercised within 90 days of the terminating event.

Retirement.  Upon retirement, unvested stock options would be forfeited.

Involuntary Termination.  If a named executive officer is terminated by the Company for any reason other than disability, death or for cause, his unvested stock options will be forfeited; however, performance-based restricted stock award will continue until such time as the Board or an appropriate committee determines that the performance objective has been obtained. If attained, then the restrictions on the entire award shall lapse on the first anniversary of the date of grant (or if the termination occurs after the performance objective has been attained, the restrictions on the entire award shall lapse immediately). If the performance objective is not attained, the award shall be forfeited in its entirety. The value of unvested restricted stock that would become fully vested for each of the named executive officers is presented in the above table.

Change in Control of the Company.  The value of in-the-money unvested stock options that would become fully vested for each of the named executive officers and the value of unvested restricted stock that would become fully vested for each of the named executive officers is presented in the above table (such acceleration would occur irrespective of whether there is any employment termination in connection therewith).

Retirement Benefits

The amounts indicated below represent amounts payable if any, under the SERP for each described scenario.

Voluntary Termination.  In the case of voluntary termination, the lump sum value of payments to each of the named executive officers is presented in the above table.

Retirement.  In the case of retirement, the lump-sum value of payments to each of the named executive officers is presented in the above table.

Involuntary Termination.  In the case of involuntary termination, the lump-sum value of payments to each of the named executive officers is presented in the above table.

Change in Control of the Company.  In the case of change in control of the company, the lump sum value of payments to each of the named executive officers is presented in the above table; provided, that all participants who have been credited with five or more years of service will be credited with an additional three year of service (not to exceed the maximum of 30 years of service) for purposes of determining the benefit.

Other Benefits

In the event of both a change in control of the Company and the occurrence of certain qualifying terminations of employment, the Company provides the continuation of certain health and welfare benefits with values based on the current employer contributions each named executive would have been entitled to receive as of December 31, 2015 for a term of 36 months. Also, in the event of a change in control, the Company provides reimbursement of up to $25,000 for outplacement counseling and related benefits to each of the named executive officers.

Excise Tax Gross-Up

Named executive officers (with agreements entered into before 2009) will be entitled to receive certain “gross up” payments to offset any excise tax imposed by Section 4999 of the IRC on any payment or distribution by the Company to or for their benefit, including under any stock option, restricted stock or other agreement, plan or program; provided, however, that if a reduction in such payments or distributions by 10% or less would cause no excise tax to be payable, then the payments and distributions to the Covered Executive will be reduced by that amount and no excise tax gross up payment will be paid. The value of these “gross-up” payments for each of the named executive officers is presented in the above table. As noted above, CIC Agreements entered into since 2009 do not contain any tax “gross-up” provisions.

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such reviews and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

H. Mitchell Watson, Jr., Chair

John A. Clerico

Julia B. North

PROPOSAL 3 — APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMMUNITY HEALTH SYSTEMS, INC. 2009 STOCK OPTION AND AWARD PLAN, APPROVED BY THE BOARD AS OF MARCH 16, 2016 (SUBJECT TO STOCKHOLDER APPROVAL)

The Board of Directors proposes that the stockholders approve the amendment and restatement of our 2009 Stock Option and Award Plan (the “2009 Plan”) which was approved by the Board as of March 16, 2016, subject to stockholder approval at this meeting. Our Board is seeking stockholder approval of the amendment and restatEment of the 2009 Plan in accordance with the rules of the New York Stock Exchange. Our Board is also requesting this vote by the stockholders to approve this amendment and restatement of the 2009 Plan to satisfy the stockholder approval requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”) and the material terms of the performance goals for awards that may be granted under such plan as required under Section 162(m) of the IRC, in order to satisfy the shareholder approval requirements of Section 162(m) of the IRC.

This amended and restated 2009 Plan (the “Amended and Restated 2009 Plan”) would increase the number of shares available for options and awards by 5,000,000. Prior to its amendment and restatement, approximately 1,114,842 shares of our Common Stock were available for issuance under the 2009 Plan. Accordingly, if this proposal is approved by our stockholders, there would be 6,114,842 shares of our Common Stock available for issuance under the Amended and Restated 2009 Plan, less any shares subject to options or awards granted since March 16, 2016. The Amended and Restated 2009 Plan (like the 2009 Plan) provides that in the event any awards are made in the form of “full-value awards” (including restricted stock, restricted stock units, performance-based shares or units, and other share awards), such awards will reduce the number of shares available under the Amended and Restated 2009 Plan by 1.52 shares for each share awarded.

In addition, the Amended and Restated 2009 Plan provides that awards under the plan will be subject to recoupment to the extent set forth in any award agreement, and also makes clear that such awards will be subject to recoupment to the extent provided in the Company’s 2009 Clawback Policy, or any other clawback policy (or amended version of the Company’s 2009 Clawback Policy) adopted to comply with the final SEC clawback rules adopted pursuant to Dodd-Frank Act once such final rules are adopted, and will also be subject to recoupment to the extent required under applicable laws which impose mandatory recoupment, including the Sarbanes-Oxley Act (the 2009 Plan does not include any explicit language with respect to clawback or recoupment provisions). Except as noted above, the significant terms of the Amended and Restated 2009 Plan are substantially similar to the current 2009 Plan.

The Board of Directors believes that the Amended and Restated 2009 Plan is necessary to continue the Company’s effectiveness in attracting, motivating and retaining officers, employees, directors and consultants with appropriate experience, to increase the grantees’ alignment of interest with the stockholders and to ensure the Company’s continued compliance with the requirements of Section 162(m) of the IRC. Based on the Company’s recent grant practices, the requested increase in the number of shares available for options and awards under the Amended and Restated 2009 Plan is expected to provide the Company with enough shares to make equity grants to its officers, employees, directors and consultants through March of 2018.

Our Board of Directors adopted the 2009 Plan in March 2009, and the stockholders approved it in May 2009, at the Annual Meeting of Stockholders. Our Board of Directors subsequently adopted an amended and restated 2009 Plan in each of March 2011, 2013 and 2014. In each case, the stockholders approved the amended and restated 2009 Plan at the next Annual Meeting of Stockholders the following May. The 2009 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the IRC and for the grant of stock options which do not so qualify, stock appreciation rights, restricted stock, restricted stock units, performance-based share or units, and other share awards.

If the Company’s stockholders do not approve the Amended and Restated 2009 Plan, compensatory grants may continue to be made under the 2009 Plan to the extent that shares of common stock remain available for grant under the 2009 Plan. However, unless the proposed amendment is approved the remaining shares available for grant under the 2009 Plan are significantly less than what will be needed to grant awards in March 2017 to the executives and other employees of the Company consistent with our compensation philosophy and historic grant practices.

The following is a summary of the significant terms of the Amended and Restated 2009 Plan. The summary is qualified in its entirety by reference to the full text of the plan, a copy of which is attached to this Proxy Statement as Annex B.

Purpose

The purpose of the plan is to strengthen the Company and its subsidiaries by providing a retention tool and an incentive to employees, officers, consultants and directors and thereby encouraging them to devote their abilities and industry to the success of the Company’s and its subsidiaries’ business enterprises.

Administration

The plan is administered by the Compensation Committee. The Compensation Committee has the authority under the plan, among other things, to select the individuals to whom awards will be granted, to determine the type, size, purchase price and other terms and conditions of awards, and to construe and interpret the plan and any awards granted under the plan. Furthermore, with respect to options and awards that are not intended to qualify as performance-based compensation under Section 162(m) of the IRC, the Compensation Committee may generally delegate to one or more officers of the Company the authority to grant options or awards and/or to determine the number of shares subject to each such option or award. All decisions and determinations by the Compensation Committee in the exercise of its power are final, binding and conclusive.

Eligible Individuals

Generally, officers, employees, directors and consultants of the Company or any of our subsidiaries are eligible to participate in the plan. Awards are made to eligible individuals at the discretion of the Compensation Committee and therefore, we cannot determine who will receive a future grant at this time.

Shares Subject to Plan

Prior to the amendment and restatement of the plan in March 2016, approximately 1,114,842 shares of our Common Stock remained available for grants under the plan. The Board of Directors amended and restated the plan as of March 16, 2016 to, among other things, increase the number of shares available for such grants by an additional 5,000,000. Thus, subject to the approval of our stockholders, the Amended and Restated 2009 Plan will have available a total of approximately 6,114,842 shares for future grants less any shares subject to options or awards granted after March 16, 2016.

The Amended and Restated 2009 Plan provides that in no event will an eligible individual in any calendar year receive a grant of options or awards that is in the aggregate in respect of more than 1,000,000 shares, or in case of a non-employee member of our Board, more than 100,000 shares. The Amended and Restated 2009 Plan also provides that, in no event will any member of our Board of Directors who is not also an employee of the Company or a subsidiary of the Company, receive a grant of options or awards with an aggregate grant date fair value in excess of $1,000,000 in any calendar year. In addition, no more than 30,000 shares may be issued in any calendar year upon the exercise of incentive stock options under the plan. In the event any awards are made in the form of “full-value awards” (including restricted stock, restricted stock units, performance-based shares or units, and other share awards), such awards will reduce the number of shares available under the plan by 1.52 shares for each share awarded.

Shares subject to awards that expire, are canceled, are settled for cash, are forfeited, or otherwise terminate for any reason without having been exercised or without payment having been made in respect of the award (or portion thereof) will again be available for issuance under the plan; with regard to shares that are subject to awards of restricted stock, restricted stock units, performance-based shares or units, and other awards that are granted as “full-value awards,” for each share that is cancelled, forfeited, settled in cash or otherwise terminated, 1.52 shares may again be the subject of options or awards under the plan. In the event of any increase or reduction in the number of shares, or any change (including a change in value) in the shares or an exchange of shares for a different number or kind of shares of the Company or another corporation by reason of, among other things, a recapitalization, merger, reorganization, spin-off, split-up, stock dividend or stock split, the Compensation Committee will appropriately adjust the maximum number and class of Common Stock issuable under the plan, the number of shares of Common Stock or other securities which are subject to outstanding awards, and/or the exercise price applicable to any of such outstanding awards. Notwithstanding the foregoing, the following events shall not result in any shares again becoming available for issuance of awards: (1) withholding of shares to pay taxes on any award, (2) the excess of the number of shares subject to any stock-settled stock appreciation rights over the number of shares actually issued in settlement thereof, (3) tendering of shares to pay for option exercise prices or withholding taxes (i.e., net settlement of shares), and (4) the purchase of shares on the open market as a result of option exercises.

Unless otherwise determined by the Compensation Committee, in no event shall an option or award to a participant other than a non-employee director not subject to performance-based conditions have a vesting schedule resulting in such option or award vesting in full prior to the third anniversary of the grant date. For purposes of clarity, this restriction will not prohibit any option or award from having partial vesting dates prior to the third anniversary of the grant date in accordance with a proportionate vesting schedule determined at the discretion of the Compensation Committee, so long as such option or award does not vest in full prior to the third anniversary of the grant date

Types of Awards Available

Stock Options

The Compensation Committee may grant both non-qualified stock options and incentive stock options within the meaning of Section 422 of the IRC, the terms and conditions of which will be set forth in an option agreement; provided, however, that incentive stock options may only be granted to eligible individuals who are employees of the Company or its subsidiaries. The Compensation Committee has complete discretion in determining the number of shares that are to be subject to options granted under the plan and whether any such options are to be incentive stock options or non-qualified stock options.

The exercise price of any option granted under the plan will be determined by the Compensation Committee. However, the exercise price of any option granted under the plan may not be less than the fair market value of a share of our Common Stock on the date of grant. The fair market value of a share of our Common Stock on any date generally will be the closing sales price of a share of such Common Stock as reported by the New York Stock Exchange on that date.

The duration of any option granted under the plan will be determined by the Compensation Committee. Generally, however, no option may be exercised more than ten (10) years from the date of grant.

The Compensation Committee also has the discretion to determine the vesting schedule of any options granted under the plan and may accelerate the exercisability of any option (or portion of any option) at any time.

Stock Appreciation Rights

The Compensation Committee may grant stock appreciation rights either alone or in conjunction with a grant of an option. In conjunction with an option, a stock appreciation right may be granted either at the time of grant of the option or at any time thereafter during the term of the option, and will generally cover the same shares covered by the option and be subject to the same terms and conditions as the related option. In addition, a stock appreciation right granted in conjunction with an option may be exercised at such time and only to the extent that the related option is exercisable. Any exercise of stock appreciation rights will result in a corresponding reduction in the number of shares available under the related option. In the event that the related option is exercised instead, a corresponding reduction in the number of shares available under the stock appreciation right will occur.

Upon exercise of a stock appreciation right which was granted in connection with an option, a grantee will generally receive a payment equal to the excess of the fair market value of a share of our Common Stock on the date of the exercise of the right over the per share exercise price under the related option, multiplied by the number of shares with respect to which the stock appreciation right is being exercised.

A stock appreciation right may be granted at any time and, if independent of an option, may be exercised upon such terms and conditions as the Compensation Committee, in its sole discretion, imposes on the stock appreciation right. However, the stock appreciation right may, generally, not have a duration that exceeds ten (10) years. The Compensation Committee is required to set the value of a stock appreciation right granted independent of an option on the grant date, and such value may not be lower than the fair market value of a share of our Common Stock on the grant date.

Upon exercise of a stock appreciation right which was granted independently of an option, a grantee will generally receive a payment equal to the excess of the fair market value of a share of our Common Stock on the date of exercise of the right over the fair market value of our Common Stock on the date of grant, multiplied by the number of shares with respect to which the stock appreciation right is being exercised.

Notwithstanding the foregoing, the Compensation Committee may limit the amount payable with respect to a grantee’s stock appreciation right (whether granted in conjunction with an option or not), by including such limit in the agreement evidencing the grant of the stock appreciation right at the time of grant. The Compensation Committee has the discretion to dictate the disposition of any stock appreciation right (to be set forth in the agreement).

Restricted Stock and Restricted Stock Units

Restricted stock and restricted stock units may be awarded under the plan, which will be evidenced by a restricted stock or restricted stock unit agreement, as applicable, containing such restrictions, terms and conditions as the Compensation Committee may, in its discretion, determine.

Shares of restricted stock will be issued in the grantee’s name (or in book entry form) as soon as reasonably practicable after the award is made and after the grantee executes the restricted stock agreement, appropriate blank stock powers and any other agreements or documents which the Compensation Committee requires that the grantee execute as a condition to the issuance of such shares. Generally, restricted shares issued under the plan will be deposited together with the stock powers with an escrow agent (which may be us) designated by the Compensation Committee, and upon delivery of the shares to the escrow agent (or appropriate book entry), the grantee will have all of the rights of a stockholder with respect to such shares, including the right to vote the shares and to receive all dividends or other distributions paid or made with respect to the shares. The Compensation Committee may also grant restricted stock units, each of which represents a right to one hypothetical share of our Common Stock.

Restrictions on shares and units awarded under the plan will lapse at such time and on such terms and conditions as the Compensation Committee may determine (which may include the occurrence of a change in control of the Company), which restrictions will be set forth in the restricted stock award agreement. The Compensation Committee may impose restrictions on any of the shares of restricted stock that are in addition to the restrictions under applicable federal or state securities laws, and may place a legend on the certificates representing such shares to give appropriate notice of any restrictions.

Upon the lapse of the restrictions on restricted shares or units, the Compensation Committee will cause a stock certificate to be delivered to the grantee with respect to such shares (or in other acceptable form, such as electronic), free of all restrictions under the plan, and, in the case of restricted stock units, such restricted stock units may also be settled in cash at the discretion of the Compensation Committee.

Performance Units and Performance Shares

The Compensation Committee may grant performance units and performance shares subject to the terms and conditions determined by the Compensation Committee in its discretion and set forth in the agreement evidencing the grant.

Performance units represent, upon attaining certain performance goals, a grantee’s right to receive a payment generally equal to (i) the fair market value of a share of our Common Stock determined on the date the performance unit was granted, the date the performance unit became vested or any other date specified by the Compensation Committee or (ii) a percentage (which may be more than 100%) of the amount described in (i) above depending on the level of the performance goal attained. Each agreement evidencing a grant of a performance unit will specify the number of performance units to which it relates, the performance goals which must be satisfied in order for performance units to vest and the performance cycle within which such performance goals must be satisfied.

The Compensation Committee must establish the performance goals to be attained in respect of the performance units, the various percentages of performance unit value to be paid out upon the attainment, in whole or in part, of the performance goals and such other performance unit terms, conditions and restrictions as the Compensation Committee deems appropriate. Payment in respect of vested performance units will generally be made as soon as practicable after the last day of the performance cycle to which the award relates.

Payments may be made entirely in shares of our Common Stock valued at fair market value, entirely in cash, or in such combination of shares and cash as the Compensation Committee may determine in its discretion. If the Compensation Committee, in its discretion, determines to make the payment entirely or partially in restricted shares, the Compensation Committee must determine the extent to which such payment will be in restricted shares and the terms of such shares at the time the performance unit award is granted.

Performance shares are subject to the same terms as described with respect to restricted stock (described above), except that the Compensation Committee will establish the performance goals to be attained in respect of the performance shares, the various percentages of performance shares to be paid out upon attainment, in whole or in part, of the performance goals and such other performance share terms, conditions and restrictions as the Compensation Committee deems appropriate.

Performance objectives established by the Compensation Committee for performance unit or performance share awards may be expressed in terms of (i) earnings per share, (ii) net revenue, (iii) adjusted EBITDA, (iv) share price, (v) pre-tax profits, (vi) net earnings, (vii) return on equity or assets, (viii) operating income, (ix) EBITDA margin, (x) EBITDA margin improvement, (xi) bad debt expense, (xii) cash receipts, (xiii) uncompensated care expense, (xiv) days in net revenue in net patient accounts receivable, (xv) gross income, (xvi) net income (before or after taxes), (xvii) cash flow, (xviii) gross profit, (xix) gross profit return on investment, (xx) gross margin return on investment, (xxi) gross margin, (xxii) operating margin, (xxiii) working capital, (xxiv) earnings before interest and taxes, (xxv) return on capital, (xxvi) return on invested capital, (xxvii) revenue growth, (xxviii) annual recurring revenues, (xxix) recurring revenues, (xxx) total shareholder return, (xxxi) economic value added, (xxxii) specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee in its sole discretion, (xxxiii) reduction in operating expenses or (xxxiv) any combination of the foregoing. Performance objectives may be in respect of the performance of the Company or any of our subsidiaries or divisions or any combination thereof. Performance objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. The Compensation Committee may provide for the manner in which performance will be measured against the performance objectives (or may adjust the performance objectives) to reflect the impact of specified corporate transactions, accounting or tax law changes and other extraordinary, unusual or nonrecurring events.

Other Share-Based Awards

The Compensation Committee may also grant any other share-based award on such terms and conditions as the Compensation Committee may determine in its sole discretion. The Compensation Committee may award shares to participants as additional compensation for service to the Company or any of its subsidiaries or in lieu of cash or other compensation to which participants have become entitled.

No Repricing of Options or Stock Appreciation Rights

Except in connection with corporate transactions involving the Company (such as a stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), neither the Board nor the Committee shall have the power to (i) lower the option price of an option after it is granted, (ii) lower the grant price of a stock appreciation right after it is granted, (iii) cancel an option when the exercise price thereof exceeds the fair market value of the underlying shares in exchange for cash or another award or grant substitute options with a lower exercise price than the cancelled options, (iv) cancel a stock appreciation right when the grant price exceeds the fair market value of the underlying shares in exchange for cash or another award, or grant substitute stock appreciation rights with a lower grant price than the cancelled award, or (v) take any other action with respect to an option or stock appreciation right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Company’s Common Stock is traded, in each case without the approval of the Company’s stockholders.

Transferability of Options and Awards

Options and unvested awards, if any, are generally not transferable except by will or under the laws of descent and distribution, and all rights with respect to such options and awards are generally exercisable only by the optionee or grantee during his or her lifetime, except that the Compensation Committee may provide that, in respect of any non-qualified stock option granted to an optionee, the option may be transferred to his or her spouse, parents, children, stepchildren and grandchildren and the spouses of such parents, children, stepchildren and grandchildren. In addition, the Compensation Committee may permit the non-qualified stock option to be transferred to trusts solely for the benefit of the optionee’s family members and to partnerships in which the family members and/or trusts are the only partners.

A non-qualified stock option or a stock appreciation right may also be transferred pursuant to a domestic relations order. A stock appreciation right granted in conjunction with an option will not be transferable except to the extent that the related option is transferable.

Certain Transactions

In the event of liquidation, dissolution, merger or consolidation of the Company, the plan and the options and awards issued under the plan will continue in accordance with the respective terms and any terms set forth in an agreement evidencing the option or award. Notwithstanding the foregoing, following any such transaction, options and awards will be treated as provided in the agreement entered into in connection with the transaction. If not so provided in that agreement, following any such transaction, the optionee or grantee will be entitled to receive in respect of each share of our Common Stock subject to his or her option or award, upon the exercise of any such option or upon the payment or transfer related to any such award, the same number and kind of stock, securities, cash, property, or other consideration that each holder of a share of Common Stock of the Company was entitled to receive in the transaction in respect of such share. The stock, securities, cash, property, or other consideration will remain subject to all of the conditions, restrictions and performance criteria which were applicable to the option or award prior to the transaction.

Change in Control

The 2009 Amended and Restated Plan provides that, notwithstanding any other provision in the 2009 Amended and Restated Plan to the contrary, in the event of a change in control of the Company, options and unvested awards will not automatically accelerate and will be treated as follows: (a) if the successor company assumes, continues, or replaces the options and unvested awards (upon equivalent or more favorable terms), then the options and unvested awards will not accelerate and will continue; and (b) if the awards are not assumed, continued, or replaced, then they will immediately, upon the consummation of the change in control, accelerate and the excess value thereof will be paid in any combination of cash and/or property as determined by the Board of Directors in its sole discretion. In the event a participant’s employment is terminated by the employer (except for Cause) or by the participant for Good Reason, within two years of the consummation of the change in control, then the options and unvested awards that were continued pursuant to clause (a) above shall immediately accelerate.

Amendment or Termination

The plan will terminate on March 15, 2026, which is the day preceding the tenth anniversary of the Board of Director’s most recent approval of the plan, and no option or award may be granted after such date. In addition, our Board of Directors may sooner terminate the plan and may amend, modify or suspend the plan at any time or from time to time. However, no amendment, suspension or termination may impair or adversely alter the rights of an optionee or grantee with respect to options or awards granted prior to such action, or deprive an optionee or grantee of any shares which may have been acquired under the plan, unless his or her written consent is obtained. To the extent necessary under any applicable law, regulation or exchange requirement with which the Compensation Committee determines it is necessary or desirable for the Company to comply, no amendment will be effective unless approved by our stockholders in accordance with such applicable law, regulation or exchange requirement. In addition, no option or stock appreciation right will be repriced without stockholder approval.

No modification of an agreement evidencing an option or award may adversely alter or impair any rights or obligations under the option or award unless the consent of the optionee or grantee is obtained.

No Additional Rights

An optionee does not have any rights as a stockholder of the Company with respect to any shares of our Common Stock issuable upon exercise of an option generally until the Company issues and delivers shares (whether or not certificated) to the optionee, a securities broker acting on behalf of the optionee or other nominee of the optionee.

Certain Federal Income Tax Consequences

The following is a brief summary of certain federal income tax aspects of awards under the plan based upon the United States federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and the exact tax consequences to any participant will depend upon his or her particular circumstances and other factors. Participants may also be subject to certain United States state and local taxes and foreign taxes, which are not described herein. Plan participants are encouraged to consult their own tax advisors with respect to any state tax considerations or particular federal tax implications of awards granted under the plan.

Stock Options

The grant of a stock option with an exercise price equal to the fair market value of the common stock on the date of grant is generally not a taxable event to the participant or the company. A participant will not have taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply). Upon the exercise of a nonqualified stock option, a participant will recognize ordinary income to the extent that the fair market value of the common stock acquired pursuant to the exercise of the stock option, as of the exercise date, is greater than the exercise price of the stock option. Any income recognized by the participant as a result of the exercise of a nonqualified stock option will be compensation income and will be subject to income and employment tax withholding at the time the common stock is acquired. Subject to certain limitations, the Company generally is entitled to a deduction in an amount equal to the compensation income recognized by the participant.

Sale of Common Stock Acquired Upon Exercise of a Stock Option

The sale or other taxable disposition of common stock acquired upon the exercise of a stock option will be a taxable event to the participant. In general, the participant selling such common stock will recognize gain or loss equal to the difference between the amount realized by such participant upon such sale or disposition and the participant’s adjusted tax basis in such common stock. A participant’s adjusted tax basis in common stock purchased upon exercise of a stock option will generally be the amount paid for such shares plus the amount, if any, of ordinary income recognized on purchase. If a participant sells shares of common stock acquired upon exercise of an incentive stock option before the end of two years from the date of grant and one year from the date of exercise, a portion of the participant’s gain will be characterized as ordinary income in an amount equal to the difference between (i) the fair market value of the common stock at the date of exercise of the incentive stock option (or, if less, the amount realized upon the disposition of the incentive stock option shares of common stock), and (ii) the exercise price. The Company will generally be entitled to a deduction of the same amount. Except as described above for common stock acquired by exercise of an incentive stock option for which the required holding periods have not been met, any gain or loss resulting from a sale or disposition of common stock obtained by the participant, either purchased or through the exercise of an option, generally will be taxed as capital gain or loss if such common stock was a capital asset in the hands of the participant. This gain or loss will be taxed as long-term capital gain or loss if at the time of any such sale or disposition the participant has held such common stock for more than one year. The time that such participant holds a stock option (rather than the common stock attributable to such stock option) is not taken into account for purposes of determining whether the participant has held such common stock for more than one year. In addition, there are limits on the deductibility of capital losses by the participant.

Stock Appreciation Rights

The grant of a stock appreciation right with an exercise price at least equal to the fair market value of the common stock on the date of grant is generally not a taxable event to the participant or the company. The exercise of a stock appreciation right will result in the participant recognizing ordinary income on the value of the stock appreciation right at the time of exercise. The company generally will be allowed a deduction for the amount of ordinary income recognized by a participant with respect to a stock appreciation right. The participant also is subject to capital gains treatment on the subsequent sale of any common stock acquired through the exercise of a stock appreciation right award. For this purpose, the participant’s basis in the common stock is its fair market value at the time the stock appreciation right is exercised.

Other Stock-Based Awards

A participant who is granted any other stock-based award that is not subject to any vesting or forfeiture restrictions, will generally recognize, in the year of grant (or, if later, payment in case of restricted stock units and similar awards), ordinary income equal to the fair market value of the cash or other property received. If such other stock-based award is in the form of property that is subject to restrictions, such as a restricted stock award, the participant would not recognize ordinary income until the restrictions lapse, unless the participant makes a Section 83(b) Election (as discussed below). If such other stock-based award is in the form a restricted stock unit or similar award that does not provide for the delivery of shares or cash until a vesting condition has been satisfied or some later date, the participant would not generally recognize ordinary income until the date the vesting condition is satisfied and the shares or cash have been delivered to the participant. The Company is entitled to a deduction for the amount of ordinary income recognized by the participant with respect to the other stock-based award in the same year as the ordinary income is recognized by the participant, subject to certain limitations discussed below.

Performance-Based Awards

Payments made under performance-based awards are taxable as ordinary income at the time an individual attains the performance goals and the payments are made available to, and are transferable by, the participant. Participants receiving performance-based awards settled in shares of the company’s common stock will recognize ordinary income equal to the fair market value of the shares of the company’s common stock received as the performance goals are met and such shares vest, less any amount paid by the participant for the performance shares, unless the participant makes a Section 83(b) Election (discussed below) to be taxed at the time of the grant. A Section 83(b) Election may not be available with respect to certain forms of performance awards. The participant is also subject to capital gain or loss treatment on the subsequent sale of any of the company’s common stock awarded to a participant as a performance award. Unless a participant makes a Section 83(b) Election, his or her basis in the stock is its fair market value at the time the performance goals are met and the shares become vested.

Section 83(b) Considerations

Participants who acquire shares of common stock subject to a “substantial risk of forfeiture” may make an election under section 83(b) of the IRC (a “Section 83(b) Election”) with respect to such shares of common stock within 30 days after the date of acquisition. If common stock acquired pursuant to an award is subject to a substantial risk of forfeiture and a participant does not make a Section 83(b) Election, such participant would be subject to tax at ordinary income rates on the excess, if any, of the fair market value of the common stock on the date or dates that the common stock becomes free of the transfer and forfeiture restrictions, over the price paid for such common stock, if any. In contrast, a participant who makes the Section 83(b) Election will be required to include in income the excess, if any, of the fair market value of the common stock acquired on the grant date over the price paid for such common stock, if any, and would not be subject to United States federal income tax upon the lapsing of any such transfer or forfeiture restrictions. Any further appreciation in the fair market value of such common stock generally will be taxed as a capital gain, rather than as ordinary income, as discussed more fully below. In addition, a participant who makes a Section 83(b) Election may choose when to recognize such capital gain, because once the Section 83(b) Election has been made, no other taxable event occurs with respect to such common stock until the disposition of such common stock.

A Section 83(b) Election may be disadvantageous, however, if the participant was required to include amounts in income as a result of making the Section 83(b) Election and the common stock subsequently decreases in value, inasmuch as any losses recognized on a subsequent disposition of such common stock would be capital losses, the deductibility of which is subject to certain limitations. Additionally, if the participant ultimately forfeits the common stock, no deduction will be available to such participant with respect to any income inclusion that resulted from the Section 83(b) Election. A Section 83(b) Election may not be available with respect to certain forms of awards, such as restricted stock units. There can be no assurances as to whether the applicable tax rates will change or whether the value of the common stock will appreciate. A participant who purchases or receives common stock subject to a substantial risk of forfeiture is urged to consult his or her personal tax advisor regarding the effects of a Section 83(b) Election.

Certain Federal Income Tax Consequences to the Company

For a discussion of the tax consequences applicable to us in connection with executive compensation pursuant to Section 162(m) of the IRC, see “Compensation Discussion and Analysis – Other Compensation Information – Tax Deductibility Policy” above.

The foregoing discussion is general in nature and is not intended to be a complete description of the Federal income tax consequences of the plan. This discussion does not address the effects of other Federal taxes or taxes imposed under state, local or foreign tax laws. Participants in the plan are urged to consult a tax advisor as to the tax consequences of participation. The plan is not intended to be a “qualified plan” under Section 401(a) of the IRC.

Historic Share Utilization

We recognize that equity compensation programs dilute stockholder equity and need to be used judiciously. We manage our long-term dilution by considering the number of shares subject to equity awards that we grant annually, commonly expressed as a percentage of total shares outstanding and referred to as burn rate. Burn rate is a key measure of dilution that shows how rapidly a company is depleting its shares reserved for equity compensation plans, and differs from annual dilution because it does not take into account cancellations and other shares returned to the reserve. We believe our historical share utilization rate has been prudent and mindful of stockholder interests.

The following table sets forth information regarding historical awards granted in 2015 and 2016 through March 16, 2016, and the corresponding burn rate, which we have calculated with respect to our 2016 burn rate through March 16, 2016 because, although this only reflects awards made during the first three months of 2016, we anticipate that the substantial majority of equity awards that we will grant in 2016 has already been granted in this three-month period consistent with our typical grant practices.

	2016 (Through March 16, 2016)	2015
Stock Options Granted	-	-
Full-Value Awards Granted(1)	1,340,000	1,254,500
Total Awards Granted
Weighted Average Common Shares Outstanding During Period	110,319,494	114,454,674
Burn Rate	1.2%	1.1%

(1)	Consists of time-based restricted shares and performance-based restricted shares granted to employees, officers and directors during the applicable fiscal year, with all performance-based restricted shares being valued for purposes of the chart at the target performance level (100%) at the time of grant.

On March 16, 2016 the closing price of a share of common stock on the New York Stock Exchange was $15.53 per share.

An additional metric that we use to measure the cumulative impact of our equity program is potential overhang. Overhang is defined as (A) the total number of equity awards outstanding but not exercised or settled, plus (B) the number of shares available to be granted under the 2009 Plan, divided by (C) the total common shares outstanding plus A plus B. Overhang measures the potential dilutive effect of all outstanding equity awards and shares available for future grants. The Company’s overhang as of March 16, 2016, was 4%. If the proposed 6,114,842 shares under the 2009 Amended and Restated Plan (which includes 1,114,842 previously authorized shares carried over from the 2009 Plan) are included in the calculation, the Company’s overhang as of such date would be 8%.

The Company believes that the burn rate and overhang referenced above reflect the sound compensation practices of the Company and represent a judicious use of equity for compensation purposes.

In determining to adopt the Amended and Restated 2009 Plan and to recommend the Amended and Restated 2009 Plan to our stockholders, the Board considered various factors, including the number and type of awards that have been made by us under the 2009 Plan, our anticipated burn rate, our potential overhang if the 2009 Amended and Restated 2009 Plan is approved by our stockholders, the current and future accounting expense associated with our equity award practices, and the influence and guidelines of certain proxy advisory firms.

New Plan Benefits

The terms and number of options or other awards to be granted in the future under the 2009 Stock Option and Award Plan are to be determined at the discretion of the Compensation Committee. Since no such determinations regarding awards or grants had been made as of December 31, 2015, the benefits or amounts that would be received by or allocated to the Company’s executive officers, their eligible employees or non-management directors could not be determined at that time.

Equity Compensation Plan Information

The following table includes information with respect to our equity compensation plans (and any individual compensation arrangements under which our equity securities are authorized for issuance to employees or non-employees) as of December 31, 2015.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (1)	Weighted average exercise price of outstanding options warrants and rights (b)	Available for future issuance under equity compensations plans (excluding securities reflected in column (a)) (c) (2)

Equity Compensation plans approved by security holders	1,232,158	$31.65	3,175,324
Equity Compensation plans not approved by security holders	-	-	-

Total	1,232,158	$31.65	3,175,324

(1)	Represents shares of our Common Stock to be issued upon the exercise of outstanding stock options granted under the 2009 Plan as of December 31, 2015.

(2)	Represents shares of our Common Stock that may be issued pursuant to non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance units, performance-based shares and other share awards under the 2009 Plan, of 3,175,324 shares. The number of shares shown does not reflect grants made subsequent to December 31, 2015. The number of shares available for future issuance under the 2009 Plan following the equity grants we made on March 1, 2016 to our named executive officers and other individuals was 1,114,842. Awards granted in the form of restricted stock (including restricted stock units), performance awards (including shares issued in respect to performance awards) and other awards that are granted in the 2009 Plan, as “full-value awards” reduce the number of shares available for grant under the 2009 Plan by 1.52 shares for each share subject to such an award.

Required Vote

The affirmative vote of a majority of the shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting is necessary for the approval of the 2009 Stock Option and Award Plan, amended and restated as of March 16, 2016. Abstentions will be considered a vote against this proposal and broker non-votes will have no effect on such matter since these votes will not be considered present and entitled to vote for this purpose.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMMUNITY HEALTH SYSTEMS, INC. 2009 STOCK OPTION AND AWARD PLAN, AMENDED AND RESTATED AS OF MARCH 16, 2016.

PROPOSAL 4 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors proposes that the stockholders ratify the appointment by the Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. A representative of Deloitte & Touche LLP will be present at the Meeting and will be available to respond to appropriate questions submitted by stockholders at the Meeting. Deloitte & Touche LLP will have the opportunity to make a statement if it desires to do so.

Fees Paid to Auditors

The following table summarizes the aggregate fees billed to the Company by Deloitte & Touche LLP:

	2015	2014
	(in thousands)
Audit Fees (a)	$6,750	$8,578
Audit-Related Fees (b)	7,170	1,161
Tax Fees (c)	2,482	868
Other fees (d)	642	1,889

Total	$17,044	$12,496

(a)	Audit Fees: Fees for audit services billed in 2015 and 2014 consisted of fees paid in connection with services provided with respect to:

•	the audit of the Company’s annual consolidated financial statements (including the attestation report on management’s assessment of internal control over financial reporting) the scope of which increased in 2014 with the acquisition of HMA;

•	reviews of the Company’s quarterly consolidated financial statements;

(b)	Audit-Related Fees: Fees for audit-related services billed in 2015 and 2014 consisted of fees paid principally in connection with services provided with respect to:

•	non-recurring separate opinion audit procedures related to the Company’s anticipated spin-out of Quorum Health Corporation, which included audits for the four years ended December 31, 2015;

•	statutory and regulatory audits;

•	consents and other services related to SEC matters;

•	consents and comfort letter procedures related to refinancing transactions;

•	due diligence associated with acquisitions; and

•	agreed-upon procedures engagements.

(c)	Tax Fees: Fees for tax services billed in 2015 and 2014 consisted of:

•	fees for tax compliance services totaled $224,000 in 2015 and 2014, respectively. Tax compliance services constituted services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of:

(i)	federal, state and local income tax return assistance;

(ii)	sales and use, property and other tax return assistance; and

(iii)	assistance with tax audits and appeals.

•	fees for tax planning and advice services totaled $2,258,000 in 2015 and $644,000 in 2014. Tax planning and advice constituted services rendered with respect to proposed transactions or that may impact the structuring of a transaction. Note that 2015 includes fees related to the anticipated spin-out of Quorum Health Corporation.

(d)	Other Fees:

•	fees for various consulting services totaled $642,000 for 2015 and $1,889,000 for 2014. In 2015, such permissible services consisted primarily of litigation support services performed at the request of the Company’s legal counsel. In 2014, such permissible services consisted of advice and recommendations relative to ICD-10 preparedness and litigation support services.

The Audit and Compliance Committee considered the nature of the services provided by the independent registered public accounting firm, and determined that such services were compatible with the provision of independent audit services. The Audit and Compliance Committee discussed these services with the independent registered public accounting firm and Company management to determine that they were permitted under all applicable legal requirements concerning auditor independence, including the rules and regulations promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the rules and regulations of the American Institute of Certified Public Accountants.

Pre-Approval of Audit and Non-Audit Services

The Audit and Compliance Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm retained to perform audit services to be performed by our independent registered public accounting firm. One hundred percent of all audit and non-audit services performed by the independent registered public accounting firm during 2015 were pre-approved by the Audit and Compliance Committee prior to the commencement of such services. The Company’s policy does not permit the retroactive approval for “de minimus non-audit services.”

Required Vote

The Audit and Compliance Committee and the Board believe that the continued retention of Deloitte & Touche LLP as our independent registered public accounting firm is in the best interests of the Company and its stockholders. Approval by the stockholders of the appointment of our independent registered public accounting firm is not required, but the Board believes that it is desirable to submit this matter to be ratified by the stockholders. If holders of a majority of the shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting do not ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016, the selection of our independent registered public accounting firm will be reconsidered by the Audit and Compliance Committee. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

The following stockholder proposal will be voted on at our annual meeting if properly presented by or on behalf of the stockholder proponent. This stockholder proposal may contain assertions about our Company or otherwise that we believe are incorrect. We have not attempted to refute any such assertions. Share holdings and the address of the stockholder proponent will be supplied promptly upon oral or written request to the Corporate Secretary.

PROPOSAL 5 — STOCKHOLDER PROPOSAL REGARDING STOCKHOLDER PROXY ACCESS

Denise L. Nappier, State Treasurer of the State of Connecticut, as principal fiduciary of the Connecticut Retirement Plans and Trust Funds (CPRTF), has notified the Company that it intends to present the following proposal at this year’s Annual Meeting:

RESOLVED: Shareholders of Community Health Systems, Inc. (the “Company”) ask the board of directors (the “Board”) to take the steps necessary to adopt a “proxy access” bylaw. Such a by-law shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

(a)	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

(b)	give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

(c)	certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

PROPONENT’S SUPPORTING STATEMENT:

We believe proxy access is a fundamental shareholder right that will make directors more accountable and enhance shareholder value. A 2014 CFA Institute study concluded that proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption” and could raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)

The proposed terms are similar to those in vacated SEC Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf). The SEC, following extensive analysis and input from companies and investors, determined that those terms struck the proper balance of providing shareholders with a viable proxy access right while containing appropriate safeguards.

A similar proposal received 49.79% of votes cast at the Company’s 2015 annual meeting and similar bylaws have been adopted by more than 60 companies.

We urge shareholders to vote FOR this proposal.

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO PROPOSAL 5:

Our Board of Directors recommends a vote AGAINST the foregoing proposal for the following reasons:

The Company is committed to strong corporate governance practices, including accountability to our stockholders. We have a robust stockholder engagement program and each year we interact with our stockholders through stockholder engagement activities on a variety of issues, including those related to corporate governance. We believe our stockholder engagement program contributes to and strengthens the ability of our Board to act in the best interests of the Company and its stockholders.

At our 2015 annual meeting, a similar proxy access stockholder proposal was presented to our stockholders, and such stockholder proposal did not receive the approval of a majority of the votes cast. Consistent with these voting results, we do not believe there is a current consensus among our stockholders on this issue. Some of our largest stockholders have indicated to us that they oppose proxy access altogether. In addition, based on their proxy voting guidelines, several of our large institutional investors that do favor proxy access appear to have differing views as to how proxy access should be implemented, including differences in opinion as to the required ownership threshold for proposing a candidate and the percentage or number of directors that may be nominated.

We recognize that proxy access is an active topic of discussion among investors and companies. However, the landscape on proxy access continues to evolve. While some companies have adopted proxy access bylaws and some patterns have emerged, there are various differences in the terms of proxy access bylaws that have recently been adopted by U.S. public companies, including the extent to which there are limits on the number of stockholders that can be aggregated for purposes of making a proxy access nomination, the percentage or number of directors that may be nominated and the ramifications in following years if a proxy access nominee is or is not elected to the Board. In short, best practices and prevailing market norms are still evolving as companies and stockholders continue to consider proxy access.

In addition to the developing nature of proxy access, the proposal submitted by the proponent raises concerns about whether it properly balances the interests of all stockholders. For example, the proposal does not contain a restriction on the number of stockholders that would be permitted to form a group to nominate a proxy access candidate, whereas most companies that have adopted proxy access have imposed a reasonable limit on the size of a nominating group. The proposal also does not require that proxy access nominees disclose any compensation arrangements they have with the stockholders who nominate them or that the nominees qualify as independent.

We believe that the proposal submitted by the proponent takes a “one size fits all” approach to proxy access without considering the Company’s corporate governance practices, which, in addition to the Company’s robust stockholder engagement program, already provide stockholders with a meaningful opportunity to hold the Board accountable in the nomination and elections of directors. For example:

•	All of our directors are elected annually;

•	Directors are elected by a majority voting standard;

•	Stockholders are able to act by written consent in accordance with our bylaws;

•	We have no supermajority stockholder voting requirements in our certificate of incorporation or bylaws;

•	Stockholders are able to communicate directly with the Board on relevant topics, including Board composition and performance;

•	Stockholders may recommend prospective director candidates to the Governance and Nominating Committee, and such candidates would be evaluated and considered in the same manner as any other candidate; and

•	Stockholders may nominate director candidates by complying with existing advance notice bylaws provisions.

Moreover, we currently undertake a thorough director candidate selection and nomination process that is designed to ensure that the appropriate mix of experience, expertise, skills and diversity is represented on the Board. This process most recently resulted in the appointment of Dr. H. James Williams, a new independent director with diverse experience in finance, law and higher education, who serves as president of Mount St. Joseph University in Cincinnati, Ohio and formerly served as president of Fisk University in Nashville, Tennessee. Our stockholders have consistently supported directors nominated by our Board and have not found it necessary to advance opposing candidates in elections or even advance candidates for consideration by the Governance and Nominating Committee.

After a thorough consideration of this issue, we would note the following concerns about introducing proxy access into our existing corporate governance structure at this time:

•	Significantly Disrupting Company and Board Operations. With proxy access, contested director elections could become more frequent. Divisive proxy contests could be expensive and substantially disrupt our affairs and the effective functioning of our Board. The election of directors through proxy access could create factions on the Board, leading to dissension and delay, and thereby potentially preclude the Board’s ability to function effectively and serve the best interests of all our stockholders. Disagreement among directors may also lead to a greater risk of legal challenges.

•	Promoting the Influence of Special Interests. Proxy access could facilitate the nomination and election of special interest directors who seek to further the particular agendas of the stockholders who nominated them (and who may coordinate to increase their representation on the Board), rather than the interests of all stockholders and the Company’s long-term business goals. Moreover, a stockholder could use the threat of a contested election, which could be very expensive and disruptive to our company but virtually costless for the stockholder, to extract concessions from the Company relating to that stockholder’s special interests.

•	Disqualifying Highly Qualified Director Candidates from Serving. The prospect of routinely standing for election in a contested situation may deter highly qualified individuals from Board service. This prospect could also cause our incumbent directors to become excessively risk adverse, thereby impairing their ability to provide sound and prudent guidance with respect to all of our operations and interests.

Proxy access would represent a permanent fixture within our corporate governance framework. If proxy access is in the best interests of the Company, we believe it would be important to strike an appropriate balance between ensuring this right is actually practical for stockholders, while at the same time minimizing the potential for abuse and disruption. We believe that the proponent of the stockholder proposal has not demonstrated why proxy access is appropriate for the Company now, given our stockholder base and governance structure. Moreover, U.S. companies have had limited practical experience with proxy access, and uncertainty exists regarding how proxy access will be used or what unintended consequences may result from allowing or utilizing proxy access. A substantial majority of S&P 500 companies have not adopted proxy access, and we do not believe there is meaningful evidence at this time that proxy access would improve corporate governance or the Company’s long-term interests.

We believe that the most prudent course of action is to continue engaging with stockholders to listen to their varying perspectives on proxy access and to continue to monitor developing market practices so that the Board can make an informed decision regarding whether to implement proxy access and, if so, the terms on which it should be adopted. We believe this approach will help ensure any significant changes to our corporate governance framework are made in a reasoned and deliberate fashion that takes into account the full spectrum of stockholder interests and provides adequate time for the Company to learn from relevant experiences of other companies.

For the reasons discussed above, we do not believe it is in the best interests of the Company and its stockholders to implement proxy access at this time.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THE STOCKHOLDER PROPOSAL REGARDING STOCKHOLDER PROXY ACCESS DESCRIBED IN PROPOSAL 5.

MISCELLANEOUS

As of the date of this Proxy Statement, the Board has not received notice of, and does not intend to propose, any other matters for stockholder action. However, if any other matters are properly brought before the Meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment.

By Order of the Board of Directors,

Rachel A. Seifert
Executive Vice President, Secretary and General Counsel

Franklin, Tennessee

April 7, 2016

Annex A

Non-GAAP Financial Measures

This Proxy Statement contains non-GAAP financial measures that have adjusted or excluded items from the most directly comparable financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). The following is a discussion of the Company’s use of these non-GAAP financial measures and a reconciliation to their most directly comparable GAAP financial measure.

EBITDA, a non-GAAP financial measure, consists of net income attributable to Community Health Systems, Inc. before interest, income taxes, depreciation and amortization. Adjusted EBITDA, also a non-GAAP financial measure, is EBITDA adjusted to exclude (1) discontinued operations, (2) loss from early extinguishment of debt, (3) impairment of long-lived assets, (4) net income attributable to noncontrolling interests, (5) acquisition and integration expenses from the acquisition of HMA, (6) expenses incurred related to the planned spin-off of Quorum Health Corporation, (7) expenses related to government legal settlements and related costs (other than HMA legal proceedings underlying the CVR agreement), and (8) (income) expense from fair value adjustments related to the HMA legal proceedings accounted for at fair value underlying the CVR agreement and related legal expenses. The determination of adjusted EBITDA for fiscal year 2012 also excludes the impact of the resolution of an industry-wide governmental settlement and payment update relating to prior periods, as previously disclosed. Adjusted EBITDA Margin, also a non-GAAP financial measure, is the percentage obtained by dividing adjusted EBITDA by net operating revenue. The Company has from time to time sold noncontrolling interests in certain of its subsidiaries or acquired subsidiaries with existing noncontrolling interest ownership positions. The Company believes that it is useful to present adjusted EBITDA because it excludes the portion of EBITDA attributable to these third-party interests and clarifies for investors the Company’s portion of EBITDA generated by continuing operations. The Company uses adjusted EBITDA as a measure of liquidity. The Company has also presented adjusted EBITDA in this proxy because it believes it provides stockholders with additional information about the Company’s ability to incur and service debt and make capital expenditures. Adjusted EBITDA also aligns with a similar metric as defined in the Company’s senior secured credit facility, which is a key component in the determination of the Company’s compliance with some of the covenants under the Company’s senior secured credit facility, and is used to determine the interest rate and commitment fee payable under the senior secured credit facility (although adjusted EBITDA does not include all of the adjustments described in the senior secured credit facility).

Adjusted EBITDA is not a measurement of financial performance or liquidity under U.S. GAAP. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with U.S. GAAP. The items excluded from adjusted EBITDA are significant components in understanding and evaluating financial performance and liquidity. This calculation of adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

The following table reconciles adjusted EBITDA, as defined, to net cash provided by operating activities as derived directly from the consolidated financial statements (in millions):

	Year Ended December 31,
	2015	2014	2013	2012	2011
Adjusted EBITDA	$2,670	$2,777	$1,860	$1,937	$1,851
Interest expense, net	(973)	(972)	(613)	(621)	(643)
Provision for income taxes	(116)	(82)	(104)	(164)	(142)
Deferred income taxes	103	107	69	53	107
Loss from operations of entities sold or held for sale	(27)	(7)	(21)	(12)	(15)
Depreciation and amortization of discontinued operations	2	7	12	12	14
Stock-based compensation expense	59	54	38	41	43
Excess tax benefit relating to stock-based compensation	-	-	(7)	(4)	(5)
Other non-cash expenses, net	47	40	61	33	29
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Patient accounts receivable	(219)	(306)	(285)	(204)	(138)
Supplies, prepaid expenses and other current assets	(68)	28	(8)	(22)	(43)
Accounts payable, accrued liabilities and income taxes	(478)	147	76	246	246
Other	(79)	(178)	11	(15)	(42)

Net cash provided by operating activities	$921	$1,615	$1,089	$1,280	$1,262

A-1

Income per Diluted Share from continuing operations, excluding adjustments, is a non-GAAP financial measure. Income per Diluted Share from continuing operations, excluding adjustments, equals income from continuing operations, as reported, on a per share (diluted) basis, adjusted to exclude (1) loss from early extinguishment of debt, (2) accelerated amortization of software to be abandoned, (3) impairment of long-lived assets, (4) acquisition and integration expenses from the acquisition of HMA, (5) expenses related to government legal settlements and related costs (other than HMA legal proceedings underlying the CVR agreement), (6) income from fair value adjustments, net of legal expenses, related to the HMA legal proceedings underlying the CVR agreement, (7) expenses incurred related to the planned spin-off of Quorum Health Corporation and (8) for fiscal 2012, the impact of the resolution of an industry-wide governmental settlement and payment update relating to prior periods, as previously disclosed. The Company uses income from continuing operations per share (diluted), excluding adjustments to evaluate performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The Company believes that information about income from continuing operations per share (diluted) exclusive of these items is useful to investors, particularly where the impact of the excluded items is significant in relation to reported income from continuing operations, because the measure provides investors with an additional tool for comparing between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business.

Income from Continuing Operations per Share (diluted), excluding adjustments, is not a measurement of financial performance or liquidity under U.S. GAAP. It should not be considered in isolation or as a substitute for net income, operating income, income from continuing operations per share, or any other measure calculated in accordance with U.S. GAAP. The items excluded from Income from Continuing Operations per Share (diluted), excluding adjustments, are significant components in understanding and evaluating financial performance and liquidity. This non-GAAP financial measure may not be comparable to similarly titled measures reported by other companies.

The following table reconciles income from continuing operations, as reported, on a per share (diluted) basis to income from continuing operations on a per share (diluted) basis, with the adjustments noted above (total per share amounts may not add due to rounding):

	Year Ended December 31,
	2015	2014	2013	2012	2011
Income from continuing operations, as reported	$1.68	$1.32	$1.77	$3.09	$2.95
Adjustments:
Loss from early extinguishment of debt	0.09	0.40	0.01	0.81	0.46
Amortization of software to be abandoned	-	0.42	-	-	-
Impairment of long-lived assets	0.36	0.22	0.07	0.07	-
Expenses related to the acquisition and integration of HMA	-	0.38	0.09	-	-
Government settlement and related costs	0.02	0.57	0.67	0.22	0.11
Income from fair value adjustments, net of legal expenses, related to cases covered by the CVR agreement	0.05	(0.03)	-	-	-
Expenses related to the planned spin-off of Quorum Health Corporation	0.09	-	-	-	-
Net impact of industry-wide governmental settlement and payment update relating to prior periods	-	-	-	(0.51)	-

Income from continuing operations, excluding adjustments	$2.29	$3.29	$2.62	$3.68	$3.52

A-2

Annex B

Community Health Systems, Inc.

2009 STOCK OPTION AND AWARD PLAN

(As Adopted March 24, 2009 and Amended and Restated March 18, 2011, March 20, 2013, March 19, 2014 and March 16, 2016)

1.	Purpose.

The purpose of this Plan is to strengthen Community Health Systems, Inc., a Delaware corporation (the “Company”), and its Subsidiaries by providing a retention tool and an incentive to its and their employees, officers, consultants and directors, and thereby encouraging them to devote their abilities and industry to the success of the Company’s and its Subsidiaries’ business enterprises. It is intended that this purpose be achieved by extending to employees (including future employees who have received a formal written offer of employment), officers, consultants and directors of the Company and its Subsidiaries an added long-term incentive for high levels of performance and unusual efforts through the grant of Incentive Stock Options, Non-qualified Stock Options, Stock Appreciation Rights, Performance Units, Performance Shares, Share Awards, Restricted Stock and Restricted Stock Units (as each term is herein defined).

2.	Definitions.

For purposes of the Plan:

2.1        “2000 Stock Option and Award Plan” means the Community Health Systems, Inc. 2000 Stock Option and Award Plan, as amended and restated March 20, 2013.

2.2        “Affiliate” means any entity, directly or indirectly, controlled by, controlling or under common control with the Company or any corporation or other entity acquiring, directly or indirectly, all or substantially all the assets and business of the Company, whether by operation of law or otherwise.

2.3        “Agreement” means the written agreement between the Company and an Optionee or Grantee evidencing the grant of an Option or Award and setting forth the terms and conditions thereof.

2.4        “Award” means a grant of an Option, Restricted Stock, a Restricted Stock Unit, a Stock Appreciation Right, a Performance Award, a Share Award or any or all of them.

2.5        “Board” means the Board of Directors of the Company.

2.6        “Cause” means, except as otherwise set forth herein or in an applicable Agreement,

(a)        in the case of an Optionee or Grantee whose employment with the Company or a Subsidiary is subject to the terms of an employment agreement between such Optionee or Grantee and the Company or Subsidiary, which employment agreement includes a definition of “Cause”, the term “Cause” as used in this Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and

(b)        in all other cases, (i) intentional failure to perform reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of duties, (iii) involvement in a transaction in connection with the performance of duties to the Company or any of its Subsidiaries which transaction is adverse to the interests of the Company or any of its Subsidiaries and which is engaged in for personal profit or (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses); provided, however, that following a Change in Control clause (i) of this Section 2.6(b) shall not constitute “Cause.”

2.7        “Change in Capitalization” means any increase or reduction in the number of Shares, or any change (including, but not limited to, in the case of a spin-off, dividend or other distribution in respect of Shares, a change in value) in the Shares or exchange of Shares for a different number or kind of shares or other securities of the Company or another corporation, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, extraordinary cash dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise.

2.8        A “Change in Control” shall mean the occurrence of any of the following, unless otherwise determined by the Committee in the applicable Agreement or other written agreement approved by the Committee:

(a)        An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the then outstanding Shares or the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred pursuant to this Section 2.8(a), Shares or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (ii) the Company or any Related Entity, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(b)        The individuals who, as of the Restatement Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board or, following a Merger (as hereinafter defined) which results in a Parent Corporation (as hereinafter defined), the board of directors of the ultimate Parent Corporation; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of the actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(c)        The consummation of:

(i)          A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger where:

(A)        the stockholders of the Company immediately before such Merger own directly or indirectly immediately following such Merger at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the corporation resulting from such Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a “Parent Corporation”), or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and

(B)        the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

(ii)          A complete liquidation or dissolution of the Company; or

(iii)          The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose or the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, (A) a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities which increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur; and (B) unless otherwise provided in the applicable Agreement, with respect to any Award constituting a “deferral of compensation” subject to Section 409A of the Code, solely for purposes of determining the timing of a payment pursuant to the Agreement, a Change in Control shall mean a “change in the ownership” of the Company, a “change in the effective control” of the Company, or a “change in the ownership of a substantial portion of the assets” of the Company as such terms are defined in Section 1.409A-3(i)(5) of the Treasury Regulations.

If an Optionee’s or Grantee’s employment is terminated by the Company without Cause prior to the date of a Change in Control but the Optionee or Grantee reasonably demonstrates that the termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which has been threatened or proposed, such termination shall be deemed to have occurred after a Change in Control for purposes of this Plan provided a Change in Control shall actually have occurred.

2.9      “Code” means the Internal Revenue Code of 1986, as amended.

2.10      “Committee” means a committee, as described in Section 3.1, appointed by the Board from time to time to administer the Plan and to perform the functions set forth herein.

2.11      “Company” means Community Health Systems, Inc.

2.12      “Director” means a director of the Company.

2.13      “Disability” means, unless otherwise defined in an Agreement:

(a)        in the case of an Optionee or Grantee whose employment with the Company or a Subsidiary is subject to the terms of an employment agreement between such Optionee or Grantee and the Company or Subsidiary, which employment agreement includes a definition of “Disability”, the term “Disability” as used in this Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect;

(b)        in the case of an Optionee or Grantee to whom Section 2.13(a) does not apply and who participates in the Company’s long-term disability plan, if any, the term “Disability” as used in such plan; or

(c)        in all other cases, a physical or mental infirmity which impairs the Optionee’s or Grantee’s ability to perform substantially all his or her duties for a period of ninety-one (91) consecutive days.

2.14      “Division” means any of the operating units or divisions of the Company designated as a Division by the Committee.

2.15      “Dividend Equivalent Right” means a right to receive all or some portion of the cash dividends that are or would be payable with respect to Shares; provided, that subject to Section 12, no Dividend Equivalent Rights shall be granted with respect to unexercised Options or Stock Appreciation Rights.

2.16      “Eligible Individual” means any of the following individuals who is designated by the Committee as eligible to receive Options or Awards subject to the conditions set forth herein: (a) any Director or Employee, (b) any individual to whom the Company or a Subsidiary has extended a formal, written offer of employment, or (c) any consultant or advisor of the Company or a Subsidiary.

2.17      “Employee” means any person, including an officer (whether or not also a director) in the regular full-time employment of the Company or any of its Subsidiaries, but excludes, in the case of an Incentive Stock Option, an employee of any Subsidiary that is not a “subsidiary corporation” of the Company as defined in Code Section 424(f).

2.18      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.19      “Fair Market Value” on any date, unless otherwise determined by the Committee, means the closing sales prices of the Shares on such date on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if such Shares are not so listed or admitted to trading, the closing sales prices of the Shares as reported by the Nasdaq Stock Market at the close of the primary trading session on such dates and, in either case, if the Shares were not traded on such date, on the next preceding day on which the Shares were traded. In the event that Fair Market Value cannot be determined in a manner described above, the Fair Market Value shall be the value established by the Board in good faith.

2.20      For purposes of this Plan,

(a)        “Good Reason” shall mean, unless otherwise provided in an Agreement, the occurrence after a Change in Control of any of the following events or conditions:

(i)        a change in the Optionee’s or Grantee’s status, title, position or responsibilities (including reporting responsibilities) which, in the Optionee’s or Grantee’s reasonable judgment, represents an adverse change from the Optionee’s or Grantee’s status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Optionee or Grantee of any duties or responsibilities which, in the Optionee’s or Grantee’s reasonable judgment, are inconsistent with the Optionee’s or Grantee’s status, title, position or responsibilities; or any removal of the Optionee or Grantee from or failure to reappoint or reelect the Optionee or Grantee to any of such offices or positions, except in connection with the termination of the Optionee’s or Grantee’s employment for Disability, Cause, as a result of the Optionee’s or Grantee’s death or by the Optionee or Grantee other than for Good Reason;

(ii)        a reduction in the Optionee’s or Grantee’s annual base salary below the amount as in effect immediately prior to the Change in Control;

(iii)        the relocation of the offices of the Optionee’s or Grantee’s place of employment to a location more than twenty-five (25) miles from the location of such employment immediately prior to such Change in Control, or requiring the Grantee to be based anywhere other than such offices, except to the extent the Grantee was not previously assigned to a principal location and except for required travel on business to the extent substantially consistent with the Optionee’s or Grantee’s business travel obligations at the time of the Change in Control;

(iv)        the failure to pay to the Optionee or Grantee any portion of the Optionee’s or Grantee’s current compensation or to pay to the Optionee or Grantee any portion of an installment of deferred compensation under any deferred compensation program of the Company or any of its Subsidiaries in which the Optionee or Grantee participated, within seven (7) days of the date such compensation is due;

(v)        the failure to (A) continue in effect (without reduction in benefit level, and/or reward opportunities) any material compensation or employee benefit plan in which the Optionee or Grantee was participating immediately prior to the Change in Control, unless a substitute or replacement plan has been implemented which provides substantially identical compensation or benefits to the Optionee or Grantee or (B) provide the Optionee or Grantee with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other compensation or employee benefit plan, program and practice in which the Optionee or Grantee was participating immediately prior to the Change in Control; or

(vi)        the failure of the Company to obtain from its successors or assigns the express assumption and agreements required under Section 13 hereof.

(b)        Any event or condition described in Section 2.20(a)(i), (ii), (iii), (iv), or (vi) which occurs at any time prior to the date of a Change in Control and (1) which occurred after the Company entered into a definitive agreement, the consummation of which would constitute a Change in Control or (2) which the Optionee or Grantee reasonably demonstrates was at the request of a third party who has indicated an intention or has taken steps reasonably calculated to effect a Change in Control, shall constitute Good Reason for purposes of this Agreement, notwithstanding that it occurred prior to a Change in Control.

2.21      “Grantee” means a person to whom an Award has been granted under the Plan.

2.22      “Grant Price” means the price established at the time of a grant of a Stock Appreciation Right used to determine whether there is any payment due upon exercise of the Stock Appreciation Right.

2.23      “Incentive Stock Option” means an Option satisfying the requirements of Section 422 of the Code and designated by the Committee as an Incentive Stock Option.

2.24      “Non-Employee Director” means a Director who is not an employee of the Company.

2.25      “Non-qualified Stock Option” means an Option which is not an Incentive Stock Option.

2.26      “Option” means a Non-qualified Stock Option, an Incentive Stock Option or either or both of them.

2.27      “Optionee” means a person to whom an Option has been granted under the Plan.

2.28      “Outside Director” means a director of the Company who is an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

2.29      “Parent” means any corporation which is a parent corporation within the meaning of Section 424(e) of the Code with respect to the Company.

2.30      “Performance Awards” means Performance Units, Performance Shares or either or both of them.

2.31      “Performance-Based Compensation” means any Option or Award that is intended to constitute “qualified performance based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

2.32      “Performance Cycle” means the time period specified by the Committee at the time Performance Awards are granted during which the performance of the Company, a Subsidiary or a Division will be measured.

2.33      “Performance Objectives” has the meaning set forth in Section 9.

2.34      “Performance Shares” means Shares issued or transferred to an Eligible Individual under Section 9.

2.35      “Performance Units” means performance units granted to an Eligible Individual under Section 9.

2.36      “Plan” means Community Health Systems, Inc. 2009 Stock Option and Award Plan, as amended and restated from time to time.

2.37      “Restricted Stock” means Shares issued or transferred to an Eligible Individual pursuant to Section 8.1.

2.38      “Restricted Stock Unit” means rights granted to an Eligible Individual under Section 8.2 representing a number of hypothetical Shares.

2.39      “Share Award” means an Award of Shares granted pursuant to Section 10.

2.40      “Shares” means shares of the Common Stock of the Company, par value $.01 per share, and any other securities into which such shares are changed or for which such shares are exchanged.

2.41      “Stock Appreciation Right” means a right to receive all or some portion of the increase in the value of the Shares as provided in Section 7 hereof.

2.42      “Subsidiary” means (i) except as provided in subsection (ii) below, any corporation which is a subsidiary corporation within the meaning of Section 424(f) of the Code with respect to the Company, and (ii) in relation to the eligibility to receive Options or Awards other than Incentive Stock Options and continued employment for purposes of Options and Awards (unless the Committee determines otherwise), any entity, whether or not incorporated, in which the Company directly or indirectly owns 50% or more of the outstanding equity or other ownership interests.

2.43      “Successor Corporation” means a corporation, or a Parent or Subsidiary thereof within the meaning of Section 424(a) of the Code, which issues or assumes a stock option in a transaction to which Section 424(a) of the Code applies.

2.44      “Ten-Percent Stockholder” means an Eligible Individual, who, at the time an Incentive Stock Option is to be granted to him or her, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, a Parent or a Subsidiary.

3.	Administration.

3.1      The Plan shall be administered by the Committee, which shall hold meetings at such times as may be necessary for the proper administration of the Plan. The Committee shall keep minutes of its meetings. If the Committee consists of more than one (1) member, a quorum shall consist of not fewer than two (2) members of the Committee and a majority of a quorum may authorize any action. Any decision or determination reduced to writing and signed by a majority of all of the members of the Committee shall be as fully effective as if made by a majority vote at a meeting duly called and held. The Committee shall consist of at least one (1) Director and may consist of the entire Board; provided, however, that (A) with respect to any Option or Award granted to an Eligible Individual who is subject to Section 16 of the Exchange Act, the Committee shall consist of at least two (2) Directors each of whom shall be a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and (B) to the extent necessary for any Option or Award intended to qualify as Performance-Based Compensation to so qualify, the Committee shall consist of at least two (2) Directors, each of whom shall be an Outside Director. For purposes of the preceding sentence, if any member of the Committee fails to qualify as either a non-employee director (within the meaning of subsection (A) above) or an Outside Director, but recuses himself or herself or abstains from voting with respect to a particular action taken by the Committee, then the Committee, with respect to that action, shall be deemed to consist only of the members of the Committee who have not recused themselves or abstained from voting. Subject to applicable law, the Committee may delegate its authority under the Plan to any other person or persons.

3.2        No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder. The Company hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering this Plan or in authorizing or denying authorization to any transaction hereunder.

3.3        Subject to the express terms and conditions set forth herein, the Committee shall have the power from time to time to:

(a)        determine those Eligible Individuals to whom Options shall be granted under the Plan and the number of such Options to be granted, prescribe the terms and conditions (which need not be identical) of each such Option, including the exercise price per Share, the vesting schedule and the duration of each Option, and make any amendment or modification to any Option Agreement consistent with the terms of the Plan;

(b)        select those Eligible Individuals to whom Awards shall be granted under the Plan, determine the number of Shares in respect of which each Award is granted, the terms and conditions (which need not be identical) of each such Award, and make any amendment or modification to any Award Agreement consistent with the terms of the Plan;

(c)        construe and interpret the Plan and the Options and Awards granted hereunder, establish, amend and revoke rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Agreement, in the manner and to the extent it shall deem necessary or advisable, including so that the Plan and the operation of the Plan comply with Rule 16b-3 under the Exchange Act, the Code to the extent applicable and other applicable law, and otherwise make the Plan fully effective. All decisions and determinations by the Committee in the exercise of this power shall be final, binding and conclusive upon the Company, its Subsidiaries, the Optionees and Grantees, and all other persons having any interest therein;

(d)        determine the duration and purposes for leaves of absence which may be granted to an Optionee or Grantee on an individual basis without constituting a termination of employment or service for purposes of the Plan;

(e)        exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan; and

(f)        generally, exercise such powers and perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

3.4        The Committee may delegate to one or more officers of the Company the authority to grant Options or Awards to Eligible Individuals (other than to himself or herself) and/or determine the number of Shares subject to each Option or Award (by resolution that specifies the total number of Shares subject to the Options or Awards that may be awarded by the officer and the terms of any such Options or Awards, including the exercise price), provided that such delegation is made in accordance with the Delaware General Corporation Law and with respect to Options and Awards that are not intended to qualify as Performance-Based Compensation and that are not made to executive officers of the Company covered by Rule 16b-3 under the Exchange Act.

4.	Shares Subject to the Plan; Grant Limitations.

4.1        Shares Subject to the Plan. The maximum number of Shares that may be made the subject of Options and Awards granted under the Plan is the sum of:

(a)        5,000,000 Shares added to the Plan as a result of the amendment and restatement effective on the Restatement Effective Date; and

(b)        1,114,842 Shares remaining in the Plan as of March 16, 2016;

(c)        for a total of 6,114,842 Shares, less any Shares subject to Options or Awards granted after March 16, 2016.

The Company shall reserve for the purposes of the Plan, out of its authorized but unissued Shares or out of Shares held in the Company’s treasury, or partly out of each, such number of Shares as shall be determined by the Board. No further grants may be made under the 2000 Stock Option and Award Plan, but Options and Awards made under the 2000 Stock Option and Award Plan shall remain outstanding in accordance with their terms.

4.2        Shares Returned to the Plan. Whenever any outstanding Option or Award or portion thereof granted pursuant to the 2000 Stock Option and Award Plan and outstanding as of March 16, 2016 would have again been available for grant as an Option or Award pursuant to Section 4.3 of the 2000 Stock Option and Award Plan as in effect on March 20, 2013, the number of Shares allocable to the expired, canceled, forfeited, settled or otherwise terminated portion of such Option or Award, determined in accordance with Section 4.3 of the 2000 Stock Option and Award Plan, shall be added to the maximum number of Shares available to be granted as Options or Awards granted hereunder.

4.3        Grant Limitations. The following grant limitations shall apply when making Awards pursuant to the Plan:

(a)        No Eligible Individual (other than a Non-Employee Director) may be granted Options in respect of more than 1,000,000 Shares, or Options or Awards in the aggregate in respect of more than 1,000,000 Shares, in any calendar year;

(b)        No Non-Employee Director may be granted Options in respect of more than 100,000 Shares in any calendar year, or Options or Awards in the aggregate in respect of more than 100,000 Shares in any calendar year, and the maximum grant date fair value of all Awards granted during any calendar year to a single Non-Employee Director shall not exceed $1,000,000;

(c)        In no event shall more than an aggregate of 30,000 Shares be issued upon the exercise of Incentive Stock Options granted under the Plan.

4.4        Fungible Plan Design. Upon the granting of an Option or an Award, the number of Shares available under Section 4.1 for the granting of further Options and Awards shall be reduced as follows:

(a)        In connection with the granting of an Option or an Award, the number of Shares shall be reduced by the number of Shares in respect of which the Option or Award is granted or denominated.

(b)        Stock Appreciation Rights to be settled in Shares shall be counted in full against the number of Shares available for award under the Plan, regardless of the number of Shares issued upon settlement of the Stock Appreciation Right.

(c)        Notwithstanding the foregoing, Awards granted in the form of Restricted Stock (including Restricted Stock Units), Share-settled Performance Awards and other Awards that are granted as “full value awards” shall reduce the number of Shares that may be the subject to Options and Awards under the Plan by 1.52 Shares for each Share subject to such an Award.

4.5        Whenever any outstanding Option or Award or portion thereof expires, is canceled, is forfeited, is settled in cash or is otherwise terminated for any reason without having been exercised or Shares having been issued in respect of the Option or Award (or such portion thereof to which the expiration, forfeiture, cash settlement or other termination occurs), the Shares allocable to the expired, canceled, forfeited, cash-settled or otherwise terminated portion of the Option or Award may again be the subject of Options or Awards granted hereunder. With regard to Awards referred to in Section 4.4(c), for each Share subject to an Award that is cancelled, forfeited, settled in cash or other otherwise terminated as provided in the foregoing sentence, 1.52 Shares may again be the subject of Options or Awards under the Plan. Notwithstanding the foregoing, the following events shall not result in any increase in Shares available for issuance of Options or Awards under the Plan or such Shares again becoming available for issuance of Options or Awards:

(a)        Withholding of Shares to pay Taxes on any Option or Award,

(b)        The excess of the number of Shares subject to any stock-settled Stock Appreciation Rights over the number of Shares actually issued in settlement thereof,

(c)        Tendering of Shares to pay for Option exercise prices or Withholding Taxes (i.e., net settlement of Shares), and

(d)        The purchase of Shares on the open market as a result of Option exercises.

4.6        Unless otherwise determined by the Committee, in no event shall an Option or Award to a Participant other than a Non-Employee Director not subject to performance-based conditions have a vesting schedule resulting in such Option or Award vesting in full prior to the third anniversary of the grant date. For purposes of clarity, this restriction will not prohibit any Option or Award from having partial vesting dates prior to the third anniversary of the grant date in accordance with a proportionate vesting schedule determined at the discretion of the Committee, so long as such Option or Award does not vest in full prior to the third anniversary of the grant date.

5.	Option Grants for Eligible Individuals.

5.1        Authority of Committee. Subject to the provisions of the Plan, the Committee shall have full and final authority to select those Eligible Individuals who will receive Options, and the terms and conditions of the grant to such Eligible Individuals shall be set forth in an Agreement. Incentive Stock Options may be granted only to Eligible Individuals who are employees of the Company or any Subsidiary.

5.2        Exercise Price. The purchase price or the manner in which the exercise price is to be determined for Shares under each Option shall be determined by the Committee and set forth in the Agreement; provided, however, that the exercise price per Share under each Non-qualified Stock Option and each Incentive Stock Option shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (110% in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder).

5.3        Maximum Duration. Options granted hereunder shall be for such term as the Committee shall determine, provided that an Incentive Stock Option shall not be exercisable after the expiration of ten (10) years from the date it is granted (five (5) years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) and a Non-qualified Stock Option shall not be exercisable after the expiration of ten (10) years from the date it is granted; provided, however, that unless the Committee provides otherwise, an Option (other than an Incentive Stock Option) may, upon the death of the Optionee prior to the expiration of the Option, be exercised for up to one (1) year following the date of the Optionee’s death even if such period extends beyond ten (10) years from the date the Option is granted. The Committee may, subsequent to the granting of any Option, extend the term thereof, but in no event shall the term as so extended exceed the maximum term provided for in the preceding sentence.

5.4        Vesting. Subject to Section 5.10, each Option shall become exercisable in such installments (which need not be equal) and at such times as may be designated by the Committee and set forth in the Agreement. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option expires. The Committee may accelerate the exercisability of any Option or portion thereof at any time.

5.5        Deferred Delivery of Option Shares. The Committee may, in its discretion, permit Optionees to elect to defer the issuance of Shares upon the exercise of one or more Non-qualified Stock Options granted pursuant to the Plan. The terms and conditions of such deferral shall be determined at the time of the grant of the Option or thereafter and shall be set forth in the Agreement evidencing the Option.

5.6        Limitations on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined as of the date of the grant) of Shares with respect to which

Incentive Stock Options granted under the Plan and “incentive stock options” (within the meaning of Section 422 of the Code) granted under all other plans of the Company or its Subsidiaries (in either case determined without regard to this Section 5.6) are exercisable by an Optionee for the first time during any calendar year exceeds $100,000, such Incentive Stock Options shall be treated as Non-qualified Stock Options. In applying the limitation in the preceding sentence in the case of multiple Option grants, Options which were intended to be Incentive Stock Options shall be treated as Non-qualified Stock Options according to the order in which they were granted such that the most recently granted Options are first treated as Non-qualified Stock Options.

5.7        Non-Transferability. No Option shall be transferable by the Optionee otherwise than by will or by the laws of descent and distribution or, in the case of an Option other than an Incentive Stock Option, pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act), and an Option shall be exercisable during the lifetime of such Optionee only by the Optionee or his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may set forth in the Agreement evidencing an Option (other than an Incentive Stock Option), at the time of grant or thereafter, that the Option may be transferred to members of the Optionee’s immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which such family members and/or trusts are the only partners, and for purposes of this Plan, a transferee of an Option shall be deemed to be the Optionee. For this purpose, immediate family means the Optionee’s spouse, parents, children, stepchildren and grandchildren and the spouses of such parents, children, stepchildren and grandchildren. The terms of an Option shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Optionee.

5.8        Method of Exercise. The exercise of an Option shall be made only by a written notice delivered in person or by mail, or by such other means acceptable to the Committee and communicated to an Optionee, to the Secretary of the Company at the Company’s principal executive office, specifying the number of Options to be exercised and, to the extent applicable, accompanied by payment therefor and otherwise in accordance with the Agreement pursuant to which the Option was granted; provided, however, that Options may not be exercised by an Optionee following a hardship distribution to the Optionee to the extent such exercise is prohibited under the Community Health Systems, Inc. 401(k) Plan. The exercise price for any Shares purchased pursuant to the exercise of an Option shall be paid in either of the following forms (or any combination thereof): (a) cash or (b) the transfer, either actually or by attestation, to the Company of Shares owned by the Optionee prior to the exercise of the Option, such transfer to be upon such terms and conditions as determined by the Committee or (c) a combination of cash and the transfer of Shares; provided, however, that the Committee may determine that the exercise price shall be paid only in cash. In addition, Options may be exercised through a registered broker-dealer or directly with the Company pursuant to such cashless exercise procedures which are, from time to time, deemed acceptable by the Committee. Any Shares transferred to the Company as payment of the exercise price under an Option shall be valued at their Fair Market Value on the day of exercise of such Option. If requested by the Committee, the Optionee shall deliver the Agreement evidencing the Option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreement to the Optionee. No fractional Shares (or cash in lieu thereof) shall be issued upon exercise of an Option and the number of Shares that may be purchased upon exercise shall be rounded to the nearest number of whole Shares.

5.9        Rights of Optionees. No Optionee shall be deemed for any purpose to be the owner of any Shares subject to any Option unless and until (a) the Option shall have been exercised pursuant to the terms thereof, (b) the Company shall have issued and delivered Shares to the Optionee, and (c) the Optionee’s name shall have been entered as a stockholder of record on the books of the Company or otherwise evidenced by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated agent. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such Shares, subject to such terms and conditions as may be set forth in the applicable Agreement.

5.10        Effect of Change in Control. Section 13(b) shall control the treatment of any Options outstanding at the time of a Change in Control. Except as otherwise provided by the Committee, any Options that are exercisable as of a Change in Control shall remain exercisable for a period ending not before the earlier of (x) the six (6) month anniversary of the Change in Control or (y) the expiration of the stated term of the Option.

6.	Limitations on Repricing.

Notwithstanding anything in the Plan to the contrary, except as permitted or required by the provisions of Sections 12 or 13 hereof, neither the Board nor the Committee shall have the power to (i) lower the Option Price of an Option after it is granted, (ii) lower the Grant Price of a Stock Appreciation Right after it is granted, (iii) cancel an Option when the exercise price thereof exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award or grant substitute Options with a lower exercise price than the cancelled Options, (iv) cancel a Stock Appreciation Right when the Grant Price exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award, or grant substitute Stock Appreciation Rights with a lower Grant Price than the cancelled Award, or (v) take any other action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded, in each case without the approval of the Company’s stockholders.

7.	Stock Appreciation Rights.

The Committee may in its discretion, either alone or in connection with the grant of an Option, grant Stock Appreciation Rights in accordance with the Plan, the terms and conditions of which shall be set forth in an Agreement. If granted in connection with an Option, a Stock Appreciation Right shall cover the same Shares covered by the Option (or such lesser number of Shares as the Committee may determine) and shall, except as provided in this Section 7, be subject to the same terms and conditions as the related Option.

7.1        Time of Grant. A Stock Appreciation Right may be granted (a) at any time if unrelated to an Option, or (b) if related to an Option, either at the time of grant or at any time thereafter during the term of the Option.

7.2        Stock Appreciation Right Related to an Option.

(a)        Exercise. A Stock Appreciation Right granted in connection with an Option shall be exercisable at such time or times and only to the extent that the related Option is exercisable, and will not be transferable except to the extent the related Option may be transferable. A Stock Appreciation Right granted in connection with an Incentive Stock Option shall be exercisable only if the Fair Market Value of a Share on the date of exercise exceeds the exercise price specified in the related Incentive Stock Option Agreement. In no event shall a Stock Appreciation Right related to an Option have a term of greater than ten (10) years.

(b)        Amount Payable. Upon the exercise of a Stock Appreciation Right related to an Option, the Grantee shall be entitled to receive an amount determined by multiplying (i) the excess of the Fair Market Value of a Share on the date of exercise of such Stock Appreciation Right over the per Share exercise price under the related Option, by (ii) the number of Shares as to which such Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the Agreement evidencing the Stock Appreciation Right at the time it is granted.

(c)        Treatment of Related Options and Stock Appreciation Rights Upon Exercise. Upon the exercise of a Stock Appreciation Right granted in connection with an Option, the Option shall be canceled to the extent of the number of Shares as to which the Stock Appreciation Right is exercised, and upon the exercise of an Option granted in connection with a Stock Appreciation Right, the Stock Appreciation Right shall be canceled to the extent of the number of Shares as to which the Option is exercised or surrendered.

7.3        Stock Appreciation Right Unrelated to an Option. The Committee may grant to Eligible Individuals Stock Appreciation Rights unrelated to Options. Stock Appreciation Rights unrelated to Options shall contain such terms and conditions as to exercisability (subject to Section 7.7), vesting and duration as the Committee shall determine, but in no event shall they have a term of greater than ten (10) years. The Committee shall establish the Grant Price at the time each Stock Appreciation Right unrelated to an Option is granted, which shall not be less than the Fair Market Value of a Share on the date the Stock Appreciation Right is granted. Upon exercise of a Stock Appreciation Right unrelated to an Option, the Grantee shall be entitled to receive an amount determined by multiplying (a) the excess of the Fair Market Value of a Share on the date of exercise of such Stock Appreciation Right over the Grant Price of the Stock Appreciation Right, by (b) the number of Shares as to which the Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the Agreement evidencing the Stock Appreciation Right at the time it is granted.

7.4        Non-Transferability. No Stock Appreciation Right shall be transferable by the Grantee otherwise than by will or by the laws of descent and distribution or pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act), and such Stock Appreciation Right shall be exercisable during the lifetime of such Grantee only by the Grantee or his or her guardian or legal representative. The terms of such Stock Appreciation Right shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Grantee.

7.5        Method of Exercise. Stock Appreciation Rights shall be exercised by a Grantee only by a written notice delivered in person or by mail, or by such other means acceptable to the Committee and communicated to the Grantee, to the Secretary of the Company at the Company’s principal executive office, specifying the number of Shares with respect to which the Stock Appreciation Right is being exercised. If requested by the Committee, the Grantee shall deliver the Agreement evidencing the Stock Appreciation Right being exercised and the Agreement evidencing any related Option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreement to the Grantee.

7.6        Form of Payment. Payment of the amount determined under Sections 7.2(b) or 7.3 may be made in the discretion of the Committee solely in whole Shares in a number determined at their Fair Market Value on the date of exercise of the Stock Appreciation Right, or solely in cash, or in a combination of cash and Shares. If the Committee decides to make full payment in Shares and the amount payable results in a fractional Share, payment for the fractional Share will be made in cash.

7.7        Effect of Change in Control. Section 13(b) shall control the treatment of any Stock Appreciation Rights outstanding at the time of a Change in Control. Except as otherwise provided by the Committee, any Stock Appreciation Rights that are exercisable as of a Change in Control shall remain exercisable for a period ending not before the earlier of (x) the six (6) month anniversary of the Change in Control or (y) the expiration of the stated term of the Stock Appreciation Right.

8.	Restricted Stock and Restricted Stock Units.

8.1        Restricted Stock. The Committee may grant Awards to Eligible Individuals of Restricted Stock, which shall be evidenced by an Agreement between the Company and the Grantee. Each Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine and (without limiting the generality of the foregoing) such Agreements may require that an appropriate legend be placed on Share certificates. The Committee may, in its discretion, provide that a Participant’s ownership of Restricted Stock prior to the lapse of any transfer restrictions or any other applicable restrictions shall, in lieu of such certificates, be evidenced by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated agent in the name of the Participant who has received such Award, and confirmation and account statements sent to the Participant with respect to such book entry Shares may bear the restrictive legend referenced in the preceding sentence. Such records of the Company or such agent shall, absent manifest error, be binding on all Participants who receive Restricted Stock Awards evidenced in such manner. Awards of Restricted Stock shall be subject to the terms and provisions set forth below in this Section 8.1.

(a)        Rights of Grantee. Subject to the foregoing provisions concerning book entry issuance, Shares of Restricted Stock granted pursuant to an Award hereunder shall be issued in the name of the Grantee as soon as reasonably practicable after the Award is granted provided that the Grantee has executed an Agreement evidencing the Award, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Shares. If a Grantee shall fail to execute the Agreement evidencing a Restricted Stock Award, or any documents which the Committee may require within the time period prescribed by the Committee at the time the Award is granted, the Award shall be null and void. At the discretion of the Committee, Shares issued in connection with a Restricted Stock Award shall be deposited together with the stock powers with an escrow agent (which may be the Company) designated by the Committee. Unless the Committee determines otherwise and as set forth in the Agreement, upon delivery of the Shares to the escrow agent, the Grantee shall have all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

(b)        Non-Transferability. Until all restrictions upon the Shares of Restricted Stock awarded to a Grantee shall have lapsed in the manner set forth in Section 8.1(c), such Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

(c)        Lapse of Restrictions.

(i)        Generally. Restrictions upon Shares of Restricted Stock awarded hereunder shall lapse at such time or times and on such terms and conditions as the Committee may determine. The Agreement evidencing the Award shall set forth any such restrictions.

(ii)        Effect of Change in Control. Section 13(b) shall control the treatment of any Shares of Restricted Stock then outstanding in the event of a Change in Control.

(d)        Treatment of Dividends. At the time an Award of Shares of Restricted Stock is granted, the Committee may, in its discretion, determine that the payment to the Grantee of dividends, or a specified portion thereof, declared or paid on such Shares by the Company shall be (a) deferred until the lapsing of the restrictions imposed upon such Shares and (b) held by the Company for the account of the Grantee until such time. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in Shares (which shall be held as additional Shares of Restricted Stock) or held in cash. If deferred dividends are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends in respect of Shares of Restricted Stock (whether held in cash or as additional Shares of Restricted Stock), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Shares in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Shares of Restricted Stock shall be forfeited upon the forfeiture of such Shares.

(e)        Delivery of Shares. Upon the lapse of the restrictions on Shares of Restricted Stock, the Committee shall cause a stock certificate to be delivered to the Grantee with respect to such Shares, free of all restrictions hereunder (or, in the case of book entry Shares, such restrictions and legend shall be removed from the confirmation and account statements delivered to the Participant or the Participant’s beneficiary or estate, as the case may be, in book-entry form).

8.2        Restricted Stock Units. The Committee may grant to Eligible Individuals Awards of Restricted Stock Units, which shall be evidenced by an Agreement. Each such Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine. Awards of Restricted Stock Units shall be subject to the terms and provisions set forth below in this Section 8.2.

(a)        Payment of Awards. Each Restricted Stock Unit shall represent the right of a Grantee to receive a payment upon vesting of the Restricted Stock Unit or on any later date specified by the Committee equal to the Fair Market Value of a Share as of the date the Restricted Stock Unit was granted, the vesting date or such other date as determined by the Committee at the time the Restricted Stock Unit was granted. The Committee may, at the time a Restricted Stock Unit is granted, provide a limitation on the amount payable in respect of each Restricted Stock Unit and may provide for Dividend Equivalent Rights with respect to such Award; provided, that no Dividend Equivalent Rights shall be paid except to the extent the underlying Restricted Stock Unit is paid or settled. The Committee may provide for the settlement of Restricted Stock Units in cash or with Shares having a Fair Market Value equal to the payment to which the Grantee has become entitled.

(b)        Effect of Change in Control. Section 13(b) shall control the treatment of any Restricted Stock Units then outstanding in the event of a Change in Control.

9.	Performance Awards.

9.1        Performance Units. The Committee, in its discretion, may grant Awards of Performance Units to Eligible Individuals, the terms and conditions of which shall be set forth in an Agreement between the Company and the Grantee; provided that, no Eligible Individual may be granted Performance Awards in the aggregate in respect of more than 1,000,000 Shares in any calendar year. Contingent upon the attainment of specified Performance Objectives within the Performance Cycle, Performance Units represent the right to receive payment as provided in Section 9.1(b) of (i) the Fair Market Value of a Share on the date the Performance Unit was granted, the date the Performance Unit became vested or any other date specified by the Committee or (ii) a percentage (which may be more than 100%) of the amount described in clause (i) depending on the level of Performance Objective attainment; provided, however, that the Committee may at the time a Performance Unit is granted specify a maximum amount payable in respect of a vested Performance Unit. Each Agreement shall specify the number of Performance Units to which it relates, the Performance Objectives which must be satisfied in order for the Performance Units to vest and the Performance Cycle within which such Performance Objectives must be satisfied. At the time a Performance Unit is granted, the Committee may provide for Dividend Equivalent Rights with respect to such Award; provided, that no Dividend Equivalent Rights shall be paid except to the extent the underlying Performance Unit is paid or settled.

(a)        Vesting and Forfeiture. Subject to Sections 9.3(c) and 9.4, a Grantee shall become vested with respect to the Performance Units to the extent that the Performance Objectives set forth in the Agreement are satisfied for the Performance Cycle.

(b)        Payment of Awards. Subject to Section 9.3(c), payment to Grantees in respect of vested Performance Units shall be made as soon as practicable after the last day of the Performance Cycle to which such Award relates unless the Agreement evidencing the Award provides for the deferral of payment, in which event the terms and conditions of the deferral shall be set forth in the Agreement. Subject to Section 9.4, such payments may be made entirely in Shares valued at their Fair Market Value, entirely in cash, or in such combination of Shares and cash as the Committee in its discretion shall determine at any time prior to such payment, provided, however, that if the Committee in its discretion determines to make such payment entirely or partially in Shares of Restricted Stock, the Committee must determine the extent to which such payment will be in Shares of Restricted Stock and the terms of such Restricted Stock at the time the Award is granted.

9.2        Performance Shares. The Committee, in its discretion, may grant Awards of Performance Shares to Eligible Individuals, the terms and conditions of which shall be set forth in an Agreement between the Company and the Grantee. Each Agreement may require that an appropriate legend be placed on Share certificates. Awards of Performance Shares shall be subject to the following terms and provisions:

(a)        Rights of Grantee. The Committee shall provide at the time an Award of Performance Shares is made the time or times at which the actual Shares represented by such Award shall be issued in the name of the Grantee; provided, however, that no Performance Shares shall be issued until the Grantee has executed an Agreement evidencing the Award, the appropriate blank stock powers and, in the discretion of the

Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Performance Shares. If a Grantee shall fail to execute the Agreement evidencing an Award of Performance Shares, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require within the time period prescribed by the Committee at the time the Award is granted, the Award shall be null and void. At the discretion of the Committee, Shares issued in connection with an Award of Performance Shares shall be deposited together with the stock powers with an escrow agent (which may be the Company) designated by the Committee. Alternatively, the Committee may, in its discretion, provide that Performance Shares shall be evidenced by the book entry procedures set forth in Section 8.1. Except as restricted by the terms of the Agreement, upon delivery of the Shares to the escrow agent, or the book entry of such Shares, the Grantee shall have, in the discretion of the Committee, all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

(b)        Non-Transferability. Until any restrictions upon the Performance Shares awarded to a Grantee shall have lapsed in the manner set forth in Section 9.2(c) or 9.4, such Performance Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated, nor shall they be delivered to the Grantee. The Committee may also impose such other restrictions and conditions on the Performance Shares, if any, as it deems appropriate.

(c)        Lapse of Restrictions. Subject to Sections 9.3(c) and 9.4, restrictions upon Performance Shares awarded hereunder shall lapse and such Performance Shares shall become vested at such time or times and on such terms, conditions and satisfaction of Performance Objectives as the Committee may, in its discretion, determine at the time an Award is granted.

(d)        Treatment of Dividends. The payment to the Grantee of dividends, or a specified portion thereof, declared or paid on Shares represented by an Award of Performance Shares which have been issued by the Company to the Grantee shall be (i) deferred until the lapsing of the restrictions imposed upon such Performance Shares and (ii) held by the Company or its agent for the account of the Grantee until such time. The Committee shall determine whether such dividends are to be reinvested in shares of Stock (which shall be held as additional Performance Shares) or held in cash. If deferred dividends are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends in respect of Performance Shares (whether held in cash or in additional Performance Shares), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Performance Shares in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Performance Shares shall be forfeited upon the forfeiture of such Performance Shares.

(e)        Delivery of Shares. Upon the lapse of the restrictions on Performance Shares awarded hereunder, the Committee shall cause a stock certificate to be delivered to the Grantee with respect to such Shares, free of all restrictions hereunder, or in the case of book entry Shares, such restrictions and legend shall be removed from the confirmation and account statements delivered to the Participant or the Participant’s beneficiary or estate, as the case may be.

9.3         Performance Objectives.

(a)        Establishment. Performance Objectives for Performance Awards may be expressed in terms of (i) earnings per Share, (ii) net revenue, (iii) adjusted EBITDA (iv) Share price, (v) pre-tax profits, (vi) net earnings, (vii) return on equity or assets, (viii) operating income, (ix) EBITDA margin, (x) EBITDA margin improvement, (xi) bad debt expense, (xii) cash receipts, (xiii) uncompensated care expense, (xiv) days in net revenue in net patient accounts receivable, (xv) gross income, (xvi) net income (before or after taxes), (xvii) cash flow; (xviii) gross profit, (xix) gross profit return on investment, (xx) gross margin return on investment, (xxi) gross margin; (xxii) operating margin, (xxiii) working capital, (xxiv) earnings before interest and taxes, (xxv) return on capital, (xxvi) return on invested capital, (xxvii) revenue growth, (xxviii) annual recurring revenues, (xxix) recurring revenues, (xxx) total shareholder return, (xxxi) economic value added, (xxxii) specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee in its sole discretion, (xxxiii) reduction in operating expenses, or (xxxiv) any combination of the foregoing. Performance Objectives may be in respect of the performance of the Company, any of its Subsidiaries, any of its Divisions or any combination thereof. Performance Objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. The Performance Objectives with respect to a Performance Cycle shall be established in writing by the Committee by the earlier of (x) the date on which a quarter of the Performance Cycle has elapsed or (y) the date which is ninety (90) days after the commencement of the Performance Cycle, and in any event while the performance relating to the Performance Objectives remain substantially uncertain.

(b)        Effect of Certain Events. At the time of the granting of a Performance Award, or at any time thereafter, in either case to the extent permitted under Section 162(m) of the Code and the regulations thereunder without adversely affecting the treatment of the Performance Award as Performance-Based Compensation, the Committee may provide for the manner in which performance will be measured against the Performance Objectives (or may adjust the Performance Objectives) to reflect the impact of specified corporate transactions, accounting or tax law changes and other extraordinary, unusual or nonrecurring events.

(c)        Determination of Performance. Prior to the vesting, payment, settlement or lapsing of any restrictions with respect to any Performance Award that is intended to constitute Performance-Based Compensation made to a Grantee who is subject to Section 162(m) of the Code, the Committee shall certify in writing that the applicable Performance Objectives have been satisfied to the extent necessary for such Award to qualify as Performance Based Compensation.

9.4        Effect of Change in Control. Section 13(b) shall control the treatment of any Performance Units then outstanding in the event of a Change in Control.

9.5        Non-Transferability. Until the vesting of Performance Units or the lapsing of any restrictions on Performance Shares, as the case may be, such Performance Units or Performance Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

10.	Share Awards.

The Committee may grant a Share Award to any Eligible Individual on such terms and conditions as the Committee may determine in its sole discretion. Share Awards may be made as additional compensation for services rendered by the Eligible Individual or may be in lieu of cash or other compensation to which the Eligible Individual is entitled from the Company.

11.	Effect of a Termination of Employment.

The Agreement evidencing the grant of each Option and each Award shall set forth the terms and conditions applicable to such Option or Award upon a termination or change in the status of the employment of the Optionee or Grantee by the Company, a Subsidiary or a Division (including a termination or change by reason of the sale of a Subsidiary or a Division), which shall be as the Committee may, in its discretion, determine at the time the Option or Award is granted or thereafter.

12.	Adjustment Upon Changes in Capitalization.

(a)        In the event of a Change in Capitalization, the Committee shall conclusively determine the appropriate adjustments, if any, to (i) the maximum number and class of Shares or other stock or securities with respect to which Options or Awards may be granted under the Plan, (ii) the number and class of Shares or other stock or securities which are subject to outstanding Options or Awards granted under the Plan and the exercise price therefor, if applicable, and (iii) the Performance Objectives.

(b)        Any such adjustment in the Shares or other stock or securities (a) subject to outstanding Incentive Stock Options (including any adjustments in the exercise price) shall be made in such manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent permitted by Sections 422 and 424 of the Code or (b) subject to outstanding Options or Awards that are intended to qualify as Performance-Based Compensation shall be made in such a manner as not to adversely affect the treatment of the Options or Awards as Performance-Based Compensation. In addition, (a) no adjustment to any Option or Award that is not subject to Section 409A of the Code shall be made in a manner that would subject the Option or Award to Section 409A of the Code and (b) any adjustment to an Option or Award that is subject to Section 409A of the Code shall be made only in a manner and to the extent permitted by Section 409A of the Code.

(c)        If, by reason of a Change in Capitalization, a Grantee of an Award shall be entitled to, or an Optionee shall be entitled to exercise an Option with respect to, new, additional or different shares of stock or securities of the Company or any other corporation, such new, additional or different shares shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the Shares subject to the Award or Option, as the case may be, prior to such Change in Capitalization.

13.	Effect of Certain Transactions; Effect of Change in Control.

(a)        Effect of Certain Transactions. Subject to Sections 5.10, 7.7, 8.2(b) and 9.4 or as otherwise provided in an Agreement, in the event of (a) the liquidation or dissolution of the Company or (b) a merger or consolidation of the Company (a “Transaction”), the Plan and the Options and Awards issued hereunder shall continue in effect in accordance with their respective terms, except that following a Transaction either (i) each outstanding Option or Award shall be treated as provided for in the agreement entered into in connection with the Transaction or (ii) if not so provided in such agreement, each Optionee and Grantee shall be entitled to receive in respect of each Share subject to any outstanding Options or Awards, as the case may be, upon exercise of any Option or payment or transfer in respect of any Award, the same number and kind of stock, securities, cash, property or other consideration that each holder of a Share was entitled to receive in the Transaction in respect of a Share; provided, however, that such stock, securities, cash, property, or other consideration shall remain subject to all of the conditions, restrictions and performance criteria which were applicable to the Options and Awards prior to such Transaction. For the avoidance of doubt, the Committee may, without the consent of any Optionee or Grantee, provide for the cancellation of outstanding Awards in connection with a Transaction in exchange for the payment in cash or property equal in value to the Fair Market Value of the Shares underlying such Awards, less, in the case of Options (and Stock Appreciation Rights), the aggregate exercise price (or Grant Price) thereof; provided that Options with an aggregate exercise price that is equal to or in excess of the aggregate Fair Market Value of the Shares underlying such Options, and Stock Appreciation Rights whose Grant Price is equal to or in excess of the Fair Market Value of a Share to which such Stock Appreciation Rights relate, may be cancelled in connection with such Transaction without any consideration being paid in respect thereof. The treatment of any Option or Award as provided in this Section 13(a) shall be conclusively presumed to be appropriate for purposes of Section 12.

(b)        Effect of Change in Control. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control, the following provisions of this Section 13(b) shall apply except to the extent an Option or Award Agreement provides for a different treatment (in which case the Option or Award Agreement shall govern and this Section 13(b) shall not be applicable):

(i)        If and to the extent that outstanding Options or Awards under the Plan (A) are assumed by the successor corporation (or affiliate thereto) or continued or (B) are replaced with equity awards that preserve the existing value of the Options or Awards at the time of the Change in Control and provide for subsequent payout in accordance with a vesting schedule and Performance Objectives, as applicable, that are the same or more favorable to the Participants than the vesting schedule and Performance Objectives applicable to the Options or Awards, then all such Options or Awards or such substitutes thereof shall remain outstanding and be governed by their respective terms and the provisions of the Plan, subject to Section 13(b)(iv) below.

(ii)        If and to the extent that outstanding Options or Awards under the Plan are not assumed, continued or replaced in accordance with Section 13(b)(i) above, then upon the Change in Control the following treatment (referred to as “Change-in-Control Treatment”) shall apply to such Options or Awards: (A) outstanding Options and Stock Appreciation Rights shall immediately vest and become exercisable; (B) the restrictions and other conditions applicable to outstanding Restricted Shares, Restricted Stock Units and Stock Awards, including vesting requirements, shall immediately lapse; such Awards shall be free of all restrictions and fully vested; and, with respect to Restricted Stock Units, shall be payable immediately in accordance with their terms or, if later, as of the earliest permissible date under Code Section 409A; and (C) outstanding Performance Awards granted under the Plan shall immediately vest and shall become immediately payable in accordance with their terms as if the Performance Objectives have been achieved at the target performance level.

(iii)        If and to the extent that outstanding Options or Awards under the Plan are not assumed, continued or replaced in accordance with Section 13(b)(i) above, then in connection with the application of the Change-in-Control Treatment set forth in Section 13(b)(ii) above, the Board may, in its sole discretion, provide for cancellation of such outstanding Awards at the time of the Change in Control in which case a payment of cash, property or a combination thereof shall be made to each such Optionee or Grantee upon the consummation of the Change in Control that is determined by the Board in its sole discretion and that is at least equal to the excess (if any) of the value of the consideration that would be received in such Change in Control by the holders of the Company’s securities relating to such Options or Awards over the exercise or purchase price (if any) for such Options or Awards (except that, in the case of an Option or Stock Appreciation Right, such payment shall be limited as necessary to prevent the Option or Stock Appreciation Right from being subject to the excise tax under Code Section 409A).

(iv)        If and to the extent that (A) outstanding Options or Awards are assumed, continued or replaced in accordance with Section 13(b)(i) above and (B) a Optionee’s or Grantee’s employment with, or performance of services for, the Company or any of its Subsidiaries or successors is terminated by the Company or such Subsidiary or successor for any reasons other than Cause or by such Optionee or Grantee for Good Reason, in each case, within the two-year period commencing on the Change in Control, then, as of the date of such Participant’s termination, the Change-in-Control Treatment set forth in Section 13(b)(ii) above shall apply to all assumed or replaced Options or Awards of such Participant then outstanding.

(v)        Outstanding Options or Stock Appreciation Rights that are assumed, continued or replaced in accordance with Section 13(b)(i) may be exercised by the Optionee or Grantee in accordance with the applicable terms and conditions of such Option or Award as set forth in the applicable Agreement or elsewhere; provided, however, that Options or Stock Appreciation Rights that become exercisable in accordance with Section 13(b)(iv) may be exercised until the expiration of the original full term of such Option or Stock Appreciation Right notwithstanding the other original terms and conditions of such Award, to the extent allowed without such Option or Stock Appreciation Right becoming subject to the excise tax under Code Section 409A.

14.	Interpretation.

Following the required registration of any equity security of the Company pursuant to Section 12 of the Exchange Act:

(a)        The Plan is intended to comply with Rule 16b-3 promulgated under the Exchange Act and the Committee shall interpret and administer the provisions of the Plan or any Agreement in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

(b)        Unless otherwise expressly stated in the relevant Agreement, each Option, Stock Appreciation Right and Performance Award granted under the Plan is intended to be Performance-Based Compensation. The Committee shall not be entitled to exercise any discretion otherwise authorized hereunder with respect to such Options or Awards if the ability to exercise such discretion or the exercise of such discretion itself would cause the compensation attributable to such Options or Awards to fail to qualify as Performance-Based Compensation.

(c)        To the extent that any legal requirement of Section 16 of the Exchange Act or Section 162(m) of the Code as set forth in the Plan ceases to be required under Section 16 of the Exchange Act or Section 162(m) of the Code, that Plan provision shall cease to apply.

15.	Termination and Amendment of the Plan or Modification of Options and Awards.

15.1      Plan Amendment or Termination. The Plan shall terminate on the day preceding the tenth anniversary of the Restatement Effective Date and no Option or Award may be granted thereafter. The Board may sooner terminate the Plan and the Board, subject to Section 7, may at any time and from time to time amend, modify or suspend the Plan; provided, however, that:

(a)        no such amendment, modification, suspension or termination shall impair or adversely alter any Options or Awards theretofore granted under the Plan, except with the written consent of the applicable Optionee or Grantee, nor shall any amendment, modification, suspension or termination deprive any Optionee or Grantee of any Shares which he or she may have acquired through or as a result of the Plan; and

(b)        to the extent necessary under any applicable law, regulation or exchange requirement with which the Committee determines it is necessary or desirable for the Company to comply, no amendment shall be effective unless approved by the stockholders of the Company in accordance with any such law, regulation or exchange requirement.

15.2      Modification of Options and Awards. No modification of an Option or Award shall adversely alter or impair any rights or obligations under the Option or Award without the written consent of the Optionee or Grantee, as the case may be.

16.	Non-Exclusivity of the Plan.

The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

17.	Limitation of Liability.

As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

(a)        give any person any right to be granted an Option or Award other than at the sole discretion of the Committee;

(b)        give any person any rights whatsoever with respect to Shares except as specifically provided in the Plan;

(c)        limit in any way the right of the Company or any Subsidiary to terminate the employment of any person at any time; or

(d)        be evidence of any agreement or understanding, expressed or implied, that the Company will employ any person at any particular rate of compensation or for any particular period of time.

18.	Regulations and Other Approvals; Governing Law.

18.1        Except as to matters of federal law, the Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles thereof.

18.2        The obligation of the Company to sell or deliver Shares with respect to Options and Awards granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

18.3        The Board may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority, or to obtain for Eligible Individuals granted Incentive Stock Options the tax benefits under the applicable provisions of the Code and regulations promulgated thereunder.

18.4        Each Option and Award is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Option or Award or the issuance of Shares, no Options or Awards shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions as acceptable to the Committee.

18.5        Notwithstanding anything contained in the Plan or any Agreement to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act and Rule 144 or other regulations thereunder. The Committee may require any individual receiving Shares pursuant to an Option or Award granted under the Plan, as a condition precedent to receipt of such Shares, to represent and warrant to the Company in writing that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under the Securities Act or pursuant to an exemption applicable under the Securities Act or the rules and regulations promulgated thereunder. The certificates evidencing any such Shares shall be appropriately amended or have an appropriate legend placed thereon to reflect their status as restricted securities as aforesaid.

18.6        Compliance With Section 409A. All Options and Awards granted under the plan are intended either not to be subject to Section 409A of the Code or, if subject to Section 409A of the Code, to be administered, operated and construed in compliance with Section 409A of the Code and any guidance issued thereunder. Notwithstanding this or any other provision of the Plan to the contrary, the Committee may amend the Plan or any Option or Award granted hereunder in any manner, or take any other action, that it determines, in its sole discretion, is necessary, appropriate or advisable to cause the Plan or any Option or Award granted hereunder to comply with Section 409A and any guidance issued thereunder.

In the event that it is reasonably determined by the Board or Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code; which, if the Participant is a “specified employee” within the meaning of the Section 409A, generally shall be the first day following the six-month period beginning on the date of Participant’s termination of employment. Any such action, once taken, shall be deemed to be effective from the earliest date necessary to avoid a violation of Section 409A and shall be final, binding and conclusive on all Eligible Individuals and other individuals having or claiming any right or interest under the Plan. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. The Company shall not be liable to any Participant for any tax, interest, or penalties that Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

19.	Miscellaneous.

19.1        Forfeiture and Clawback Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Options and Awards granted under the Plan, the Committee shall have the right to provide, in an Agreement, or to require a Participant to agree by separate written or electronic instrument at or after grant, that all Options and Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of any Option or Award or upon the receipt or resale of any Shares underlying the Option or Award) will be subject to repayment or reimbursement to the extent set forth in any recoupment or clawback provisions which may be included in any such Agreement or separate instrument. In addition, without limiting the foregoing, any Option or Award granted pursuant to this Plan shall be subject to repayment or reimbursement by the Participant to the Company (i) to the extent provided in the Company’s current “Clawback Policy,” as it may be amended from time to time, (ii) to the extent that Participant in the future becomes subject to any other recoupment or clawback policy hereafter adopted by the Company, including any such policy (or amended version of the Company’s current Clawback Policy) adopted by the Company to comply with the requirements of any applicable laws, rules or regulations, including pursuant to final SEC rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (iii) to the extent provided under any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including the Sarbanes-Oxley Act of 2002.

19.2        Multiple Agreements. The terms of each Option or Award may differ from other Options or Awards granted under the Plan at the same time or at some other time. The Committee may also grant more than one Option or Award to a given Eligible Individual during the term of the Plan, either in addition to, or in substitution for, one or more Options or Awards previously granted to that Eligible Individual.

19.3        Beneficiary Designation. Each Optionee or Grantee may, from time to time, name one or more individuals (each, a “Beneficiary”) to whom any benefit under the Plan is to be paid or who may exercise any rights of the Optionee or Grantee under any Option or Award granted under the Plan in the event of the Optionee’s or Grantee’s death before he or she receives any or all of such benefit or exercises such Option. Each such designation shall revoke all prior designations by the same Optionee or Grantee, shall be in a form prescribed by the Company, and will be effective only when filed by the Optionee or Grantee in writing with the Company during the Optionee’s or Grantee’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Optionee’s or Grantee’s death and rights to be exercised following the Optionee’s or Grantee’s death shall be paid to or exercised by the Optionee’s or Grantee’s estate.

19.4        Withholding of Taxes.

(a)        At such times as an Optionee or Grantee recognizes taxable income in connection with the receipt of Shares or cash hereunder (a “Taxable Event”), the Optionee or Grantee shall pay to the Company an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company in connection with the Taxable Event (the “Withholding Taxes”) prior to the issuance, or release from escrow, of such Shares or the payment of such cash. The Company shall have the right to deduct from any payment of cash to an Optionee or Grantee an amount equal to the Withholding Taxes in satisfaction of the obligation to pay Withholding Taxes. The Committee may provide in an Agreement evidencing an Option or Award at the time of grant or thereafter that the Optionee or Grantee, in satisfaction of the obligation to pay Withholding Taxes to the Company, may elect to have withheld a portion of the Shares issuable to him or her pursuant to the Option or Award having an aggregate Fair Market Value equal to the Withholding Taxes. In the event Shares are withheld by the Company to satisfy any obligation to pay Withholding Taxes, such Shares shall be retired and cancelled and shall not thereafter be available to grant an Option or Award with respect thereto. In determining the procedures by which Shares will be withheld for Withholding Taxes, to the extent required to avoid the Company’s incurring an adverse accounting charge, the amount of any Shares so withheld shall not exceed the amount necessary to satisfy Withholding Taxes determined using the minimum statutory withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income.

(b)        If an Optionee makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Optionee pursuant to the exercise of an Incentive Stock Option within the two-year period commencing on the day after the date of the grant or within the one-year period commencing on the day after the date of transfer of such Share or Shares to the Optionee pursuant to such exercise, the Optionee shall, within ten (10) days of such disposition, notify the Company thereof, by delivery of written notice to the Company at its principal executive office.

19.5        Effective Date. The effective date of this Plan shall be March 16, 2016 (the “Restatement Effective Date”), subject only to the approval by the holders of a majority of the securities of the Company entitled to vote thereon, in accordance with the applicable laws, within twelve (12) months of the adoption of the Plan by the Board.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
COMMUNITY HEALTH SYSTEMS, INC. 4000 MERIDIAN BOULEVARD FRANKLIN, TN 37067	If you would like to reduce the costs as well as the environmental impact of mailing proxy materials, we encourage you to consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
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E02577-P76292                     KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COMMUNITY HEALTH SYSTEMS, INC.

The Board of Directors recommends you vote FOR the election of the following nominees:

1.	Election of Directors	For	Against	Abstain
Nominees:

	1a. W. Larry Cash	☐	☐	☐

	1b. John A. Clerico	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

	1c. James S. Ely III	☐	☐	☐	2.	Proposal to approve the compensation of the Company’s named executive officers.	☐	☐	☐

	1d. John A. Fry	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:

	1e. William Norris Jennings, M.D.	☐	☐	☐	3.	Proposal to approve the amendment and restatement of the Community Health Systems, Inc. 2009 Stock Option and Award Plan, which was approved by the Board of Directors as of March 16, 2016, subject to stockholder approval.	☐	☐	☐
	1f. Julia B. North	☐	☐	☐
	1g. Wayne T. Smith	☐	☐	☐
	1h. H. Mitchell Watson, Jr.	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:
	1i. H. James Williams, Ph.D.	☐	☐	☐	4.	Proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐

The Board of Directors recommends you vote AGAINST the following proposal:

					5.	Stockholder proposal regarding proxy access.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders:

The Notice and Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

E02578-P76292

COMMUNITY HEALTH SYSTEMS, INC.

Annual Meeting of Stockholders

May 17, 2016 8:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Wayne T. Smith and Rachel A. Seifert, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Community Health Systems, Inc., (the “Company”) to be held at The St. Regis Hotel, located at Two East 55th Street, 5th Avenue, New York, New York 10022 on Tuesday, May 17, 2016, at 8:00 a.m., local time, and at any adjournments or postponements thereof (the “Meeting”).

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side